                                                                     EXHIBIT (c)

                COMPLETE APPRAISAL IN A
                SELF-CONTAINED REPORT

                SAN JUAN DEL CENTRO APARTMENTS
                3100 34th Street
                Boulder, CO 80301

                PREPARED FOR:
                Mr. Andrew S. Agetstein
                Apartment Investment and Management Company
                1740 N Street, NW
                Washington, DC 20036

                EFFECTIVE DATE OF THE APPRAISAL:
                January 14, 2005

                INTEGRA REALTY RESOURCES - DENVER
                File Number: 113-2004-0415

                                   [PICTURE]

                         SAN JUAN DEL CENTRO APARTMENTS
                                   BOULDER, CO

[INTEGRA LETTERHEAD]

July 15, 2005

Mr. Andrew S. Agetstein
Apartment Investment and Management Company
1740 N Street, NW
Washington, DC 20036

SUBJECT: San Juan Del Centro Apartments
         3100 34th Street
         Boulder, CO 80301
         Integra Denver File No. 113-2004-0414

Dear Mr. Agetstein:

In accordance with your request, we have completed a thorough inspection and analysis of the above-captioned property. The property is currently encumbered by a 'Regulatory Agreement For Limited Distribution Mortgagors Under Section 236 of the National Housing Act' and a 'Housing Assistance Payment Contract Under
Section 8 of the U.S. Department of Housing and Urban Development (HUD)'. Per your request, we are valuing the property without consideration to these contracts. Thus, we are estimating the fee simple market value as of January 14, 2005 which coincides with the date of inspection.

The appraisal analyses, opinions, and conclusions were developed, and this appraisal has been prepared in conformity with the requirements of the Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) as adopted by the Appraisal Foundation.

The subject property is an existing 150-unit rental apartment complex completed in 1971. The improvements consist of 13 two-story buildings with a wood and brick exterior. The subject apartment buildings are located on a 10.84-acre tract of land in the City and County of Boulder. The buildings feature four floor plans consisting of one to four bedrooms with one and one and a half bath units, with units sizes ranging from 567 to 1,107 square feet. The property is 100% leased on an economic basis. The property is 96% occupied on physical basis, with six units currently in the process of turnover. According to the property manager, occupancy has been at 100% for several years, with a waiting list for occupancy.

All pertinent data which we have gathered and our methods of estimating the value are summarized in the report. Additional supporting data are contained in our files and are available for your review.

                                   [IRR LOGO]

 2000 S. Colorado Blvd, Suite 10800 - Denver, Co 80222 - Phone: 303-300-3320 -
                               Fax: 303-300-3789

[INTEGRA LETTERHEAD]

Mr. Andrew S. Agetstein
Apartment Investment and Management Company
July 15, 2005
Page 2

We have estimated a reasonable exposure time for the subject of up to nine months. The effective date of value is January 14, 2005. Our opinion of the fee simple market value using market rents and expenses as of this date is:

                              SEVEN MILLION DOLLARS
                                  ($7,000,000)

The preceding value conclusion is subject to the following Extraordinary
Assumption:

1. Per the request of the client, we have valued the property utilizing market rent and expenses and not the set contract rents as established by the two existing HUD contracts. The property value would be substantially lower using these set contract rents.

If you have any questions or contents, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA REALTY RESOURCES - DENVER

/s/ Timothy E. Baltakis                                 /s/ Jessie Salazar
---------------------------------------                 ----------------------
Timothy E. Baltakis, MAI                                Jessie Salazar
Director                                                Analyst
Certified General Real Estate Appraiser
Colorado Certificate #CG00001732

SAN JUAN DEL CENTRO APARTMENTS                                 TABLE OF CONTENTS

TABLE OF CONTENTS

                                                                                          PAGE NO.
TABLE OF CONTENTS...............................................................             1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS........................................             2
GENERAL INFORMATION.............................................................             4
     Identification of Subject..................................................             4
     History of the Subject Property............................................             4
     Scope of Appraisal.........................................................             5
ECONOMIC ANALYSIS...............................................................             6
     Overview of the Denver/Boulder Metropolitan Area...........................             6
     Market Area Analysis.......................................................            17
     Apartment Market Analysis..................................................            23
PROPERTY ANALYSIS...............................................................            33
     Description and Analysis of the Land.......................................            33
     Description and Analysis of the Improvements...............................            37
     Real Estate Tax Analysis...................................................            44
     Highest and Best Use Analyses..............................................            46
VALUATION ANALYSIS..............................................................            48
     Valuation Methodology......................................................            48
     Land Value Analysis........................................................            49
     Sales Comparison Approach..................................................            57
     Income Capitalization Approach.............................................            76
     Reconciliation and Final Value Estimate....................................           101
     Exposure Time and Marketing Period.........................................           103
CERTIFICATION...................................................................           105
ASSUMPTIONS AND LIMITING CONDITIONS.............................................           107
ADDENDA
     Rent Roll..................................................................        Addendum A
     Operating Statements.......................................................        Addendum B
     Definitions................................................................        Addendum C
     Legal Description..........................................................        Addendum D
     Qualifications of Appraisers...............................................        Addendum E

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

SAN JUAN DEL CENTRO APARTMENTS          SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:                   San Juan Del Centro Apartments
                                 3100 34th Street
                                 Boulder, CO 80301

LOCATION:                        Northern Section of the City of Boulder

LEGAL DESCRIPTION:               A tract of land situated in the South 1/2 of
                                 Section 20, T.1N., R. 70 W., of the 6th
                                 Principal Meridian, Boulder County, State of
                                 Colorado. (see Addenda for complete
                                 description)

ASSESSOR'S SCHEDULE NUMBERS:     Parcel No. 146320408001

OWNERSHIP:                       San Juan Del Centro, LP

PROPERTY TYPE:                   Apartment complex

IMPROVEMENT DESCRIPTION:

     USE:                        Rental apartments

     YEAR OF CONSTRUCTION:       1971

     NO. OF UNITS:               150

     RENTABLE AREA:              Approximately 124,506 square feet

     BUILDINGS:                  13, two-story buildings

LAND DESCRIPTION:

     SIZE:                       10.84 acres

     TOPOGRAPHY:                 Generally flat

     ZONING:                     MR-D, Boulder

INTEREST APPRAISED:              Fee simple estate using market rents and
                                 expenses

PURPOSE OF THE APPRAISAL:        The purpose of this analysis is to estimate the
                                 market value of the fee simple estate of the subject property, AS UNENCUMBERED by the current Section 8 HAP Agreement and Section 236
                                 Regulatory Agreement that are currently in place. This appraisal report has been prepared in accordance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the
                                 Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation.

USE OF THE APPRAISAL:            This report is for AIMCO's internal use.
                                 This report is intended for the exclusive use of AIMCO, its subsidiaries and/or affiliates.

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SAN JUAN DEL CENTRO APARTMENTS         SUMMARY OF SALIENT FACTS AND CONCLUSIONS

HIGHEST AND BEST USE:

     AS VACANT:                        Investment land parcel
     AS IMPROVED:                      Existing apartment use

EFFECTIVE DATE OF VALUE:               January 14, 2005
DATE OF INSPECTION:                    January 14, 2004
DATE OF REPORT:                        July 15, 2005

MARKET VALUE INDICATIONS

     LAND VALUE                        $1,800,000
     SALES COMPARISON APPROACH         $6,900,000
     INCOME CAPITALIZATION APPROACH    $7,000,000

FINAL VALUE INDICATION                 $7,000,000

REASONABLE EXPOSURE TIME:              Up to 9 months
REASONABLE MARKETING PERIOD:           Up to 9 months

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SAN JUAN DEL CENTRO APARTMENTS                               GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

     The subject, San Juan Del Centro Apartments, is an existing 150-unit rental apartment building completed in 1971. The property is used for low-income housing, and the rents are subsidized under the United States Housing Assistance Program (HAP). The property consists of thirteen two-story buildings that are of wood frame construction with a wood and brick exterior, and is located on a 10.84-acre tract of land, in the northern section of the City and County of Boulder. The property address is 3100 34th Street, City and County of Boulder, 80301. The building features four floor plans consisting of one to four bedroom units with one and one and a half baths averaging 830 square feet. The property is identified by parcel number 146-32-0408-001 by the City and County of Boulder.

     The subject is currently operated as both Section 8 and Section 236 housing under HUD. The Section 8 program is governed by a Housing Assistance Payment (HAP) contract between HUD and the owner, which is renewed on an annual basis.

     The Section 236 program is a mortgage program that provides for special government funding that allows for the provision of government subsidized interest reduction payments for interest due on the mortgage loan per an IRP Agreement, which functions together with and is concurrent to the
     Section 236 Regulatory Agreement. Like a Section 8 contract, the 236 contract restricts rents for all 150 units.

HISTORY OF THE SUBJECT PROPERTY

     The subject property is located in an urban area of northern Boulder. According to the documents submitted by ownership, the property was acquired in December of 1984 by the current ownership, San Juan Del Centro, LP. Since that time, the subject has been used for subsidized low-income housing, governed by the Section 8 HAP and Section 236 Regulatory Agreements under HUD.

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SAN JUAN DEL CENTRO APARTMENTS                               GENERAL INFORMATION

SCOPE OF APPRAISAL

   The scope of the appraisal encompasses the necessary research and analysis to prepare a report in accordance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation.

In regard to the subject property, this involved the following steps:

     1.   The property was inspected on January 14, 2005.

     2. A study of the residential market and the apartment market in particular, in the metropolitan Boulder area has been made to analyze the economic conditions impacting the subject property.

     3. The subject property data was based upon information supplied by the owner. Other subject property data was compiled from public records from the City and County of Boulder, and from a physical inspection of the property.

     4. In estimating the highest and best use of the property, an analysis was made of data compiled in the three steps noted above. In addition, a study of the apartment market in the City and County of Boulder and the competitive area has been made to analyze the economic conditions impacting the subject property.

     5. In developing the approaches to value, the market data used were collected from Integra Realty Resources-Denver office files, realtors, or persons knowledgeable in the subject property marketplace and the municipal offices of the City and County of Boulder.

     6. After assembling and analyzing the data defined in the scope of the appraisal, the final estimates of market value were made.

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

ECONOMIC ANALYSIS

OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

  MARKET AREA AND LOCATION

    The Denver Primary Metropolitan Statistical Area (PMSA) includes the six counties of Denver, Adams, Arapahoe, Douglas, Jefferson and Broomfield. Broomfield is a new county created in November 2001 from sections of Adams, Jefferson, Weld and Boulder Counties. In this analysis, some of the statistics are quoted to include the Boulder County PMSA, which is closely integrated with the Denver PMSA.

    The Denver PMSA and Boulder PMSA cover more than 4,500 square miles on the eastern edge of the Front Range of the Rocky Mountains. Downtown Denver is at an elevation of 5,280 feet above sea level. A map of the Denver Metropolitan Area appears on the following page.

  POPULATION

    The combined population of the Denver PMSA and Boulder PMSA as of January 1, 2003, was estimated at 2,596,827(1) and accounts for over half of the State's 4.5 million people. The table below shows population estimates by county and the rate of change between 1990 and 2004.

                          DENVER PMSA AND BOULDER PMSA
                         POPULATION BY COUNTY 1990-2004

                                                                                         AVERAGE ANNUAL
                                                                                         RATE OF CHANGE
        COUNTY                      1990                   2000             2004          2000 - 2004
------------------------         ---------              ---------        ---------       --------------
Adams                              265,038                348,618          398,165            3.38%
Arapahoe                           391,511                487,967          524,414            1.82%
Broomfield                             N/A                 38,272            44951            4.10%
Denver                             467,610                554,636          572,862            0.81%
Douglas                             60,391                175,766          234,193            7.44%
Jefferson                          438,430                525,507          531,654            0.29%
                                 ---------              ---------        ---------            ----
Denver PMSA                      1,622,980              2,130,766        2,306,239            2.00%
                                 ---------              ---------        ---------            ----
Boulder PMSA                       225,339                274,234          290,588            1.46%
                                 ---------              ---------        ---------            ----
Denver PMSA/Boulder PMSA         1,848,319              2,405,000        2,596,827            1.94%
                                 ---------              ---------        ---------            ----

NOTE: Broomfield County was created in November 2001.
      2000 data for Broomfield is based on re-analysis by data source.

             Source: Denver Regional Council of Governments (DRCOG).

    The Denver Regional Council of Governments project that the population of the Denver area will increase to 2,868,516 by 2010 and 3,255,286 by the year 2020, representing an annual growth rate of approximately 1.27%.

-----------------------
(1)    Estimate by Denver Regional Council of Governments

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

                                      [MAP]

                          BOULDER METROPOLITAN AREA MAP

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

     IN-MIGRATION

          In-migration has been a major driving force in Denver's economic recovery since 1990. Total net in-migration to the Denver area between 1990 and 2003 is estimated at 405,905.(2) The following chart tracks annual in-migration from 1978 through 2003. Much as is expected, net in-migration has dropped off as the economy has struggled.

                                   [BAR CHART]

                             [PLOT POINTS TO COME]

     EMPLOYMENT

          Between 1990 and 2000 non-agricultural wage and salary, employment in the Denver PMSA and Boulder PMSA grew from 938,067 in 1990 to 1,364,775 in 2000, equivalent to an average rate of approximately 3.8% per year. This compares with a growth rate of approximately 1.9% for the nation as a whole during the same period.

          However, as the national economy slipped into recession during 2001, non-agricultural wage and salary employment in the local economy declined. During 2001, the Denver PMSA and Boulder PMSA were reported to have lost a total of 51,300 jobs, representing approximately 3.7% of the total wage and salary employment. This was the first decline in employment in the metro area since 1987. At October 2004, non-agricultural wage and salary employment in the Denver PMSA and Boulder PMSA continues to be below the historic high and is at 1,297,408. The following chart shows the annual change in non-agricultural wage and salary employment in the metro area since 1983.

--------------
(2) Denver Regional Council of Governments (DRCOG).

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

                                   [BAR CHART]

                              [PLOT POINTS TO COME]

     The following chart tracks the 12 month moving average rate of employment growth in the Denver PMSA and Boulder PMSA. This shows that annual employment growth reached a peak of 64,800 in August 2000. Job losses began to exceed job gains in August 2001 and bottomed out in December 2001 at 51,300. In the twelve months through December 2002 and December 2003, a total of 20,300 and 29,600, respectively, additional jobs were lost from the Denver PMSA/ Boulder PMSA. Job growth has occurred in recent months and the current 12-month moving average shows a gain of 11,800 jobs. However, the total number of jobs created in the Denver market since July 1987 is currently 396,025. This is down from the high of 479,025 in July 2001.

                                  [LINE GRAPH]

                              [PLOT POINTS TO COME]

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SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

    The average annual rate of unemployment in the Denver PMSA, which had remained below 4.0% since 1998 until October 2001, peaked in July 2003 at 6.7%, and as of October 2004, was 4.7%. This compares to 4.6% for the State of Colorado.

  INDUSTRY PROFILE

    The following table contains a list of Denver's ten largest private sector employers.

               LARGEST DENVER AREA PRIVATE SECTOR EMPLOYERS

RANK  COMPANY NAME                                          EMPLOYEES   TYPE OF BUSINESS
----  ------------                                          ---------   ----------------
 1    Wal-Mart Inc.                                          21,600     Retail: discount and variety
 2    King Soopers Inc.                                      15,405     Retail Food Store
 3    Qwest Communications                                   13,200     Telecommunications
 4    Centura Health Systems                                 12,362     Health Care
 5    Safeway Inc.                                           11,137     Retail Food Store
 6    HCA-HealthONE                                           9,000     Health Care
 7    Lockheed Martin Space Systems - Astronautics            8,970     Aerospace and Defense
 8    Target Corp.                                            6,930     Retail: department & discount
 9    United Airlines                                         6,200     Commercial Airline
 10   Wells Fargo                                             6,050     Financial Service

      Source: The Denver Business Journal Book of Lists (1/04)

    As shown in the chart below, Denver has an industry profile that is very much like the U.S. profile, except that the manufacturing base is smaller and it has a higher concentration of firms in the transportation, communications and utilities sector. This profile has changed very little over the last decade.

                                   [BAR CHART]

                              [PLOT POINTS TO COME]

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SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

    Technology companies have been a major source of jobs in Colorado. However, nationally and in the Denver metro area, there has been a significant realignment of jobs in the high tech industry due to the recession. Over the long term, this sector is expected to continue to stabilize and remain strong in Colorado and Denver, but the current slump in the industry has had a negative effect on the real estate market.

    The communications industry, which has also been of importance to Denver's economy, has not been immune from the problems experienced by the high tech industry and this has resulted in reductions in the labor force while the service side of this sector continues to hire and expand. Major employers in this industry include Qwest Communications, MCI, AT&T and Sprint. Denver is the home of Qwest while the others are regional hubs.

    Cable television is also a leading industry in Denver and several of the nation's largest companies are headquartered in Denver. This includes the recent purchase of AT&T Broadband, the largest cable company in the country, by Comcast, the nation's third largest cable company. United Artists Cable, Jones Intercable, and Adelphia, the nation's fifth largest cable television company, are also located in the Denver area. Other industries that are dependent on communications, such as back-office credit card operations, customer services, and telemarketing, have also found Denver an attractive place to set up operations.

  HOUSING MARKET

    The table on the following page tracks several market indicators for the Denver housing market since 2000.

    After nearly a decade of robust growth, the Denver housing market began to slow during 2001. Since then, several indicators, including the number of homes sold and the number of residential permits issued, have declined. Moving into 2004, these indicators show weak but positive growth. The 12 month average apartment vacancy rate, which had remained below 5.0% since 1992, began to increase in the 4th Quarter of 2001 to 6.4% and peaked at 12.2% in the 3rd Quarter 2003. At the 3rd Quarter 2004, it has decreased to 9.9%. The quarterly apartment vacancy rate is 8.5% at the 3rd Quarter of 2004, a decrease from 11.1% in the 3rd Quarter of 2003.

    In the new production home market, the number of new production single-family homes sold in the 3rd Quarter 2004 increased by 1.4% from the same period a year ago, with detached home sales decreasing by 2.8% and attached homes increasing 12.0%. Due to the prudent actions of developers and despite the relatively low levels of sales activity over the past few years, new home inventories are down 3.5% overall from the previous year. The inventory for detached homes has declined 14.0% and is at a 1.4 month's supply while the inventory for attached housing has decreased by 14.5% to a
    3.6 month's supply. In addition, we see that through September 2004, the number of single-family residential permits issued is 15,093, up 20.3% from 12,540 permits issued through September 2003.

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SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

                              DENVER HOUSING MARKET

                                                                                                          Year to date comparisons
                                                                                                          ------------------------
                                                                         YE 2001    YE 2002      YE 2003     2003       2004
                                                                       ---------    --------    --------  ---------  ----------
APARTMENT VACANCY RATE (SOURCE: APARTMENT ASSOCIATION OF METRO DENVER)                                     through 3rd Quarter
Prior 12 month average                                                      6.40%       9.80%      12.00%     12.20%       9.90%
Current Quarter                                                                                               11.10%       8.50%
                                                                       ---------    --------    --------  ---------  ----------
SINGLE FAMILY RESIDENTIAL BUILDING PERMITS ISSUED (Source: Home Builders Association of Metro Denver)      through 3rd Quarter
Single family detached                                                    14,542      13,966      12,806      9,685      11,258
Single family attached                                                     4,442       4,442       3,755      2,855       3,835
                                                                       ---------    --------    --------  ---------  ----------
NEW PRODUCTION HOME MARKET INCLUDING CONVERSIONS TO RESIDENTIAL USE  (Source: The Genesis Group)           through 3rd Quarter
Number of new production homes sold                                       15,648      16,618      15,810     12,371      13,044
Inventory of unsold homes (months supply)*
        Detached homes                                                      1.07      Stable        0.90       1.10        1.40
        Attached homes                                                      4.83    Decrease        3.80       4.70        3.66
                                                                       ---------    --------    --------  ---------  ----------
EXISTING AND NEW HOME MARKET (Source: Metrolist Inc.)
SINGLE FAMILY HOMES                                                                                        through October 2004
   Number sold                                                            35,888      36,272      33,677     31,333      35,400
   Average sale price                                                  $ 257,394    $268,926    $277,856  $ 277,746  $  289,887
   Percentage change from previous year                                        7%        4.5%        3.3%       3.5%        4.4%
   Unsold inventory                                                        9,247      15,190      15,498     18,354      18,728
   Months supply of unsold inventory                                        3.09        5.03        5.52       5.86        5.29
   Average days on market                                                     43          59          79         79          79
   Percentage of list price                                                   99%         98%         98%        98%         98%
                                                                       ---------    --------    --------  ---------  ----------
CONDOMINIUMS                                                                                               through October 2004
   Number sold                                                            11,944      11,647      11,289      9,652       9,997
   Average sale price                                                  $ 160,342    $168,226    $175,215  $ 174,606  $  180,536
   Percentage change from previous year                                       39%          5%        4.2%       4.2%        3.4%
   Unsold inventory                                                        3,135       5,486       6,125      6,827       7,302
   Months supply of unsold inventory                                        3.15        5.65        6.51       7.07        7.30
   Average days on market                                                     45          69          95         94         103
   Percentage of list price                                                   99%         99%         99%        99%         99%
                                                                       ---------    --------    --------  ---------  ----------

* Estimated by Integra Realty Resources-Denver based on figures published by The Genesis Group

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

    In the existing home market, the total number of single-family homes sold increased from 40,985 at October 2003 to 45,397 at October 2004, an increase of 10.76%. Sales of existing detached single-family homes increased by 12.98% from 31,333 to 35,400 at October 2004 while the number of condominiums sold increased from 9,652 to 9,997 at October 2004 or 3.57%. In addition, sale prices have increased 4.4% and 3.4%, respectively. Overall, inventory of existing unsold homes has decreased from a 6.78 months supply at 2nd Quarter 2003 to a 5.73 months supply at October 2004.

    The average sale price continued its upward trend. At October 2004, the average sale price of a single-family home in the MLS was $289,887, up approximately 4.4% from the same period last year. The average sale price of a condominium at October 2004 was $180,536, an increase of approximately 3.4% from the same period the previous year.

  RETAIL SALES

    The chart below shows the performance of the Denver metro retail market for the period 1991 through year-end 2003.

                                  [LINE GRAPH]

                             [PLOT POINTS TO COME]

    Between 1991 and 2000, retail sales in the Denver metro grew at an average annual rate of 7.7%. However, the pace of growth in retail sales in the Denver metro area fell sharply during 2001 to 2.0% and in 2002 showed negative 0.5% growth. Currently, retail sales for the 12-month period ending June 2004 indicate an increase of 6.1% from the previous 12 month period.

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

  COMMERCIAL REAL ESTATE

    During the 1990s, commercial real estate markets in the Denver metro area experienced a period of recovery and expansion, characterized by increased demand and supply of space, growth in rental rates and declining vacancy rates. In most markets, these trends came to a halt during 2001. As the national and local economies entered a recession, the commercial real estate markets contracted, resulting in declining absorption rates, rising vacancy rates and, in most markets, declining rental rates.

    The most dramatic change occurred in the Denver office market, where the overall vacancy rate increased from 8.2% at year-end 2000 to 22.8% at year-end 2002. At mid-year 2004, vacancy is approximately 22.79%. This was largely the result of excess new supply entering the market at a time of shrinking demand, following the collapse of many companies in the high tech industry. Following the recession, new office development is down significantly and at mid-year 2004, only 1.04 million square feet of new supply was added to the market. Four of the seven Denver submarkets have vacancy rates in excess of 20%. The highest vacancy is found in the Northwest and Southeast Suburban submarkets, where vacancy rates are currently 29.46% and 25.88%, respectively followed by the Southeast and the Southwest submarkets with vacancy rates of 23.60% and 21.02%, respectively.

    The vacancy rate also increased in the overall industrial market, from 5.40% at year-end 2000 to 9.21% at year-end 2002. At mid-year 2004, vacancy is 8.98%. The highest vacancy is found in the Northwest and Southeast submarkets, where the vacancy rate is 17.21% and 16.42% at midyear 2004. The main cause of the increase in the vacancy rate in the industrial market was unoccupied new supply and at mid-year 2004, 907,000 square feet of new supply was added to the market.

    In the Denver retail market, the overall vacancy rate increased from 6.02% at year-end 2000 to 9.47% at mid-year 2004. The highest vacancy rate in the market was in subregional malls, where the vacancy rate has risen from 8.49% to 21.38% at mid-year 2004. Most of the increase in vacancy was due to the bankruptcy of several big box retailers in recent years that have vacated more than 1.5 million square feet of space and to the delivery of nearly 5 million square feet of new supply to the market in 2002. Retail developers wisely pulled back and at mid-year 2004 delivered only 1.8 million square feet of new construction to the market.

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

    The following chart and table summarize absorption, vacancy rates, new construction and total supply in the major commercial real estate sectors.

                                  [LINE GRAPH]

                              [PLOT POINTS TO COME]

              DENVER COMMERCIAL REAL ESTATE MARKETS 1999 - MY 2004

                                    1999         2000        2001        2002        2003        MY2004
                                  ------       ------      ------      ------      ------        ------
OFFICE MARKET
  Absorption (M SF)                 2.33         3.05       (4.10)      (1.94)       0.44          0.72
  New space added                   2.18         3.28        4.96        1.46        0.53          1.04
  Vacancy rate                       8.2%         8.2%       19.3%       22.8%       22.7%         22.8%
  Total supply (M SF)              74.50        78.13       83.61       84.36       84.37         85.57
                                  ------       ------      ------      ------      ------        ------
INDUSTRIAL MARKET
  Absorption (M SF)                 3.03         4.55       (0.95)       1.35        0.83          1.14
  New space added                   3.09         3.11        4.67        2.66        1.93          0.91
  Vacant space %                     6.5%         5.4%        8.2%        9.2%        9.0%          9.0%
  Total supply (M SF)             139.96       142.55      166.96      174.27      175.44        175.88
                                  ------       ------      ------      ------      ------        ------
RETAIL MARKET
  Absorption (m SF)                 1.84         1.64        0.61        4.14        0.47          1.56
  New space added                   1.85         1.50        3.21        4.80        1.00          1.80
  Vacant space %                     5.9%         5.5%        8.5%        8.8%        9.3%          9.5%
  Total supply (M SF)              63.54        64.75       73.91       79.17       79.62         81.16
                                  ------       ------      ------      ------      ------        ------

Source: Ross Research Services

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

SAN JUAN DEL CENTRO APARTMENTS  OVERVIEW OF THE DENVER/BOULDER METROPOLITAN AREA

    Overall, the market has been considered soft. Most analysts forecast the beginning of a recovery in commercial real estate markets during 2004. In all sectors, the forecast new supply for 2004 has dropped which will allow demand to absorb existing vacant space.

  DENVER/BOULDER ECONOMIC OUTLOOK

    The strength of the Denver market lies in its position as a regional center for the Rocky Mountain region. Denver is highly ranked as a place to live and work because of its educated work force, moderate cost of doing business, and high quality of life.

    However, as with the rest of the country during this period of recession, Denver is experiencing rising unemployment, slower growth in the sale prices of homes, a reduction in retail sales growth, and a rise in vacancy in all market sectors. Economists generally agree that the Denver economy will continue to grow in the long term. In fact, several recent surveys have reported that Denver is well positioned for high tech growth and that investors favor the Denver office market. Much of this has been attributed to what is perceived as Colorado's vitality as a result of its efforts to pay attention to business development.

    To realize growth in the short term, the regional and national economies need to continue to work through the current economic downturn. At the end of 3rd Quarter 2004, the GDP (Gross Domestic Product) was reported growing at an annual rate of 3.9%. This is down from the year-end 2003 report of 4.2%. In addition, consumer spending increased by a 4.6% rate of growth in the 3rd Quarter 2004. Various indexes including employment growth, manufacturing hours, and retail sales among others, indicate contradictory trends with respect to an economic recovery. Locally, most recent economic indicators show signs of recovery with employment growth, tax receipts and single-family home construction up and unemployment claims down. While the short term economy remains mixed, the Denver metropolitan area is still considered well positioned from a long-term economic perspective.

    The City of Boulder has historically had a political position to limit growth within the city limits by taking the posture of slow growth. This was being done through a non-residential growth management system that was set up to limit the amount of commercial square footage added to the market each year. The Boulder City Council has traditionally been firm in its mission to limit growth within the city, but their plans, according to many developers, were both confusing and frustrating. Consequently, the majority of the non-residential growth in the area has recently occurred in other portions of Boulder County such as Louisville, Lafayette and Longmont as well as in the new Broomfield County, but not within the city limits itself. As a result, much of the recent growth in the Boulder city limits has been in the single-family residential market.

    For the mid to long term outlook however, the Boulder real estate market is expected to again be strong based on the economic recovery as well since commercial and residential growth continues to be somewhat restrained. The supply of zoned land available for development is limited and the rezoning process to obtain necessary planning approvals is often difficult. However, this is changing somewhat given the rezoning of certain areas. This bodes well for the potential for future redevelopment projects.

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

SAN JUAN DEL CENTRO APARTMENTS                              MARKET AREA ANALYSIS

MARKET AREA ANALYSIS

    The Denver Primary Metropolitan Statistical Area (MSA) includes six counties: Denver, Jefferson, Douglas, Arapahoe, Adams, Boulder and Broomfield. However, Boulder County, which is also the Boulder-Longmont PMSA, is so closely integrated with the Denver PMSA that statistics quoted often include Boulder County as part of the Denver metropolitan Area. Boulder County primarily consists of two major population areas: the cities of Boulder, and Longmont. Other smaller towns within the county include Louisville and Lafayette.

    Denver and the Denver metro area is a natural market and distribution center for a larger portion of the western United States because of its location and existing transportation infrastructure. Denver is Colorado's state capital as well as being its largest city. Consequently, it is the center of government, economic, transportation, retail, professional sports and entertainment and convention services in the state and region. Boulder is located 30 miles northeast of downtown Denver.

    Boulder County (Boulder-Longmont MSA) generally experienced stronger economic and demographic growth than either the State of Colorado or the majority of the other counties in the Denver MSA since the latter half of the 1980s. Although the metropolitan Denver economy has shown significant recovery since the late 1980s, the Boulder County economy has generally shown a consistent level of moderate to strong growth. We believe that this is due, in part, to the influence of the Boulder market's diverse economic makeup, which includes a number of high technology firms, numerous "start-up" small companies, the University of Colorado, and several government research agencies.

    Boulder area residents are generally highly educated, with approximately 59% of the adult population, 25 and older, having completed 4 or more years of college, compared to only 42% in the county, 27% in the state and 20% nationally. This educational attainment level is high and has risen from the 1980 census level of 49%.

    Boulder County has a number of large employers including the University of Colorado, IBM, Exabyte, Ball Aerospace Corp, ValleyLab and Neodata Services to name a few. Boulder is also the nucleus for many small technology firms and approximately 5,300 various small businesses.

        The following table presents the largest private employers in the Boulder, County.

           BOULDER COUNTY, COLORADO
           TOP 10 LARGEST EMPLOYERS
           ------------------------
 1         University of Colorado
 2         IBM
 3         Boulder Valley School District
 4         Sun Microsystems
 5         StorageTek
 6         St. Vrain School District
 7         Ball Corporation
 8         Boulder Community Hospital
 9         EDS
10         Level 3 Communications

Source: 2005 / Boulder Chamber of Commerce.

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SAN JUAN DEL CENTRO APARTMENTS                              MARKET AREA ANALYSIS

    While the economy of Boulder is tied to the economy of the State of Colorado and the Denver Metropolitan Area, the City of Boulder and Boulder County have a diverse and strong economic base. Boulder's economy has been strengthened in recent years by the establishment of several high-tech firms in the area. The complementary relationship between the University of Colorado and the private and scientific research sectors has helped attract such firms as IBM, Ball Corporation, Sun Microsystems, the National Center for Atmospheric Research, and Storage Technology. These firms have produced a highly specialized and skilled labor force which has resulted in higher education standards in the area, better living conditions, and greater attention to planned growth and development.

    As noted, the University of Colorado's main campus is located in Boulder. As the largest public university in the State, it is generally recognized for its under-graduate and graduate programs in the sciences, engineering, business and law areas. Founded in 1876, the University of Colorado-Boulder campus covers over 786 acres and includes more than 200 buildings. Ten colleges and schools offer 2,500 courses in more than 150 fields of study. The total fall enrollment in 2004 was 29,151 students. Sixty academic programs are offered at the bachelor's level, 50 at the masters level and 40 are offered at the doctoral level. Boulder's position as the center of learning and education is strengthened by the presence of several other institutions, such as the Naropa Institute, the Rolf Institute and Boulder College. The University of Colorado has plans to build a new research campus in south Boulder near the terminus of the Foothills Parkway.

    BOUNDARIES

      The subject is located northeast of downtown Boulder. The property is situated along 34th Street, north off of Valmont Road. For purposes of this report, the subject's primary neighborhood or primary area of influence is defined by that area bounded by the following thoroughfares.

        NORTH          Longmont/Diagonal Highway

        SOUTH          Valmont Road

        EAST           Foothills Parkway

        WEST           28 th Street, (US 36)

      A map delineating these boundaries follows this section. The subject is located approximately 1.5 miles northeast of downtown Boulder and just over a mile west of the Boulder Municipal Airport. The neighborhood is a mixture of commercial and residential uses. Commercial uses are primarily retail with some office mixed throughout. Retail uses, while spread throughout the neighborhood, are primarily located along 28th and 30th Streets, south of Valmont Road. Residential use is the predominate use in the neighborhood beyond 28th and 30th Streets and north of Valmont Road. In addition, the area beyond the neighborhood boundaries in all directions is residential except to the south where the University of Colorado Campus is located.

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SAN JUAN DEL CENTRO APARTMENTS                              MARKET AREA ANALYSIS

      In the immediate vicinity of the subject, there are numerous commercial uses including office, retail and apartment housing. North of the subject is a multi-family apartment complex. East of the subject across train tracks are commercial uses including a three-story office complex. South of the subject are some residential and small commercial uses including an automobile repair shop. To the west of the subject is a mobile home park.

ACCESS

      Access to the neighborhood is good. The major north/south thoroughfares are 28th Street (US 36) and Foothills Parkway with Folsom Street (26th Street) and 30th Street being important secondary arteries. The major east/west thoroughfares are Diagonal Highway, Iris Avenue, Jay Road, Valmont Road and Pearl Street. The Diagonal Highway comes into the neighborhood from the northeast and joins Iris Avenue to cut through the northern portion of the neighborhood and the City of Boulder. Pearl Street leads to downtown Boulder. 28th Street, also known as US Highway 36 and the Denver-Boulder Turnpike, is the major north/south route through the city of Boulder and directly connects Boulder with Denver. Boulder has no direct connection to I-25, the major Front Range north/south interstate.

TRANSPORTATION

      The RTD (Regional Transportation District) services the City of Boulder. It connects Boulder with Denver and the surrounding areas. There are routes along 28th Street, Diagonal Highway, Valmont Road and 47th Street that service the subject's neighborhood. These routes connect with the larger Boulder RTD network and eventually connect the metro wide system as a whole to Denver.

EMPLOYMENT

      The subject's neighborhood consists of residential and commercial uses with convenience and supporting commercial businesses concentrated along the primary thoroughfares of 28th and 30th Streets. There is a large concentration of retail business along 28th Street with a slightly smaller concentration along 30th Street. However, due to the confluence of Diagonal Highway and 28th and 30th Street, commercial development is heavy in the immediate area surrounding the subject. Most neighborhood residents are expected to travel outside the neighborhood boundaries for employment. As previously discussed, the neighborhood's proximity to public transportation allows for relatively convenient access to the various employment centers that are located throughout Boulder and Denver metro area.

PUBLIC SERVICES

      Schools, fire and police protection are all considered good for the neighborhood.

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

SAN JUAN DEL CENTRO APARTMENTS                              MARKET AREA ANALYSIS

  LAND USE

      Neighborhood land uses include a mix of residential, retail, and commercial land uses. Other land use characteristics are summarized in the following outline format.

PREDOMINANT AGE OF IMPROVEMENTS                           10 - 75 years

PREDOMINANT QUALITY AND CONDITION                         Average

APPROXIMATE PERCENT DEVELOPED                             90%

PERCENT DEVELOPED AS SINGLE-FAMILY                        60%

LIFE CYCLE STAGE                                          Stable

INFRASTRUCTURE/PLANNING                                   Average

PREDOMINANT LOCATION OF UNDEVELOPED LAND                  North and East

PREVAILING DIRECTION OF GROWTH                            North and East

SUBJECT'S IMMEDIATE SURROUNDING LAND USE

        NORTH         Residential

        SOUTH         Auto repair and other commercial uses.

        EAST          Three-story office complex

        WEST          Mobile Home Park

TRENDS

      During the last five years, the subject's neighborhood has been relatively stable with redevelopment being the primary construction activity in the area. Land in the subject's neighborhood is very limited and the land available is either infill or redevelopment land.

DEVELOPMENT ACTIVITY

      During the last five years, there has been limited development activity within the subject's immediate neighborhood. This is due to the lack of land availability.

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SAN JUAN DEL CENTRO APARTMENTS                              MARKET AREA ANALYSIS

  DEMOGRAPHIC TRENDS

      The demographic factors summary presented below identifies relevant statistics within a one, three and five-mile radius of the subject site. The information was provided by 2005 Claritas, Incorporated.

                                DEMOGRAPHIC DATA

   POPULATION                                  1 MILE RADIUS    3 MILE RADIUS    5 MILE RADIUS       DENVER MSA
   ----------                                  -------------    -------------    -------------      ------------
2009 Projection                                       12,373           81,358          106,399         2,397,921
2004 Estimate                                         12,296           83,653          110,432         2,246,411
2000 Census                                           12,225           85,624          113,652         2,109,282
1990 Census                                            9,827           77,614          103,721         1,622,980
Growth 2004-2009                                        0.63            -2.74            -3.65              6.74
Growth 2000-2004                                        0.58            -2.30            -2.83              6.50
Growth 1990-2000                                       24.40            10.32             9.57             29.96

Number of Households
2009 Projection                                        5,905           34,431           44,936        923,483.00
2004 Estimate                                          5,845           35,241           46,292        872,351.00
2000 Census                                            5,785           35,860           47,260        825,291.00
1990 Census                                            4,705           32,355           42,655        649,404.00
Growth 2004-2009                                        1.03            -2.30            -2.93              5.86
Growth 2000-2004                                        1.04            -1.73            -2.05              5.70
Growth 1990-2000                                       22.95            10.83            10.80             27.08

2004 Est. Average Household Income              $     55,695     $     68,626     $     76,147      $     76,977
2004 Medium Household Income                    $     43,511     $     46,209     $     53,070      $     59,288
2004 Est. Per Capita Income                     $     26,927     $     29,560     $     32,443      $     30,120

      The population growth rates indicated from the 2005 Claritas, Inc. report reveal that the neighborhood experienced growth during the 1990's, as was the case with most of the state of Colorado. Growth is projected to continue over the next five years, albeit at a slower rate than in the 1990s.

      The average Colorado household income for 2004 is estimated at $70,896, while the average household income for the subject one mile radius area is estimated at $55,695. The estimated household income for the three and five-mile radius areas is $68,626 and $76,147, respectively, which are higher than the Colorado average.

OUTLOOK AND CONCLUSIONS

      The neighborhood is in the stability stage of its life cycle. However, recent development and redevelopment activity has been limited due to land availability. Given the history of the neighborhood and the market trends, it is our opinion that values in the subject neighborhood are expected to remain stable in the near future.

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

                                      [MAP]

                                NEIGHBORHOOD MAP

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

APARTMENT MARKET ANALYSIS

      APARTMENT MARKET OVERVIEW

            The Denver metropolitan apartment market had a strong ten-year run of increasing rent and stable vacancy from the early 1990s until mid 2001. From mid 2001 through mid 2003, vacancy rates increased and rent concessions were prevalent throughout the market. Apartments felt the impact of both the 15 year high in construction activity and declining employment that hit at the same time in 2001.

            From 1991 through 2001, metropolitan vacancy hovered in and around a stabilized 5% level with annual construction averaging 4,700 units. Strong in-migration and employment growth helped fuel and sustain a strong apartment market during this timeframe with increasing rents and stable vacancy. Vacancy started increasing in the third quarter of 2001 up to 6.8%, reaching its highest level in the first and second quarters of 2003 at 13.1%. For the last four quarters, the vacancy rate has decreased.

         APARTMENT VACANCY RATES
         (PRIOR 12-MONTH AVERAGE)
     -------------------------------
     YEAR         METRO VACANCY RATE
     ----         ------------------
     1982                 4.1%
     1983                 7.5%
     1984                 8.3%
     1985                11.0%
     1986                13.1%
     1987                11.8%
     1988                11.3%
     1989                11.1%
     1990                 8.5%
     1991                 5.8%
     1992                 4.7%
     1993                 4.3%
     1994                 4.3%
     1995                 4.3%
     1996                 5.0%
     1997                 4.9%
     1998                 4.4%
     1999                 4.5%
     2000                 4.6%
     2001                 6.4%
     2002                 9.8%
     2003                12.0%
3rd Qtr. 2004             8.5%

Source: Denver Metro Apartment Vacancy and Rent Surveys

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SAN JUAN DEL CENTRO APARTMENTS                        APARTMENTS MARKET ANALYSIS

                                   [BAR CHART]
                             [PLOT POINTS TO COME]

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

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

      Events from 1991 to 2001 indicate that the apartment market made a sustained recovery and in mid 2001 was still at a balanced point between supply and demand. However, the Denver Apartment Market vacancy has been affected by the metropolitan Denver economy which has lost 70,000 jobs, and the 12-month average vacancy for 2002 was 9.8%, increasing to 12.0% for 2003.

      Vacancy for the 1st and 2nd Quarters of 2003 was 13.1%, the highest vacancy in the Denver apartment market since 1987. The apartment market vacancy rates reflect the economic downturn in both the national and Colorado economies. Since the beginning of 2004, economic trends have been positive, but job growth did not occur until the second quarter. Concessions are reducing in newer properties and vacancy decreased in the 3rd Quarter of 2004 down to 8.5%, a decrease of 260 basis points from 3rd Quarter 2003. We anticipate vacancy rates to continue to decrease through 2004 due to the large decrease in new units opening, lower overall rents, and employment growth.

SUPPLY/NEW CONSTRUCTION

      After experiencing little construction (less than 500 units annually) in the early 1990s, the market added an average of 5,300 units annually from 1995 to 1998. During 1999, an additional 7,761 units opened, a 16 year high. In 2000, only 5,626 units opened, showing a decrease in issued permits from 1999. In 2001, new units opened increased to 7,949, and in 2002 reached the highest number in almost 20 years with 9,123 new units opening. This decreased substantially in 2003, down to 3,584 new units. The annual average amount of new units added from 1999 through 2002 was 7,615 units. This is close to the annual average of 7,944 new units from 1983 to 1986, in a prior full construction cycle. The total estimated number of apartment units in the seven-county metropolitan area is 276,781 as of 3rd Quarter 2004.

      The charts on the previous and following pages illustrate the precipitous drop in apartment construction between 1989 and 1993. After reaching a peak in construction at 9,309 units in 1984, development fell to a 12-year low of 208 new units in 1991. Construction figures have shown a steady increase since, except in 1996. This trend continued in 1998 with 7,794 new units permitted, a 14-year high, and reached its peak in 2000, with 9,116 permits issued. Through 1999, construction and demand remained equal. Starting in 2000, construction activity became too aggressive with over 9,000 permits pulled in both 2000 and 2001. This resulted in over 17,000 units opening in 2001 and 2002 at the same time that job losses hit the regional economy.

      It is noted that the threat of adding Amendment 24 to the Colorado Constitution in the fall of 2000 caused many developers to rush projects through the approval process. Amendment 24 was a growth control measure that would have required voter approval of a local (municipal or county) growth map in cities and towns with a minimum of 10,000 residents. Growth areas "were required to be served by water, sewer and roads within 10 years of voter approval or be adjacent to committed or previously approved areas for growth." The amendment did not pass. The threat of it passing caused developers to proceed quickly with planned projects. This filled the construction pipeline with many of these projects opening during a stagnant economy.

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

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

                  COMPARISONS OF NEW MULTI-FAMILY CONSTRUCTION
                                    1980-2004

                        NO. OF   CHANGE FROM   % CHANGE FROM
         YEAR          PERMITS  PREVIOUS YEAR  PREVIOUS YEAR
         ----          -------  -------------  -------------
         1980            4,662       N/A           N/A
         1981            3,552    -1,110           -24%
         1982            6,507     3,955            83%
         1983            8,023     1,516            23%
         1984            9,309     1,286            16%
         1985            6,901    -2,408           -26%
         1986            7,543       642             9%
         1987            3,150     4,393           -58%
         1988            1,401    -1,749           -55%
         1989              859      -542           -39%
         1990              479      -380           -44%
         1991              208      -271           -57%
         1992            1,700     1,492           717%
         1993            1,951       251            15%
         1994            4,588     2,637           135%
         1995            4,979       391             8%
         1996            3,666    -1,313           -26%
         1997            5,415     1,749            48%
         1998            7,794     2,379            44%
         1999            4,784    -3,010           -39%
         2000            9,116     4,332            48%
         2001            9,090       -26          -0.3%
         2002            4,085    -5,005           -55%
         2003            1,858    -2,227           -55%
2004 (through August)    1,933       N/A           N/A

Source: Home Builder Association of Metropolitan Denver

      From 1994 through 1996, virtually all of the units constructed were considered Class A properties offering excellent amenity packages, such as one and two-car garages, washer/dryer hookups, health clubs, and other amenities that are generally found only in high-end luxury apartments. Since this time, more luxury units have opened but many are considered A-to B product. This trend has now reversed recently and most new product is luxury class again due to higher land costs. Many municipalities and counties have taken a much tougher stance in rezoning to multi-family and have also lengthened the approval process. In the last four years, some have also halted multi-family development by moratorium actions, although most of these have now expired. Several other suburbs have halted applications for multi-family development. For example, the suburb of Westminster has an allocation for only 24 multi-family units in 2004. Others such as Broomfield and Aurora have enacted tough new building code ordinances with regard to design with new projects requiring masonry exterior, and be of a certain density. Along the emerging E-470 corridor in Aurora, new multi-family

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

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

      development must be designed with either the higher density equating to 4-story buildings or of a much lower density of approximately 10 units per acre or similar to townhome. As typical suburban apartment density is more from 15 to 20 units per acre, many multi-family developers will have much more difficulty in planning future projects.

      In 1995 and 1996, many of the new units were located in the Southeast/I-25 corridor. In 1997 and 1998, apartment developers sought locations in other submarkets throughout the metropolitan area. In the last few years, active areas include North Douglas County, suburban southwest region, the Boulder Turnpike in the northwest area, and the northern suburbs. The most active submarket at present is the area in and around the Central Business District of Denver where nearly 2,000 units have recently opened.

ABSORPTION

      Absorption of apartment units in the market had been stable in the late 1990s until early 2001. Between 2nd Quarter 2001 and 1st Quarter 2003, absorption was a negative 6,880 units leading to high vacancy. Since 2nd Quarter 2003, absorption has been positive with over 9,000 units leased. Analysis of the data indicates that back in 1991 and 1992, the market was still in the final stages of recovery; the units absorbed being located in already existing complexes. The combination of migration into the area and low amounts of new product accounts for the absorption in 1993 and into 1994. Our surveys of recently completed apartment projects indicate absorption rates have been ranging from 10 to 25 units per month.

      Rental concessions have become more prevalent in the current Denver rental market. Typically, new properties have offered concessions in order to entice new residents. However, properties of all ages are now offering concessions. As more new product comes online, residents are leaving older apartment communities with fewer amenities for the new projects offering extensive amenities at comparable rates after concessions. This has led to competition between new and older product for the same residents, and therefore an increase in rental concessions across the board. Concession discounts range from 5% to 20% off market rates, depending on competition within specific submarkets. Recent surveys have indicated similar concession offers between properties built since 1996 and new properties currently in lease up. Submarkets with the highest vacancy rates are also experiencing a large amount of new development and consequently the highest concession rates in the Denver Metropolitan area.

[IRR LOGO]                                                               PAGE 27

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

      The following chart combines information from the prior pages to provide an overall view of apartment activity within the Denver market.

                 DENVER PMSA AND BOULDER PMSA APARTMENT ACTIVITY

            YEAR                         BUILDING PERMITS       UNITS OPENED         ABSORPTION
            ----                         ----------------       ------------         ----------
            1991                                208                  253               3,463
            1992                              1,700                  446               2,794
            1993                              1,951                2,033               1,728
            1994                              4,588                1,729               2,970
            1995                              4,979                5,669               2,752
            1996                              3,666                6,445               6,355
            1997                              5,415                3,526               4,058
            1998                              7,794                5,594               5,818
            1999                              4,264                7,761               5,432
            2000                              9,116                5,626               6,604
            2001                              9,090                7,949              (2,904)
            2002                              4,085                9,123                 197
            2003                              1,858                3,584               5,465
       3rd Qtr. 2004                          1,933                2,101               4,483
                                             ------               ------              ------
Totals (through August 2004)                 60,647               61,839              49,215
                                             ------               ------              ------
       2001-2004 Avg.                         4,524                6,069               2,067
       2003-2004 Avg.                         2,166                3,249               5,976
                                             ------               ------              ------

Source: Home Builder Association of Metropolitan Denver,
        Denver Metro Apartment Vacancy & Rent Surveys

      This data indicates that until 2000, absorption of new apartments over the previous ten years has paralleled development of new apartments. Negative absorption in 2001 is directly attributable to job losses throughout the regional economy. During the last four years (2001 - present), absorption has averaged 2,067 units annually. With stronger absorption in 2004, absorption has averaged 5,976 units since 2003. In conjunction with fewer new units opening, this has led directly to the decrease in vacancy rates metro-wide. 2003 results and data to date in 2004 illustrate more absorption than units opened for the first time in three years which has led to a vacancy decrease over the last three quarters.

      Absorption during 2001 was the lowest in the last 10 years, indicating the weakness of the Denver apartment market. The number of units opening typically parallels the number of building permits issued from the prior one to two year period. With the large number of building permits pulled in 2000 and 2001, construction activity and opening of new units was high in 2001 and 2002 even though economic conditions had softened. More recent permit activity however does indicate lower permit activity, which should give the market some room to absorb excess inventory. From the following chart, we anticipate that approximately 2,500 units will be coming online in 2004 based on the 12 month moving average for building permits decreasing by the end of 2003.

[IRR LOGO]                                                               PAGE 28

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

                                  [LINE GRAPH]

                             [PLOT POINTS TO COME]

RENTAL RATES

      Rental rates for 2003 increased an average of $0.62 from $813.92 in 2002 to $814.54 in 2003. 2002 saw the first decrease in rent since 1988. The following chart is a comparison of average rental rates in the metropolitan area for the last 18 years.

                  AVERAGE RENTS IN DENVER PMSA AND BOULDER PMSA

    YEAR                  AVERAGE RENT                DOLLAR CHANGE        % CHANGE
    ----                 -------------                -------------        --------
    1986                    $405.33                       N/A                 N/A
    1987                    $401.79                     -$ 3.54              -0.9%
    1988                    $393.41                     -$ 8.38              -2.1%
    1989                    $391.07                     -$ 2.34              -0.6%
    1990                    $405.00                     +$13.93              +3.6%
    1991                    $433.21                     +$28.21              +7.0%
    1992                    $471.57                     +$38.36              +8.9%
    1993                    $502.20                     +$30.63              +6.6%
    1994                    $540.08                     +$37.88              +7.5%
    1995                    $575.12                     +$35.04              +6.5%
    1996                    $607.28                     +$32.16              +5.6%
    1997                    $649.61                     +$42.33              +7.0%
    1998                    $694.71                     +$45.10              +6.9%
    1999                    $733.61                     +$38.90              +5.6%
    2000                    $792.67                     +$59.06              +8.1%
    2001                    $821.61                     +$28.94              +3.7%
    2002                    $813.92                     -$ 7.69              -.94%
    2003                    $814.54                     +$ 0.62              +0.1%
3rd Qtr 2004                $820.90                     +$ 6.36               N/A

Source: Denver Metro Apartment Vacancy and Rent Surveys

[IRR LOGO]                                                               PAGE 29

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

      As this data indicates, rental rates were declining in the later 1980s and then started a gradual rise in 1990, increasing over 5% annually from 1991 through 2000. Analysis of data from 2002 indicates that overall, rents have been decreasing as new product is introduced. As of the 3rd Quarter 2004, projects built since 1995 indicate an average rent of about $1,063. The average rent per square foot for the 3rd Quarter 2004 is $0.98, which is slightly higher than the last four years. Lowest rent attained on average was in buildings with 9 to 50 units, $605, and the highest rent attained, $864, was for buildings/ complexes with 200 to 349 units. Reportedly, total rental losses for discounts/ concessions, models, delinquent rents, and bad debt is about 16.1% as of the 3rd Quarter of 2004, up from 15.5% in 2nd Quarter 2004. Thus, the effective economic vacancy is around 25%. As the market recovers, the decrease in concessions and discounts should have the most impact on net operating income for owners.

DEMAND

      Data from the apartment vacancy and rent survey reports indicate flat rental rates over the last four years. Vacancy rates increased significantly from mid 2001 to mid 2003 and are not declining over the last two quarters of 2003.

      We have utilized data from various sources including the Colorado State Government, demographic companies, the Apartment Association of metropolitan Denver and national trends to estimate current and future demand for rental apartments in the Denver Metropolitan area. The demand model on the following page utilizes data from the above sources with adjustments made where necessary. Our adjustment decreases the percentage of rental households to reflect the data source that includes all forms of housing.

      Our analysis shows that even though positive demand from new rental households from 2001 through 2003 excessive employment losses created much higher vacancy levels throughout the metropolitan area. At present, employment growth is flat; however, significant job losses now appear to be in the past. Based on projected demand from new rental households and allowing for an increase in units added to the market over the next years, our analysis indicates vacancy decreasing to 9% by 2005 down to approximately 6.5% by 2008. Vacancy rates will decrease at a faster rate with significant employment growth or in-migration but may take a longer timeframe if a prolonged economic recovery occurs.

SUBJECT'S SUBMARKET

      According to the delineations of the Apartment Association, the subject is located in the City of Boulder submarket in Boulder County.

      Vacancy in both the subject submarket and competitive surrounding markets have fluctuated year-to-year as a result of new construction. As of the 3rd Quarter 2004, statistics now indicate vacancy in the subject submarket to be below the metropolitan region at 8.5%. Vacancy is lower within the Boulder area due to better economic stability within the City of Boulder versus the Denver-Boulder region as a whole, as well as a lower amount of new construction.

[IRR LOGO]                                                               PAGE 30

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

     DEMAND MODEL FOR COMBINED DENVER PMSA AND BOULDER PMSA APARTMENT MARKET


                             ANNUAL                            ANNUAL                 % OF
               EMPLOYMENT  EMPLOYMENT  ANNUAL %  HOUSEHOLDS  HOUSEHOLD  ANNUAL %   HOUSEHOLDS
   YEAR           (1)        GROWTH     CHANGE      (2)       GROWTH     CHANGE   THAT RENT (3)
-------------  ----------  ----------  --------  ----------  ---------  --------  -------------
Historic data

1980              810,200                           608,402
1985              924,500    22,860      2.8%       701,923    18,704     3.1%
1990              958,083     6,717      0.7%       737,806     7,177     1.0%         32%
1991              972,767    14,684      1.5%       757,638    19,832     2.7%         32%
1992              999,908    27,141      2.8%       782,581    24,943     3.3%         32%
1993            1,040,500    40,592      4.1%       798,174    15,593     2.0%         31%
1994            1,084,825    44,325      4.3%       810,542    12,368     1.5%         31%
1995            1,126,858    42,033      3.9%       826,168    15,626     1.9%         31%
1996            1,162,225    35,367      3.1%       844,438    18,270     2.2%         31%
1997            1,213,425    51,200      4.4%       868,258    23,820     2.8%         31%
1998            1,259,925    46,500      3.8%       891,000    22,742     2.6%         31%
1999            1,308,675    48,750      3.9%       914,548    23,548     2.6%         31%
2000            1,364,775    56,100      4.3%       939,971    25,423     2.8%         30%
2001            1,368,425     3,650      0.3%       964,654    24,683     2.6%         30%
2002            1,329,950   (38,475)    -2.8%       976,716    12,062     1.3%         30%
2003            1,313,158   (16,792)    -3.8%       990,677    13,961     1.4%         30%

Projection

2004            1,326,290    13,132      1.0%     1,006,531    15,854     1.6%         30%
2005            1,352,815    26,526      2.0%     1,022,639    16,108     1.6%         30%
2006            1,379,872    27,056      2.0%     1,039,005    16,366     1.6%         30%
2007            1,407,469    27,597      2.0%     1,055,633    16,628     1.6%         30%
2008            1,435,618    28,149      2.0%     1,072,527    16,894     1.6%         30%

                PROJECTED                                                          DENVER
               DEMAND FROM                                 ENDING                   CMSA
                NEW RENTAL    BEGINNING     UNITS ADDED   INVENTORY  VACANT UNITS  VACANCY
   YEAR        HOUSEHOLDS   INVENTORY (4)  TO MARKET (4)     (4)          (4)        (4)
-------------  -----------  -------------  -------------  ---------  ------------  -------
Historic data

1980
1985                                                                                11.0%
1990              2,297                                                              8.5%
1991              6,346        214,942          253         215,195     11,621       5.4%
1992              7,982        215,195          446         215,641      9,273       4.3%
1993              4,834        215,641        2,033         217,674      9,578       4.4%
1994              3,834        217,674        1,729         219,403      8,337       3.8%
1995              4,844        219,403        5,669         225,072     11,254       5.0%
1996              5,664        225,072        6,445         231,517     11,344       4.9%
1997              7,384        231,517        3,526         235,043     10,812       4.6%
1998              7,050        235,043        5,594         240,637     10,588       4.4%
1999              7,300        240,637        7,761         248,398     12,917       5.2%
2000              7,627        248,398        5,626         254,024     11,939       4.7%
2001              7,405        254,024        7,949         261,973     22,792       8.7%
2002              3,619        261,973        9,123         271,096     31,718      11.7%
2003              4,188        271,096        3,584         274,680     29,687      10.8%

Projection

2004              4,756        274,680        1,900         276,580     26,831       9.7%
2005              4,832        276,580        2,000         278,580     23,998       8.6%
2006              4,910        278,580        2,500         281,080     21,589       7.7%
2007              4,988        281,080        3,000         284,080     19,600       6.9%
2008              5,068        284,080        4,000         288,080     18,532       6.4%

NOTES

  1 Historic/Current from Colorado Department of Labor, projection by Colorado Office of State Planning & Budgeting

  2 Colorado Division of Local Government, 2000 Census, current/projection by 2004 Claritas

  3 1990 & 2000 Census, adjusted 300 basis points to exclude detached SF renters

  4   Denver Area Apartment Vacancy and Rent Surveys, projection by IRR

Prepared by Integra Realty Resources - Denver, February-2004

[IRR LOGO]                                                               PAGE 31

SAN JUAN DEL CENTRO APARTMENTS                         APARTMENT MARKET ANALYSIS

      The following chart compares the vacancy in the subject's submarket to adjoining submarkets in the northwestern metropolitan area of Denver.

                                                           VACANCY RATE COMPARISON
                                          ---------------------------------------------------------
                                          4TH QTR.    4TH QTR.    4TH QTR.     4TH QTR.    3RD QTR.
AREA                                       2000         2001        2002         2003        2004
----                                      --------    --------    --------     --------    --------
CITY OF BOULDER                             1.8%        11.9%       13.0%         6.9%       3.9%
Boulder/Broomfield Counties                 2.2%        10.2%       11.4%         9.6%       6.0%
City of Boulder (University area)           1.0%         1.8%        5.5%        12.5%       2.8%
Broomfield                                  1.6%         6.0%        9.7%        11.1%       9.4%
Metro Area Average                          4.7%         8.7%       11.7%        10.9%       8.5%

                 Source: Apartment Association of Metro. Denver

      Due to a lack of developable land, the subject property is located in an area with very little apartment development over the past few years. Since 2001, no new construction has been completed within the subjects' immediate market. A 148 unit complex, Uptown Broadway, is currently under construction in the northwest section of the City of Boulder. With very little construction within the immediate neighborhood, absorption of new supply does not appear to be a factor for the leasing at the property.

  CONCLUSION

      After climbing throughout the early half of the 1990s, occupancy levels in Denver leveled at near 95% from 1992 through early 2001. Occupancy declined from mid 2001 through mid 2003 but has increased over the last half of 2003 and through the third quarter of 2004. With the significant slowdown in new construction and positive absorption, it appears that the apartment market is in a recovery stage. The length of time to full recovery is difficult to ascertain as employment growth is now only beginning to accompany the economic recovery on both the regional and national levels.

      The subject property is a 1970s vintage property located in Boulder border with good access to employment centers. Overall, this apartment submarket has been experiencing vacancy levels below the metropolitan average. Short term marketing conditions are anticipated to remain soft until the Colorado and national economies begin to recover, however, from a long term prospective, the subject property is well positioned in Boulder.

[IRR LOGO]                                                               PAGE 32

SAN JUAN DEL CENTRO APARTMENTS              DESCRIPTION AND ANALYSIS OF THE LAND

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

      The subject site square footage, site dimensions, legal description and other pertinent data were provided by the Boulder County Assessor's office and by information supplied by AIMCO.

      SITE ANALYSIS

        SUBJECT MAILING ADDRESS          San Juan Del Centro Apartments
                                         3100 34th Street
                                         Boulder, CO 80301

        LOCATION:                        The subject is located in the northern
                                         portion of metropolitan Boulder, on
                                         34th Street, just north of Valmont Road
                                         between 28th Street and Foothills
                                         Parkway. The subject neighborhood is
                                         entirely located within the City and
                                         County of Boulder, Colorado, and is
                                         located approximately 25 miles
                                         northwest of Denver.

        CURRENT OWNERSHIP:               San Juan Del Centro, LP

        LEGAL DESCRIPTION:               A parcel of land situated in the South
                                         1/2 of Section 20, t. 1 N., R. 70 W.,
                                         of the 6th Principal Meridian, Boulder
                                         County, Colorado

        ASSESSOR'S SCHEDULE NOS.         Real Property No. 1463-204-08-001

        LAND AREA:                       10.84 acres

        CONFIGURATION:                   Irregular rectangle

        TOPOGRAPHY:                      Generally flat.

        SOIL CONDITIONS:                 We were not provided with a soils
                                         analysis to review but assume that the
                                         soil's load bearing capacity is
                                         sufficient to support the existing
                                         structure. We did not observe any
                                         evidence to the contrary during our
                                         inspection of the property.

        FRONTAGE/DIMENSIONS:             The site has approximately 688 feet of
                                         linear frontage along 34th Street.

        ACCESS: There are four curb cuts onto the site from 34th Street. The southernmost and northernmost wrap around the sides of the subject and access the back of the property.

        VISIBILITY:                      The site has good visibility from 34th
                                         Street which terminates at the
                                         northernmost entrance of the property.

[IRR LOGO]                                                               PAGE 33

SAN JUAN DEL CENTRO APARTMENTS              DESCRIPTION AND ANALYSIS OF THE LAND

        ADJACENT LAND USES:              North - Multifamily residential

                                         South - Residential and commercial.

                                         East - Office, residential

                                         West - Mobile Home Park

        UTILITIES/ESSENTIAL              All utilities including water, sewer,
        SERVICES:                        natural gas, electricity and telephone
                                         are available to the site. Water and
                                         sewer are provided by the City and
                                         County of Boulder. Electricity is
                                         provided by Public Service Co. of
                                         Colorado (Xcel Energy) and natural gas
                                         is provided through Xcel Energy. Police
                                         protection is provided by the City of
                                         Boulder with a police annex building on
                                         site. Telephone service is available
                                         from Qwest.

        FLOOD HAZARD:                    According to the National Flood
                                         Insurance Program Community Panel No.
                                         08013C0415 F, June 2, 1995, the subject
                                         is located in Zone X, which is
                                         considered to be outside the 500 year
                                         floodplain.

        LAND USE RESTRICTIONS:           We were not provided with a current
                                         title report to review and are not
                                         aware of any easements, encroachments,
                                         or restrictions which would adversely
                                         affect the use of the site. A title
                                         search is recommended to determine
                                         whether any adverse conditions exist.

        SITE IMPROVEMENTS:               Improvements consist of 150 rental
                                         apartment units in thirteen two-story
                                         apartment buildings which were built in
                                         1971. Additional improvements include a
                                         management office building, a laundry
                                         facility, a police annex building and a
                                         maintenance building. The site also
                                         contains a playground recreation area,
                                         paving, landscaping, exterior lighting
                                         and a large open yard area which is
                                         required by zoning.

        DENSITY:                         13.84 dwelling units per acre.

        PARKING: The development currently includes 150 marked, open surface parking spaces. The parking ratio is 1.0 space per unit.

[IRR LOGO]                                                               PAGE 34

SAN JUAN DEL CENTRO APARTMENTS              DESCRIPTION AND ANALYSIS OF THE LAND

ZONING: The subject site is zoned MR-D by the City and County of Boulder, which is a medium density/multiple unit dwelling zone district. Permitted uses under the zoning regulations include, but are not limited to, detached dwelling units, duplexes, attached dwelling units (min 2 units), cooperative housing units, public elementary, junior and senior high schools, religious assemblies, public parks, golf courses and playgrounds, private athletic facilities, and day care centers.

                                         Restrictions include: Minimum useable
                                         open space per dwelling unit: 3,000 sf;
                                         Minimum number of off-street parking
                                         spaces per unit for attached units: 1
                                         per 1 bdrm, 1.5 per 2 bdrm, 2 per 3
                                         bdrm, 3 per 4 bdrm; Minimum rear
                                         setback: 20 feet; Minimum landscaped
                                         front and side yard setbacks: 65.5 feet
                                         from street centerline; Maximum
                                         building height: 35 feet. Therefore,
                                         due to insufficient parking per the
                                         zoning code, the property is a legal
                                         non-conforming use within the MR-D
                                         zoning district.

HAZARDOUS MATERIALS:                     We were not provided with an
                                         environmental report; however, we noted
                                         no existence of hazardous materials on
                                         our inspection of the property.
                                         However, we are not experts in the
                                         field of environmental conditions, and
                                         we recommend that an inspection be made
                                         by licensed professionals.

CONCLUSIONS:                             The subject site is favorable for its
                                         existing use as an apartment project.
                                         At the time of inspection, we noted no
                                         items which would be considered
                                         detrimental to the site.

[IRR LOGO]                                                               PAGE 35

                                     [MAP]

                                   SITE PLAN

SAN JUAN DEL CENTRO APARTMENTS      DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

      San Juan Del Centro Apartments contains 150 apartment units within thirteen two-story buildings. The thirteen buildings are located toward the periphery of the property and situated around a central courtyard. All units are accessed by exterior entranceways.

      IMPROVEMENT DESCRIPTION

        NAME OF PROPERTY:                San Juan Del Centro Apartments

        GENERAL PROPERTY TYPE:           Apartment

        SPECIFIC PROPERTY TYPE:          Garden Style Apartment Building

        GENERAL DESCRIPTION:             Thirteen two-story rental apartment
                                         buildings with a total of 150 one to
                                         four bedroom units with one or one and
                                         a half baths.

        YEAR OF CONSTRUCTION:            1971

        UNIT MIX AND SIZE:               NO.   UNIT TYPE     SIZE (SF) TOTAL NRA
                                          14   1 BR / 1 BA        567     7,938
                                          56   2 BR / 1 BA        747    41,832
                                          64  3 BR / 1.5 BA       891    57,024
                                          16  4 BR / 1.5 BA      1107    17,712
                                         ---                 --------   -------
        TOTALS/ AVERAGES                 150                 Avg. 830   124,506
                                         ===                 ========   =======

        GROSS BUILDING AREA              124,506 SF - apartment buildings
                                           1,611 SF - management office
                                             443 SF - laundry room
                                             431 SF - police annex
                                         126,991 SF - Total per the site plan
                                         prepared by ADG Engineering, January
                                         4, 1985.

        BUILDING CLASS (FIRE CODE):      D

        EXTERIOR WALLS:                  Wood and brick over a wood frame.

        FOUNDATION:                      Poured reinforced 4" concrete slab.

        ROOF:                            Asphalt shingle.

        WINDOWS:                         Double pane windows in aluminum frames.

        DOORS: Exterior doors are of wood construction with deadbolt lock and peephole in metal frames. Interior doors are hollow-core wooden construction in wood frame units.

        CEILING:                         Painted drywall and suspended
                                         acoustical tiles.

        FLOORS: Floor coverings in the units are sheet vinyl in the kitchen and bathrooms, and wall-to-wall carpeting in the living room and bedroom areas.

[IRR LOGO]                                                               PAGE 37

SAN JUAN DEL CENTRO APARTMENTS      DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

        ROOMS AND LAYOUT:                All units have a separate kitchen,
                                         living area and bathroom.

        KITCHENS:                        Kitchens have wood cabinetry and
                                         appliances, including refrigerators,
                                         garbage disposals and gas range/ovens
                                         with hood. There are no dishwashers.

        BATHROOMS:                       Sanitary area includes tub/shower
                                         combination, sink, toilet, and
                                         countertop.

        HVAC/MECHANICAL:                 The units are heated by forced air
                                         furnaces. Each unit has an individual
                                         40 gallon gas fired hot water heater.
                                         The building is master metered for
                                         electricity, natural gas, and water and
                                         sewer. All utilities are paid by the
                                         owner.

        ELEVATORS                        None.

        UNIT AMENITIES:                  Unit amenities are minimal and include
                                         only kitchen appliances.

        PROJECT AMENITIES:               There is a large open area grass
                                         courtyard in the middle portion of the
                                         site. There are two laundry rooms
                                         located on the property each includes
                                         ten pairs of coin-operated washers and
                                         dryers.

                                         Over the last two years, improvements
                                         to the property include paving a
                                         section of grass on the east side of
                                         the property that connects the northern
                                         and southern sections allowing circular
                                         traffic throughout the property. In
                                         addition, security gates were
                                         constructed with card access at the
                                         northern and southern ends into the
                                         property. Other capital improvements
                                         over the last two years include
                                         replacement of pedestrian bridges
                                         within the open common areas.

                                         The leasing/administrative office is
                                         located towards the northeast corner of
                                         the site. There are men's and women's
                                         bathroom facilities on the ground
                                         floor. A maintenance building lies
                                         along the eastern border of the
                                         property. A small playground with a
                                         basketball court and covered recreation
                                         area lie at the northeast corner of the
                                         property.

        FIRE AND LIFE SAFETY:            Building-mounted fire extinguishers are
                                         located throughout the property. The
                                         property has hard-wired smoke alarms.

[IRR LOGO]                                                               PAGE 38

SAN JUAN DEL CENTRO APARTMENTS      DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

        AMERICANS WITH                   The authors are not qualified to
        DISABILITIES ACT (ADA):          determine if the subject property meets
                                         the requirements of the American with
                                         Disabilities Act (ADA), effective
                                         January 26, 1992. If changes to the
                                         subject property are necessary in order
                                         for the improvements to comply with the
                                         requirements of this legislation, our
                                         valuation is subject to change.

        COMMENTS:                        The property was originally competed in
                                         1971. It currently functions as low
                                         income housing. The property has four
                                         unit types which are considered to be
                                         average size. Functionally, the
                                         building is well-suited for rental
                                         apartments as unit layouts are
                                         functional and the building is
                                         adequately-designed with respect to
                                         access to the units and entryways.

        CONDITION:                       Several portions of the exterior wood
                                         facade are in need of repair or
                                         replacement, several screen doors are
                                         either broken or missing, and concrete
                                         breezeways and stairwells are both
                                         chipped and damaged. The property is
                                         considered to be overall in fair
                                         condition.

[IRR LOGO]                                                               PAGE 39

                                   [PICTURE]

                                TYPICAL BUILDING

                                   [PICTURE]

                            TYPICAL BUILDING EXTERIOR

                                   [PICTURE]

                                TYPICAL BREEZEWAY

                                   [PICTURE]

                                TYPICAL BATHROOM

                                   [PICTURE]

                                 TYPICAL KITCHEN

                                   [PICTURE]

                                 TYPICAL BEDROOM

                                   [PICTURE]

                                   PLAYGROUND

                                   [PICTURE]

                            PARKING LOT FACING SOUTH

                                   [PICTURE]

                          FACING SOUTH ON 34TH STREET

                                   [PICTURE]

       VIEW NORTH ON 34TH STREET FROM VALMONT ROAD, SUBJECT IN BACKGROUND

                                   [PICTURE]

                       SOUTHERN ENTRANCE FROM 34TH STREET

                                   [PICTURE]

                 INGRESS - ENGRESS ON EAST SIDE OF 34TH STREET

SAN JUAN DEL CENTRO APARTMENTS                          REAL ESTATE TAX ANALYSIS

REAL ESTATE TAX ANALYSIS

      The subject site is currently taxed through Boulder County as identified by Schedule Number 1463-204-08-001. Property taxes are determined by multiplying the mill levy by the property's assessed value. For residential properties which include apartments, the assessed value is set at 7.96% of actual value for tax years 2003 and 2004. The date of valuation is based on market activity from January 2002 through June 2003.

      In Colorado, all real estate is reassessed every two years. All property will be revalued in 2005 based on sales data from January 2003 through June 2004. The sale of a property does not trigger a revaluation in Colorado.

      All real estate taxes are paid in arrears and thus the 2004 taxes will apply to taxes due in 2005.

      Presented below are the actual and estimated values as indicated by the Boulder County Assessor's office.

                          2003 PAYABLE 2004         2004 PAYABLE 2005
                          -----------------         -----------------
Actual Value
                   Land     $   3,750,000             $   3,750,000
           Improvements     $   3,138,000             $   3,138,000
                            -------------             -------------
                  Total     $   6,888,000             $   6,888,000
Assessed Value
                   Land     $     298,500             $     298,500
           Improvements     $     249,780             $     249,780
                            -------------             -------------
                  Total     $     548,280             $     548,280

Tax District                      Boulder                   Boulder
Mill Levy                          69.736                    70.233

Real Estate Taxes           $   38,234.86             $   38,507.34
Personal Property Taxes     $    3,411.28             $    2,645.68
Total Property Taxes        $   41,646.14             $   41,153.02

      The 2003 and 2004 values placed on the property by the County are the same at $6,888,000. The mill levy for the subject neighborhood increased slightly in 2004 to 70.233 from 69.736 for tax year 2003. To determine if the evaluation placed on the property by the Boulder County Assessor's Office is reasonable, we have compiled tax comparables of other apartment buildings located within Boulder County. This data is presented on the following page.

[IRR LOGO]                                                               PAGE 44

SAN JUAN DEL CENTRO APARTMENTS                          REAL ESTATE TAX ANALYSIS

                                             2004 ACTUAL  2004 VALUE  REAL ESTATE  2004 MILL  2004 TAXES
PROPERTY NAME    PARCEL NUMBER  YOC   UNITS     VALUE      PER UNIT      TAXES        LEVY     PER UNIT
---------------  -------------  ----  -----  -----------  ----------  -----------  ---------  ----------
Glenlake Apts.    146320300027  1967   207   $10,213,500  $   49,341  $ 57,099.00    70.233    $ 275.84
Creekside Apts.   157706101012  1971   144   $ 8,460,000  $   58,750  $ 47,296.30    40.233    $ 328.45
Maplewood Apts.   146332303001  1966    95   $ 2,883,000  $   30,347  $ 16,117.78    70.233    $ 169.66
Cavalier          146332311001  1969   220   $ 5,076,000  $   23,072  $ 28,377.64    70.233    $ 128.99
Meadowcreek       146311202012  1973   332   $14,114,200  $   42,512  $ 76,398.24    67.975    $ 230.12
                  ------------  ----   ---   -----------  ----------  -----------    ------    --------
SUBJECT           146320408001  1971   150   $ 6,888,000  $   45,920  $ 38,507.34    70.233    $ 256.71
                  ============  ====   ===   ===========  ==========  ===========    ======    ========

      As this data indicates, the subject has a value placed on it of $45,920 per unit. The comparables range from $23,072 to $58,750 per unit. Assessment of the subject property appears to be reasonable based on this information.

[IRR LOGO]                                                               PAGE 45

SAN JUAN DEL CENTRO APARTMENTS                     HIGHEST AND BEST USE ANALYSES

HIGHEST AND BEST USE ANALYSES

  PROCESS

      Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

      - Legally permissible under the zoning laws and other restrictions that apply to the site.

      -     Physically possible for the site.

      -     Economically feasible.

      Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

  AS THOUGH VACANT

      LEGALLY PERMISSIBLE

      The subject site is zoned MR-D by the City of Boulder, which is a medium density/multiple unit dwelling zone district. Uses allowed include, but are not limited to, detached dwelling units, duplexes, attached dwelling units (min 2 units), cooperative housing units, public elementary, junior and senior high schools, religious assemblies, public parks, golf courses and playgrounds, private athletic facilities, and day care centers.

      PHYSICALLY POSSIBLE

      The next constraint imposed upon the site is dictated by its physical characteristics. In analyzing the subject site, the size, shape, location, frontage, access, and topography are considered since these factors affect the uses with which it can be developed. The subject site contains 10.84 acres and is irregularly rectangular in shape. The site has good visibility from 34th Street. Topographically the site is generally flat. After considering the physical characteristics of the site, it appears that a variety of uses would be considered for the subject site.

      FINANCIALLY FEASIBLE

      The next step is to analyze which of the physically possible, permissible uses, are financially feasible. Legally, only residential and non-commercial construction is an allowable use on the subject parcel.

      As of the 3rd Quarter 2004, the Denver metro market indicates an overall vacancy rate of 8.5%, down from the 3rd Quarter 2003 (11.1%) and 9.40% in the 2nd Quarter 2002. The subject submarket indicates a 3.9% vacancy rate. As of the date of inspection, the property was 96% occupied, with a waiting list for occupancy.

      The subject is located in a stable, urban area of metropolitan Boulder, with good access to major metropolitan thoroughfares. Given current market conditions, it is our opinion that the property is feasible to reconstruct.

[IRR LOGO]                                                               PAGE 46

SAN JUAN DEL CENTRO APARTMENTS                     HIGHEST AND BEST USE ANALYSES

      MAXIMUM PROFITABILITY

      This category addresses which feasible use is maximally productive to the land. As indicated, single or multi-family development is the only choice for the site as vacant. Other possible development includes non-commercial uses such as playgrounds or schools.

      Given all of these considerations, we estimate the Highest and Best Use for the subject site, as if vacant, would be to develop the property for multi-family use.

  HIGHEST AND BEST USE AS IMPROVED

      The subject site is currently improved with a 150 unit complex that was completed in 1971. The property is restricted by Section 8 and Section 236 agreements and is therefore not achieving rental rates commensurate with similar apartment complexes within the Boulder metropolitan area. The subject is currently 100% leased. The units are average size compared to market norms, and are considered reasonable given the typical tenant profile and neighborhood location. At present, there are no alternative uses for the property that are considered feasible, other than as a residential rental property. Therefore, the highest and best use as improved is continued use as an apartment rental complex, but without the
      Section 8 and Section 236 restrictions.

[IRR LOGO]                                                               PAGE 47

SAN JUAN DEL CENTRO APARTMENTS                             VALUATION METHODOLOGY

VALUATION ANALYSIS

VALUATION METHODOLOGY

      The traditional methods of processing market data into a value indication include:

            - Cost Approach;

            - Sales Comparison Approach; and

            - Income Capitalization Approach.

      The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties.

      The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

      The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

      In valuing the subject property, only the income capitalization and sale comparison approaches are considered valid and are used in this report. The cost approach is not considered a reliable approach for this appraisal. The subject improvements are over 30 years old whereby the estimates of physical deterioration and incurable functional obsolescence are quite subjective and therefore unreliable. Additionally, investors also emphasize the income capitalization and sales comparison approaches and view the cost approach or replacement cost as more of a benchmark.

      The final step in the valuation process is the reconciliation of value indications derived from the application of the approaches to value (Income, Sales Comparison). The appraiser analyzes the alternatives and selects a single final value estimate, or a range between which the value will most likely fall. The conclusion drawn in the reconciliation is based on the appropriateness, the accuracy, the quantity and quality of the available data, and other evidence set forth in the appraisal process. The purpose is to conclude to a supportable final estimate of value. Per the request, we have included a Land Valuation.

[IRR LOGO]                                                               PAGE 48

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

LAND VALUE ANALYSIS

      In order to derive an opinion of the market value of the subject land, assuming the property is vacant and available for development to its highest and best use, we have assembled sales data for vacant sites in the area. After examining available sales data, we have selected six land sale transactions as most comparable for this analysis. After an adjustment process, which compensates for all significant differences between these sales and the subject, these sales provide an indication of the subject's land value.

      On the next page is a Comparable Land Sales Chart which displays the data pertinent to this analysis. The identified sale prices have been adjusted to cash-equivalency, when appropriate. At the end of the Land Value section is a Land Sales Grid, which provides relevant data and shows the appropriate adjustments. For each element of comparison, each sale is rated as being superior, similar, or inferior to the subject. A downward (negative) adjustment is applied for a superior rating, and an upward (positive) adjustment is made for an inferior rating; no adjustments are made for elements considered similar to the subject.

      In analyzing the individual sales, we have selected the price per unit of land as the operative unit of comparison. This is the unit of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.

[IRR LOGO]                                                               PAGE 49

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

                          MULTI-FAMILY LAND SALES CHART
                         SAN JUAN DEL CENTRO APARTMENTS

                                                                  DENSITY
SALE                             SALE      SALE     SITE SIZE     (DU/AC)                 PRICE
NO.           LOCATION           DATE     PRICE       ACRES    & TOTAL UNITS   ZONING   PER UNIT
----  ------------------------  ------  ----------  ---------  -------------  --------  --------
 1    SWC Colorado Boulevard    Dec-03  $1,050,000    17.84        15.47         MF     $  9,239
      & E. 100th Avenue                 $1,500,000                   276      Thornton
      Thornton                          ----------
                                        $2,550,000

 2    SW CNR Baseline Rd &      Nov-03  $1,350,000     2.69        33.79      HR-D      $ 14,835
      Mohawk Drive                                                    91      Boulder
      Boulder

 3    SWC Colorado Boulevard    Sep-02  $3,014,000    20.15        15.09         MF     $  9,914
      & Welby Road                                                   304      Thornton
      Thornton
      (Village at North Hills)

 4    3975 28th Street          Apr-02  $2,500,000     5.02        16.74        PE      $ 29,762
      Boulder                                                         84      Boulder

SALE                            PRICE         GRANTOR/GRANTEE
NO.           LOCATION          PER SF         DEED REFERENCE                                    COMMENTS
----  ------------------------  ------  ----------------------------  --------------------------------------------------------------
 1    SWC Colorado Boulevard    $ 3.28  Terwilliger Properties LLC/   This property will be improved with a 276 unit multi-family
      & E. 100th Avenue                 The Reserve at Thornton LP    property. The buyer reported that the site was already zoned
      Thornton                          (Trammel Crowe Residential)   for multi-family development and there were no significant
                                        C1257373, Adams County        grading or drainage issues. The site is located adjacent to the Union Pacific railroad tracks. In addition, the buyer was responsible for off-site improvements associated with
                                                                      completing Thornton PArkway east to Colorado Blvd. The buyer would not disclose the amount paid above the sales price for the parkway, however we were provided with this information for the adjacent apartment property built by Fairfield, and estimated the amount to have been shared between the two
                                                                      properties. Therefore, we have added $1,500,000 to the listed sales price. The property is level and all utilities are
                                                                      available.

 2    SW CNR Baseline Rd &      $11.51  Laguna Land, Ltd/             The buyer reported the intended use for 91 residential 15 of
      Mohawk Drive                      Vistoso, LLC                  the  91 are affordable units. Located at the corner of Mohawk
      Boulder                           2526391, Boulder              and Baseline Road. Level site.

 3    SWC Colorado Boulevard    $ 3.43  Villno, Inc.                  This site is located on the eastern boundary of the city. The
      & Welby Road                      FF Realty, LLC                price was inclusive of $1,517,000 for the construction of off-
      Thornton                          Adams County                  site improvements (Thornton Pkwy, Welby Rd., etc.). The site
      (Village at North Hills)                                        is exempt from Thornton's Pacing Ordinance. The Union Pacific
                                                                      Railroad tracks run along the western edge of the property.

 4    3975 28th Street          $11.43  Summit Companies, Inc.        Located on west side of 28th Street, South of Jay Road.
      Boulder                           Boulder Assisted Living, LLC  Intended use to contruct 84 assisted living units. Level site.
                                        2275596, Boulder

[IRR LOGO]                                                               PAGE 50

                                     [MAP]

                                 LAND SALES MAP

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

 ANALYSIS OF LAND SALES

   In the following analysis, adjustments have been made to the comparables to account for various differences. Multi-family land prices in the Denver area are typically discussed and compared by market participants on a price per unit basis; therefore, the comparable sales and adjustments will be analyzed on a price per unit basis.

   The comparable sales range in size from 2.69 to 20.15 acres. Before adjustments, the sales range from $9,239 to $29,762 per unit, and $3.28 to $11.51 per square foot.

   The sales are compared to the subject based on property rights conveyed, financing, conditions of sale, market conditions, and physical characteristics, such as location, zoning/density, size and site conditions.

   PROPERTY RIGHTS CONVEYED

   The property rights appraised for the subject land are fee simple. All of the comparable sales were sold in fee simple; therefore, no adjustments were necessary for this characteristic.

   FINANCING

   The sale price of a property may be affected by favorable or unfavorable financing terms. However, seller financing does not always indicate that a cash equivalency adjustment is required. All of the comparables are representative of cash to seller transactions. Therefore, no adjustments are applied.

   CONDITIONS OF SALE

   Conditions of sale adjustments are reflective of the motivations between the buyer and the seller. An example of an adjustment for conditions of sale would be if the seller were trying to sell the property prior to foreclosure; hence, a distressed sale. A lending institution trying to dispose of REO assets within a short time may be motivated to sell properties at low liquidation prices. Both of these examples would require adjustments to the sale prices for atypical conditions of sale. Through confirmation, all of the comparable sales were determined to be arm's-length transactions and do not require adjustments for conditions of sale.

   MARKET CONDITIONS

   Adjusting a comparable sale for changing marketing conditions recognizes the influence on value of changes in the market since the date of sale, when comparing it to the effective valuation date for the subject. Changes in market conditions over time may result from fluctuations in supply and demand, differences in investor perceptions of market conditions, and other external characteristics.

   Over the last five years, we have seen price appreciation in the land market most of which is due to increases in rents and stabilized occupancy levels. Since mid-year 2001 however land values have stabilized and in some cases, perhaps decreased due to the economic downturn. Over the last year however, conditions are improving; and thus, overall, we make no adjustment to the land sales for market conditions.

[IRR LOGO]                                                               PAGE 52

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

   LOCATION

   Location is a primary consideration when estimating value. Sales with inferior locations are adjusted upward to account for any discount that was paid for the inferior site. Likewise, superior locations are adjusted downward. The subject is located in the northeast section of the City of Boulder. Its location within the City of Boulder is a positive attribute since Boulder has slow Growth Development Guidelines in place and historically rent levels and occupancy levels have been higher than the Denver/Boulder area as a whole. The subject however is located in a transitional neighborhood within Boulder with a mobile home park to the west and railroad tracks to the east. Sales 2 and 4 are both located in the City of Boulder in superior locations. Sale 2 is located on Baseline Road just west of Foothills Parkway. Downward adjustment is considered necessary for superior location. Sale 4 is located on 28th Street which is the main north/south arterial throughout Boulder; and thus, this sale requires a larger negative downward adjustment for location. Sales 1 and 3 are both located in Thornton, a northern suburb of Denver. An overall upward adjustment is made to these sales for location.

   ZONING/DENSITY

   Much like location, density is an important consideration in estimating multi-family land value. Generally, on a per unit basis, investors are willing to pay more for sites with lower densities compared to sites with higher densities. The primary reason for this is that a lower density property appeals more to the public, thus, the investor/ developer can achieve either a higher sales price or rental structure per unit than a project with higher density. This is true in most suburban settings. The subject is improved at a density of only 13.8 units per acre, which is slightly below the range indicated by the comparable land sales. Sales 1, 2 and 4 require upward adjustment for higher density. In many cases, the market does not recognize the full difference in density among sales; and therefore, this adjustment is lowered from the percent difference between the sale and subject.

   VISIBILITY/ACCESS

   Good visibility and access increases the desirability of a multi-family site for several reasons. First, drive-by traffic is more aware of a project and can increase foot traffic into the development without a corresponding increase in advertising expenditures. A site, however, located on a major arterial can also have detrimental affect due to traffic noise. Usually, however, the overall benefit is positive to apartments for high exposure.

   The subject site is considered to have only fair access and visibility since the site is north of Valmont Road and only accessible from 34th Street. All four sales are adjusted downward for superior visibility and access characteristics.

   SIZE/SITE CONDITIONS

   Two of the comparable land sales are large enough to accommodate development of at least 150 units or more. A project of 150 units is often the minimum size for larger developers in Colorado and in the national market. In a market such as Boulder, however, this does not hold true, as there are few if any larger sites available for multi-

[IRR LOGO]                                                               PAGE 53

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

   family development within city limits. Within Boulder, smaller sites tend to sell for more on a per square foot or per unit basis than do larger sites. Thus, we make a downward adjustment to Sales 2 and 4 for smaller size.

   The subject site is generally level as are all the other sales; and therefore, no adjustment is made for site conditions.

   The adjustment grid on the following page illustrates our adjustments.

LAND VALUE SUMMARY

   QBefore adjustments, the sales indicate a price range of $9,239 to $29,762 per unit. After adjustment, the sales indicate a range from $9,688 to $13,667 per unit, with an average adjusted price of $10,948 per unit. Two of the sales are located in Thornton, a northern suburb of Denver with the remaining two sales located within the City of Boulder, as is the subject. With primary emphasis placed upon the two Boulder transactions, we conclude to a value for the subject land of $12,000 per unit. Accordingly, the total indicated value is calculated below.

                   $12,000 PER UNIT X 150 UNITS = $1,800,000

[IRR LOGO]                                                               PAGE 54

SAN JUAN DEL CENTRO APARTMENTS                               LAND VALUE ANALYSIS

                    MULTI-FAMILY LAND SALES ADJUSTMENT GRID
               SAN JUAN DEL CENTRO APARTMENTS, BOULDER, COLORADO

       Sale No.                  Subject                    1                       2
------------------------  -------------------  ------------------------  -----------------------
                                               S/W/C Colorado Boulevard
                                                   & E. 100th Avenue     S/W/C of Baseline Rd. &
       Land Sale          San Juan Del Centro        Thornton, CO              Mohawk Drive
        Location                Boulder          (Reserve at Thornton)         Boulder, CO
------------------------  -------------------  ------------------------  -----------------------
Sale Price                                            $2,550,000               $1,350,000
Sale Date                       Jan-05                    Dec-03

Land Acres                       10.84                     17.84                     2.69
Number of Units                    150                       276                       91
Density (Units Per Acre)          13.8                      15.5                     33.8
Sale Price per SF                                     $     3.28               $    11.51
Sale Price per Unit                                   $    9,239               $   14,835

FINANCING                                                      0%                       0%
   Adjusted Price                                      $    9,239               $   14,835

CONDITIONS OF SALE                                             0%                       0%
  Adjusted Price                                      $    9,239               $   14,835

MARKET CONDITIONS (TIME)                                    -2.0%                    -4.2%
  Adjusted Price                                      $    9,054               $   14,217

PHYSICAL CHARACTERISTICS
  Location                                                    10%                     -10%
  Zoning/Density                                               2%                      12%
  Visibility/Access                                           -5%                     -10%
  Size                                                         0%                     -20%
  Site Conditions                                              0%                       0%

                                                      ----------               ----------
ADJUSTED PRICE/UNIT                                   $    9,688               $   10,236
                                                      ==========               ==========

       Sale No.                      3                       4
------------------------  ------------------------  ------------------
                          S/W/C Colorado Boulevard
                                & Welby Road        W/S of 28th Street
       Land Sale                Thornton, CO           S/O Jay Road
        Location          (Village at North Hills)     Boulder, CO
------------------------  ------------------------  ------------------
Sale Price                          $3,014,000         $2,500,000
Sale Date                               Sep-02             Apr-02

Land Acres                               20.15               5.02
Number of Units                            304                 84
Density (Units Per Acre)                  15.1               16.7
Sale Price per SF                   $     3.43         $    11.43
Sale Price per Unit                 $    9,914         $   29,762
FINANCING                                    0%                 0%
Adjusted Price                      $    9,914         $   29,762

CONDITIONS OF SALE                           0%                 0%
  Adjusted Price                    $    9,914         $   29,762

MARKET CONDITIONS (TIME)                  -2.0%              -4.3%
  Adjusted Price                    $    9,716         $   28,472

PHYSICAL CHARACTERISTICS
  Location                                  10%               -25%
  Zoning/Density                             0%                 3%
  Visibility/Access                         -5%               -20%
  Size                                       0%               -10%
  Site Conditions                            0%                 0%

                                    ----------         ----------
ADJUSTED PRICE/UNIT                 $   10,202         $   13,667
                                    ==========         ==========

ESTIMATED VALUE PER UNIT                                                 $   12,000
ESTIMATED LAND VALUE                                                     $1,800,000
                                                                         ==========
ESTIMATED LAND VALUE, ROUNDED                                            $1,800,000
                                                                         ==========

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

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

SALES COMPARISON APPROACH

   In the sales comparison approach to value, the following steps have been taken in estimating market value.

    -     Research recent sales of comparable improved properties;

    - Select the most comparable sales and present the pertinent data on these sales;

    - Adjust the sales for differences in the various elements of comparison; and,

    - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

   In performing the sales comparison approach, we surveyed sales activity for apartment properties in the greater Denver metropolitan areas. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected six improved sales as most comparable and as best indicators of value for the subject.

   There are several units of comparison which are used in this approach. Analysis of the market indicates that buyers typically compare multi-family properties on a price per unit basis, and they even use an effective gross income multiplier (EGIM). Both of these techniques are utilized to value the subject property in this approach.

   We note that there have been no sales of similar apartment complexes in Boulder in the last three years. While the Tantra Lake Apartments sold in September of 2002 ($112,000 per unit), it is not considered comparable due its superior location near the University of Colorado. Thus, we expanded the sales search to include properties throughout the Denver metropolitan area. The following are the most relevant sales which are considered comparable to the subject.

[IRR LOGO]                                                               PAGE 57

                              APARTMENT SALE NO. 1

                                   [PICTURE]

PROJECT/LOCATION:              Willowick Apartments
                               10603 E. Jewell Ave
                               Aurora, Colorado 80012

DATE OF SALE:                  December-04

SALES PRICE:                   $6,000,000

TERMS:                         Cash to seller.

CASH EQUIVALENT SALES PRICE:   $6,000,000

GRANTOR:                       ERP Operating, LP

GRANTEE:                       Cerulean Propertiess

RECORDING:                     74448, Arapahoe County

TIME ON MARKET:                4 months

SALES HISTORY:                 None over the last five years

VERIFICATION:                  Broker/JES (1/05)

PHYSICAL DATA:

     SITE AREA:                4.56 acres

     YOC:                      1980

     CONSTRUCTION TYPE:        Wood frame

UNIT MIX:  NO.  UNIT TYPE  SIZE (SF)
           ---  ---------  ---------
           44   1 BR/1 BA    653
           12   2 BR/1 BA    828
           44   2 BR/2 BA    882

TOTAL UNITS:        100

AVERAGE UNIT SIZE:  775 SF

RENTABLE AREA:      77,476 SF

UNIT AMENITIES:     Basic kitchen appliance package, dishwasher, fireplace,
                    balconies/ patios.

PROJECT AMENITIES:  Swimming pools, Clubhouses, Playground laundry facilities.

PARKING:            Open asphalt parking

CONDITION:          Average

INCOME DATA (ACTUAL):
 - Gross Rental Income:               $915,618
 - Vacancy/ Collection Loss @ 6%     -$ 54,913
 - Other Income                      +$ 99,123
                                     ---------
 - Effective Gross Income             $761,582
 - Expenses:                         -$353,782
                                     ---------
 - NOI:                               $407,800
 - Reserves @ $250/unit:              $ 25,000
                                     ---------
 - NOI After Reserves:                $382,800

UNITS OF COMPARISON:
 - Price per Unit:                    $ 60,000
 - Price per SF:                      $  77.44
 - EGIM:                                  7.88
 - Expense Ratio:                         46.5%
 - Expenses/SF                        $   4.57
 - Expenses/Unit:                     $  3,538
 - NOI/Unit:                          $  4,078
 - Overall Rate:                          6.38%

OCCUPANCY AT SALE:  94%

COMMENTS:           This property is located in Aurora off S. Havana Street near
                    S. Parker Road. There are 7, two-story wood frame buildings.

                              APARTMENT SALE NO. 2

                                    [PICTURE]

PROJECT/LOCATION:             Village on the Green Apartments
                              1769-1789 Coronado Parkway
                              Thornton, Colorado 80229

DATE OF SALE:                 Jul-04

SALES PRICE:                  $13,650,000

TERMS:                        Cash to seller.

CASH EQUIVALENT SALES PRICE:  $13,650,000

GRANTOR:                      Grand Victoria LLC

GRANTEE:                      PF5 Mountain Crest LLC

RECORDING:                    654900, Adams County

TIME ON MARKET:               60 days

SALES HISTORY:                Sold in 1999 for $14,775,000

VERIFICATION:                 Broker/LCH (10/04)

PHYSICAL DATA:

     SITE AREA:               11.6 acres

     YOC:                     1972

     CONSTRUCTION TYPE:       Wood frame

UNIT MIX:  NO.  UNIT TYPE  SIZE (SF)
           ---  ---------  ---------
           186  1 BR/1 BA        575
           204  2 BR/1 BA    790-850

TOTAL UNITS:        390

AVERAGE UNIT SIZE:  673 SF

RENTABLE AREA:      262,470 SF

UNIT AMENITIES:     Basic kitchen appliance package, dishwasher, wall-unit A/C, balconies/ patios.

PROJECT AMENITIES:  3 swimming pools, 2 clubhouses, laundry facilities in each building.

PARKING:            Open asphalt parking

CONDITION:          Average

INCOME DATA (ACTUAL):
 - Net Rental Income:                  $2,603,519
 - Other Income                       +$  136,821
 - Vacancy/ Collection Loss @ 11%     -$  301,437
                                       ----------
 - Effective Gross Income              $2,438,903
 - Expenses:                          -$1,404,000
                                       ----------
 - NOI:                                $1,034,903
 - Reserves @ $300/unit:               $  117,000
                                       ----------
 - NOI After Reserves:                 $  917,903

UNITS OF COMPARISON:
 - Price per Unit:                     $   35,000
 - Price per SF:                       $    52.01
 - EGIM:                                     5.60
 - Expense Ratio:                            57.6%
 - Expenses/SF                         $     5.35
 - Expenses/Unit:                      $    3,600
 - NOI/Unit:                           $    2,654
 - Overall Rate:                             6.72%

OCCUPANCY AT SALE:  89 %

COMMENTS:           This property is located in southeast Thornton, east of
                    Washington Street. There are 15 residential buildings and 2 clubhouse buildings. The residential buildings are 2 stories with interior corridors.

                              APARTMENT SALE NO. 3

                                   [PICTURE]

PROJECT/LOCATION:             Shadow Tree Apartments
                              1800 Billings Street
                              Aurora, Colorado 80011

DATE OF SALE:                 Feb-03

SALES PRICE:                  $4,900,000

TERMS:                        Cash to seller.

CASH EQUIVALENT SALES PRICE:  $4,900,000

GRANTOR:                      Shadow Tree Apartments, LLC

GRANTEE:                      Vision Real Estate Investments, Inc.

RECORDING:                    C-1103618 , (Adams County)

TIME ON MARKET:               N/A

SALES HISTORY:                None in past three years.

VERIFICATION:                 Broker/LCH (9/03)

PHYSICAL DATA:

     SITE AREA:               3.33 acres; 145,055 sf

     YOC:                     1972

     CONSTRUCTION TYPE:       Two 3-story buildings of wood frame with brick
                              veneer construction.

UNIT MIX:  NO.  UNIT TYPE  SIZE (SF)
---------  ---  ---------  ---------
            41  1 BR/1 BA    486
            53  2 BR/1 BA    690
            23  2 BR/2 BA    789

TOTAL UNITS:        117

AVERAGE UNIT SIZE:  743 SF

RENTABLE AREA:      74,643 SF

UNIT AMENITIES:     Basic kitchen appliance package, wall-unit air conditioning.

PROJECT AMENITIES:  Laundry facility, controlled access, playground.

PARKING:            Surface parking spaces

CONDITION:          Average

INCOME DATA (ACTUAL):
 - Gross Rental Income:                  $903,915
 - Vacancy & Collection Loss @ 10%:     -$ 90,392
 - Other Income:                        +$ 32,173
                                         --------
 - Effective Gross Income                $781,351
 - Expenses:                            -$331,119
                                         --------
 - NOI:                                  $450,232
 - Reserves @ $300/unit:                 $ 35,100
                                         --------
 - NOI After Reserves:                   $415,132

UNITS OF COMPARISON:
 - Price per Unit:                       $ 44,444
 - Price per SF:                         $  69.66
 - EGIM:                                     6.66
 - Expense Ratio:                            42.4%
 - Expenses/SF                           $   4.44
 - Expenses/Unit:                        $  2,830
 - NOI/Unit:                             $  3,848
 - Overall Rate:                             7.98%

OCCUPANCY AT SALE:  92 %

COMMENTS:           This property is located north of Colfax Avenue just east of
                    I-225. It is less than one mile from the Fitzsimmons redevelopment, and has good access to I-70 and I-225. This transaction was the downleg of a 1031 exchange.

                              APARTMENT SALE NO. 4

                                    [PICTURE]

PROJECT/LOCATION:             Pine Gardens Apartments
                              9200 Elm Ct.
                              Federal Heights, Colorado 80260-5256

DATE OF SALE:                 March 2004

SALES PRICE:                  $4,750,000

TERMS                         Cash to seller.

CASH EQUIVALENT SALES PRICE:  $4,750,000

GRANTOR:                      Pine Gardens Associates, LP

GRANTEE:                      CVI Pine Gardens Apartments, LLC

RECORDING:                    112050, Adams County

TIME ON MARKET:               60 Days

SALES HISTORY:                None over last three years

VERIFICATION:                 Broker/ JS (1/05)

PHYSICAL DATA:

     SITE AREA:               4.59 acres

     YOC:                     1972

     CONSTRUCTION TYPE:       Frame construction.

UNIT MIX:   NO.    UNIT TYPE    SIZE (SF)
            ---   -----------   ---------
            49     2 BR/1 BA      760
            48    3 BR/1.5 BA     920

TOTAL UNITS:        97

AVERAGE UNIT SIZE:  839 SF

RENTABLE AREA:      81,400 SF

UNIT AMENITIES:     Vaulted ceilings, refrigerator, range/oven, dishwasher,
                    balconies/patios.

PROJECT AMENITIES:  Swimming pool, playground and laundry facilities.

PARKING:            Open paved parking, 180 spaces.

CONDITION:          Average.

INCOME DATA (ACTUAL):
 - Gross Rental Income:       $869,460
 - Vacancy @ 15%:            -$130,419
 - Other Income:             +$ 57,616
                              --------
 - EGI:                       $796,657
 - Expenses:                  $415,900
 - NOI:                       $380,757
 - Reserves @ $300/unit:      $ 29,100
 - NOI After Reserves:        $351,657

UNITS OF COMPARISON:
 - Price per Unit:            $ 48,969
 - Price per SF:              $  58.35
 - EGIM:                          5.96
 - Expense Ratio:                 52.2%
 - Expenses/SF:               $   5.11
 - Expenses/Unit:             $  4,288
 - NOI/Unit:                  $  3,925
 - Overall Rate:                  7.40%

OCCUPANCY AT SALE:

COMMENTS:           Located on the north side of West 92nd Avenue, east of
                    Federal Boulevard. The property has five, 2  1/2 story
                    (garden style) buildings.

                              APARTMENT SALE NO. 5

                                    [PICTURE]

PROJECT/LOCATION:             Monaco South Apartments
                              2280 South Monaco Parkway
                              Denver, Colorado

DATE OF SALE:                 March 2004

SALES PRICE:                  $10,800,000

TERMS                         Cash to seller.

CASH EQUIVALENT SALES PRICE:  $10,800,000

GRANTOR:                      Monaco South Equities, LLC (Baron Properties
                              Holdings LLC)

GRANTEE:                      Monaco 216, LLC (The Wolf Companies)

RECORDING:                    0679043, Denver County

TIME ON MARKET:               N/Ap

SALES HISTORY:                1.5 months

VERIFICATION:                 Broker/ LCH (10/04)

PHYSICAL DATA:

     SITE AREA:               7.034 acres

     YOC:                     1971

     CONSTRUCTION TYPE:       Concrete block construction.

UNIT MIX:   NO.   UNIT TYPE   SIZE (SF)
            ---   ---------   ---------
             44   1 BR/1 BA       647
            104   1 BR/1 BA       680
             56   2 BR/1 BA       890
             11   2 BR/1 BA       979
              1   2 BR/1 BA     1,100

TOTAL UNITS:        216

AVERAGE UNIT SIZE:  741 SF

RENTABLE AREA:      160,897 SF

UNIT AMENITIES:     Vaulted ceilings, refrigerator, range/oven, dishwasher,
                    balconies/ patios, fireplaces, cable TV.

PROJECT AMENITIES:  Clubhouse, swimming pool, tennis court, playground and laundry facilities.

PARKING:            Open paved parking and 104 carports.

CONDITION:          Average.

INCOME DATA (ACTUAL):
 - Gross Rental Income:       $1,525,066
 - Vacancy @ 11%:            -$  167,452
 - Other Income:             +$  147,888
                              ----------
 - EGI:                       $1,505,502
 - Expenses:                  $  738,288
 - NOI:                       $  767,214
 - Reserves @ $250/unit:      $   54,000
 - NOI After Reserves:        $  713,514

UNITS OF COMPARISON:
 - Price per Unit:            $   50,000
 - Price per SF:              $    67.12
 - EGIM:                            7.17
 - Expense Ratio:                   49.0%
 - Expenses/SF:               $     4.59
 - Expenses/Unit:             $    3,418
 - NOI/Unit:                  $    3,552
 - Overall Rate:                    6.61%

OCCUPANCY AT SALE:                    90%

COMMENTS:           This property is located in Denver on Monaco Parkway just
                    south of Evans Avenue. This is a central location with good access to Interstate 25. The buildings are 4-story brick with interior corridors and secure entrances. There was no deferred maintenance at the time of sale.

                              APARTMENT SALE NO. 6

                                   [PICTURE]

PROJECT/LOCATION:             Sheridan South Apartments
                              2133 S. Eaton Street
                              Denver, Colorado 80227-3668

DATE OF SALE:                 March 2004

SALES PRICE:                  $6,400,000

TERMS                         Cash to seller.

CASH EQUIVALENT SALES PRICE:  $6,400,000

GRANTOR:                      Sheridan Family Partnership, LLC

GRANTEE:                      Michael J. Swartz Trust

RECORDING:                    0071489, Denver County

TIME ON MARKET:               120 days

SALES HISTORY:                N/A

VERIFICATION:                 Broker/ JES (1/05)

PHYSICAL DATA:

     SITE AREA:               3.07 acres

     YOC:                     1962

     CONSTRUCTION TYPE:       Concrete block with brick veneer.

UNIT MIX:   NO.   UNIT TYPE   SIZE (SF)
            ---   ---------   ---------
            35    1 BR/1 BA    602-748
            58    2 BR/1 BA    739-850
            16    3 BR/2 BA      816

TOTAL UNITS:        109

AVERAGE UNIT SIZE:  759 SF

RENTABLE AREA:      82,762 SF

UNIT AMENITIES:     Range/oven, dishwasher, wall-mounted A/C, washer/dryer hook ups

PROJECT AMENITIES:  Laundry facilities, security entrace.

PARKING:            Open paved parking (200 spaces)

CONDITION:          Average.

INCOME DATA (ACTUAL):
 - Gross Rental Income:           N/A
 - Vacancy                        N/A
 - Other Income:                  N/A
 - EGI:                           N/A
 - Expenses:                      N/A
 - NOI:                           N/A
 - Reserves @ $250/unit:          N/A
 - NOI After Reserves:            N/A

UNITS OF COMPARISON:
 - Price per Unit:            $58,716
 - Price per SF:              $ 77.33
 - EGIM:                          N/A
 - Expense Ratio:                 N/A
 - Expenses/SF:                   N/A
 - Expenses/Unit:                 N/A
 - NOI/Unit:                      N/A
 - Overall Rate:                  N/A

OCCUPANCY AT SALE:                 90%

COMMENTS:           There was no deferred maintenance at the time of sale.

                                      [MAP]

                               IMPROVED SALES MAP

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

PRICE PER UNIT ANALYSIS

    In order to make an accurate comparison, sales are adjusted for characteristics which would cause prices to vary, such as property rights conveyed, the terms of financing, conditions of sale, market conditions, location, physical characteristics, and economic characteristics.

    The comparable sales are adjusted upward or downward, bringing them level with the subject. If, for example, a comparable has a superior location to the subject its sale price will be adjusted downward to compensate for the superior characteristics. Under the best of conditions, a "paired sales" analysis and quantitative adjustments are derived directly from the comparables. In some instances this is possible; usually however, insufficient information is available to make paired sales adjustments. This is the case with the comparable sales utilized in this approach. There are too many differences among the projects to make a precise paired sales analysis. Thus, qualitative adjustments are made in this analysis.

    Based on our estimates of market rents and expenses, the property is anticipated to generate an estimated $3,823 per unit in net operating income
    (NOI) before reserves based on market rent and expenses. In the following analysis, we discuss the comparables in relation to the subject.

    PROPERTY RIGHTS CONVEYED

    All of these transactions represent transfer of the fee simple estate, subject to short-term leases, which is the interest valued in the subject. All of the sales were unencumbered by Section 8 HAP contracts. Thus, no adjustments for property rights conveyed are necessary.

    TERMS OF FINANCING

    Seller provided financing at below market terms can affect the sales price of a property in a transaction. If this is not recognized the sales price can be distorted and give a false indication of value. All sales represent cash to the seller and no adjustment is necessary

    CONDITIONS OF SALE

    Conditions of sale adjustments are reflective of motivations between the buyer and the seller. An example of this adjustment for conditions of sale would be if the seller were trying to sell the property prior to foreclosure, or otherwise referred to as a distressed sale. To our knowledge, none of the transactions were carried out under duress or under the threat of foreclosure. Therefore, no adjustments for conditions of sale were necessary.

    MARKET CONDITIONS

    This adjustment concerns any changes in market conditions over the time period between when each sale occurred and the date of value for the subject. If market conditions have improved and the sales prices indicate an increase between the sale date of the comparables and the date of value of the subject, than an upward adjustment is necessary. Over the last two years, we have seen decreasing rent levels along with

[IRR LOGO]                                                               PAGE 71

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

    decreasing capitalization rates. Overall, sales prices however have not decreased to the same level as rents due to lower capitalization rates. Over the last nine months, rent levels have stabilized and increased slightly in newer properties. Overall, no appreciation or depreciation is applied to the comparable sales in this analysis.

    PHYSICAL CHARACTERISTICS

    Generally, for apartment complexes differences in location, age, condition, quality/appeal, functional utility, unit mix, average unit size, and amenities are given strong consideration when comparing properties. Each of the comparable sales has a good location within its respective area, as does the subject property. The subject was built in 1971, and the comparables were built between 1962 and 1980.

    SALE 1, WILLOWICK APARTMENTS, is a 100 unit apartment complex located in Aurora. The property consists of 44 one bedroom units, and 56 two bedroom units with an average unit size of 775 square feet. By contrast, the subject has a range of unit types from one bedroom to four bedroom units with an average unit size of 830 square feet. Downward adjustment is considered necessary for superior location and condition.

    SALE 2, VILLAGE ON THE GREEN APARTMENTS, is a 390 unit apartment complex located in Thornton, a northern suburb in the Denver area. Downward adjustment is considered necessary for superior location. This property consists of 186 one bedroom units and 204 two bedroom units with an average unit size of 673 square feet. Upward adjustment is considered necessary for smaller average unit size. The condition of this property is considered to be similar to the subject. No other physical characteristic adjustments are necessary.

    SALE 3, SHADOW TREE APARTMENTS, is a 117 unit apartment complex located in Aurora, an eastern suburb in the Denver area. The general neighborhood for this property is considered similar to the subject area in Boulder. Therefore, no adjustment is necessary for location. The average unit size at this property is smaller than the subject and therefore, upward adjustment is made for smaller average unit size. No other physical characteristic adjustments are necessary.

    SALE 4, PINE GARDENS APARTMENTS, is a 97 unit apartment complex located in Federal Heights, a northern suburb of Denver. Downward adjustment is considered necessary for superior location. The average unit size at this property is very similar to the subject and the condition of the improvements is also similar. Therefore, no other physical characteristic adjustments are made.

    SALE 5, MONACO SOUTH APARTMENTS, is located in the southeast section of the City of Denver. Downward adjustment is considered necessary for superior location. The average unit size at this development is similar to the subject warranting no adjustment. A slight downward adjustment is considered necessary for superior condition of the improvements. No other physical characteristic adjustments are necessary.

    SALE 6, SHERIDAN SOUTH APARTMENTS, is located in the southwest section of the City of Denver. Downward adjustment is considered necessary for superior location. All other physical attributes are considered similar; and therefore, no additional adjustments for physical characteristics are made.

[IRR LOGO]                                                               PAGE 72

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

    ECONOMIC CHARACTERISTICS

    Economic characteristics include all attributes for properties that affect its net operating income. For apartment buildings, tenant mix, occupancy, expense ratios, and quality of management are of primary concern. Expense ratios, occupancy, and management all basically go hand in hand, such that, if the property has good quality management, vacancies will be typical of the area and expenses will be held in check.

    When considering adjustments for economic characteristics, the appraiser must take care not to attribute differences in economic characteristics that may have already been accounted for in other adjustments. Accordingly, the appraiser must consider the adjustments that have already been applied prior to making an adjustment for economic characteristics.

    For comparison purposes, the subject property is projected to generate a net operating income (NOI) of $3,823 per unit based on market rents and expenses. Sales 2 and 5 require upward adjustment for inferior net operating income per unit, whereas Sales 1 and 6 require downward adjustment for superior net operating income per unit. Sales 3 and 4 require no adjustment.

    The grid on the following page illustrates the adjustment process for each of the sales.

    CONCLUSION OF PER UNIT VALUATION

    After adjustments, the six comparable sales indicate a price range of $40,250 to $49,908 per unit with a mean of $45,150 per unit. All of the sales closed within 2004. None of the sales are located in the immediate neighborhood of the subject property, but all are representative of lower income producing properties within the Denver/ Boulder metropolitan area. Emphasis was placed on Sale 4 which was considered to be very similar to the subject property in terms of physical characteristics. Therefore, it is our opinion that the appropriate price per unit for the subject is $45,000 per unit. Therefore,

                    150 UNITS @ $45,000 PER UNIT = $6,750,000

[IRR LOGO]                                                               PAGE 73

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

                         IMPROVED SALES ADJUSTMENT GRID
                         SAN JUAN DEL CENTRO APARTMENTS

          SALE NO.                 SUBJECT            1                2                3
--------------------------  -------------------  -----------  --------------------  -----------
Apartment Name/             SAN JUAN DEL CENTRO   WILLOWICK   VILLAGE ON THE GREEN  SHADOW TREE
Building Location                Boulder, CO      Aurora, CO      Thomton, CO       Aurora, CO
--------------------------  -------------------  -----------  --------------------  -----------
Sale Price                                       $6,000,000       $13,650,000      $5,200,000
Year of Construction                 1972              1980              1972            1972
Sale Date                          Jan-05            Dec-04            Jul-04          Jun-04
No. of Units                          150               100               390             117
Overall Cap Rate                                       6.38%             6.72%           7.98%
Average Unit Size                     830               775               673             638
NOI/Unit                           $3,823        $    4,078       $     2,654      $    3,848
Sale Price/Unit                                  $   60,000       $    35,000      $   44,444

FINANCING                                                 0%                0%              0%
  Adjusted Price                                 $   60,000       $    35,000      $   44,444

CONDITIONS OF SALE                                        0%                0%              0%
  Adjusted Price                                 $   60,000       $    35,000      $   44,444

MARKET CONDITIONS (TIME)                                0.0%              0.0%            0.0%
  Adjusted Price                                 $   60,000       $    35,000      $   44,444

PHYSICAL CHAR.
  Location                                              -10%              -10%              0%
  Unit Mix/Avg. Size                                      0%                5%              5%
  Quality/Appeal/Condition                              -10%                0%              0%
  Age                                                     0%                0%              0%

ECONOMIC CHAR.                                           -5%               20%              0%

                                                 ----------       -----------      ----------
ADJUSTED PRICE/UNIT                              $   45,000       $    40,250      $   46,667
                                                 ==========       ===========      ==========

          SALE NO.                   4                5              6
--------------------------  -------------------  ------------  --------------
Apartment Name/                PINE GARDENS      MONACO SOUTH  SHERIDAN SOUTH
Building Location           Federal Heights, CO   Denver, CO     Denver, CO
--------------------------  -------------------  ------------  --------------
Sale Price                       $4,750,000      $10,800,000    $ 6,400,000
Year of Construction                   1972             1971           1962
Sale Date                            Mar-04           Mar-04         Mar-04
No. of Units                             97              216            109
Overall Cap Rate                       7.40%            6.61%          6.00%
Average Unit Size                       839              741            759
NOI/Unit                         $    3,925      $     3,552    $     4,410
Sale Price/Unit                  $   48,969      $    50,000    $    58,716

FINANCING                                 0%               0%             0%
  Adjusted Price                 $   48,969      $    50,000    $    58,716

CONDITIONS OF SALE                        0%               0%             0%
  Adjusted Price                 $   48,969      $    50,000    $    58,716

MARKET CONDITIONS (TIME)                0.0%             0.0%           0.0%
  Adjusted Price                 $   48,969      $    50,000    $    58,716

PHYSICAL CHAR.
  Location                              -10%             -10%           -10%
  Unit Mix/Avg. Size                      0%               0%             0%
  Quality/Appeal/Condition                0%              -5%             0%
  Age                                     0%               0%             0%

ECONOMIC CHAR.                            0%               5%            -5%

                                 ----------      -----------    -----------
ADJUSTED PRICE/UNIT              $   44,072      $    45,000    $    49,908
                                 ==========      ===========    ===========

ESTIMATED VALUE PER UNIT                                      $   45,000
ESTIMATED TOTAL VALUE                                         $6,750,000

                                                              ----------
ESTIMATED "UNENCUMBERED" MARKET VALUE, ROUNDED                $6,750,000
                                                              ==========

[IRR LOGO]                                                               PAGE 74

SAN JUAN DEL CENTRO APARTMENTS                         SALES COMPARISON APPROACH

   EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

      The second method used to estimate the value by the Sales Comparison Approach is the EGIM method, this technique is used to compare the income producing characteristics of properties in the Sales Comparison Approach. EGIMs are derived from market data and represent the ratio of sales price to annual EGI at the time of sale. Typically, the primary factors affecting EGIMs are the age of the property, income per unit, and the expense ratio. The following table summarizes the EGIM indications from the sales, as well as other pertinent data.

SALE       EGIM         EXPENSE RATIO
----       ----         -------------
  1        7.88             46.5%
  2        5.60             57.6%
  3        6.66             42.4%
  4        5.96             52.2%
  5        7.17             49.0%
  6         N/A              N/A

      As shown, the sales indicate a range of EGIMs from 5.60 to 7.88. Expense ratios range from 42.4% to 57.6%. Overall, the sales data indicate that the higher the expense ratio, the lower the EGIM. The subject's expense ratio is projected at 50.8%, which is in the middle of the range for the comparables. From this data, we estimate an EGIM of 6.25 as applicable to the subject property. This multiplier is applied to the subject's projected effective gross income which is estimated in the Income Capitalization Approach.

      The following value indication is calculated for the subject:

             $1,164,960 X 6.25 = $7,281,000, ROUNDED TO $7,300,000

   RECONCILIATION/CONCLUSION

      In this approach, the two units of comparison have been utilized: 1) price per unit, and 2) the effective gross income multiplier. These methods have revealed the following estimates of prospective market value upon occupancy stabilization:

METHOD                                     VALUE INDICATION
------                                     ----------------
Price Per Unit                            $       6,750,000
EGIM                                      $       7,300,000

      As shown, these two techniques provide a value indication of $6,750,000 to $7,300,000. Typically, more emphasis is placed on a price per unit analysis, as this method is able to differentiate and account for differences between the comparable sales and the subject property. In this case, the expense ratio of the subject is in the middle of the range of the comparables, and thus, some weight is given to the EGIM analysis. Therefore, with primary weight given to the price per unit method, we estimate a value of $6,900,000.

        MARKET VALUE ESTIMATE BY SALES COMPARISON APPROACH = $6,900,000

[IRR LOGO]                                                               PAGE 75

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

  INCOME CAPITALIZATION APPROACH

    INTRODUCTION

       The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

       Following is an overview of the steps used in the income capitalization approach.

         - Estimate potential gross income. This involves analyzing the subject's current leases to establish the potential income from leased space, and then estimating market rent to apply to the subject's vacant space by surveying comparable rental properties in the market.

         -     Estimate vacancy and credit loss.

         -     Estimate expenses.

         -     Calculate the reconstructed net operating income.

         - Select a capitalization rate from the market to use in direct capitalization.

         - Perform a discounted cash flow analysis to estimate value through yield analysis.

         - Reconcile a value indication for the income capitalization approach.

       The two generally accepted techniques used in this approach are direct capitalization and discounted cash flow (yield) analyses.

       Direct capitalization is a method used to convert a single year's expected income into an indication of value in one direct step, by dividing the net operation income by an appropriate capitalization rate.

       Discounted cash flow (DCF) analysis is defined in the Addenda.

       For the purposes of this analysis, direct capitalization has been utilized. This is the typical analysis which investors use in the marketplace for apartment complexes.

       We have conducted a survey of comparable apartment projects in the Denver metropolitan area. The survey is summarized on the following pages.

[IRR LOGO]                                                               PAGE 76

[PICTURE]

RENTAL NO. 1
GLENLAKE APARTMENTS

2995 GLENWOOD DRIVE
BOULDER, COLORADO
303-449-3944

DATE OF SURVEY: Jan-05
TOTAL UNITS:    207
YOC:            1971

                                         ASKING      EFFECTIVE               AVERAGE
RENTAL DATA:      NO.   UNIT TYPE       MO. RENT       RENT     SIZE (SF)    RENT/SF
----------------  ---  ------------    -----------  ----------  ---------  -----------
                    7   Efficiency     $  550-$600  $ 550-$600      425    $1.29-$1.41
                   79   1 BR/1 BA      $  650-$700  $ 650-$700      605    $1.07-$1.16
                   60   2 BR/1.5BA     $   875-925  $ 864-$914    1,000    $0.88-$0.93
                   61   2 BR/ 1 3/4 BA $  900-$950  $ 889-$939    1,015    $0.89-$0.94
                  ---                               ----------    -----    -----------
TOTALS/AVERAGES:  207                               $      804      834    $      0.96
                  ---                               ----------    -----    -----------

CONCESSIONS:         $100 off first month for currently 2 BR units only.

REPORTED OCCUPANCY:  98%

LEASE TERMS:         6, 9 and 12 months

RESIDENT UTILITIES:  Tenant pays electric, gas

OWNER UTILITIES:     Trash removal, water, sewer

UNIT AMENITIES:      Fully equipped and modern GE kitchens with dishwasher,
                     disposal & refrigerator, private balconies and storage lockers.

PROJECT AMENITIES:   Outdoor swimming pool, laundry facilities and optional
                     covered parking.

PARKING:             Surface only at no charge, optional covered parking.

COMMENTS:            This property is located in the northern portion of
                     Boulder, 1/2 mile north of Valmont Road on 28th Street.
                     Tenant profile varies.

[PICTURE]

RENTAL NO. 2
CREEKSIDE APARTMENTS

505 27TH WAY
BOULDER, CO
303-499-3159

DATE OF SURVEY: Dec-04
TOTAL UNITS:    144
YOC:            1983

                                     ASKING                EFFECTIVE
RENTAL DATA:      NO.  UNIT TYPE    MO. RENT   SIZE (SF)    RENT/SF
----------------  ---  ---------  -----------  ---------  -----------
                   34  1 BR/1 BA  $       650      660    $      0.98
                   80  2 BR/1 BA  $  800-$965      800    $1.00-$1.21
                   30  3 BR/2 BA  $ 900-$1250    1,012    $0.89-$1.24
                  ---             -----------    -----    -----------
TOTALS/AVERAGES:  144             $       868      811    $      1.07
                  ---             -----------    -----    -----------

CONCESSIONS:         None.

REPORTED OCCUPANCY:  90%

LEASE TERMS:         3, 9 and 12 months

RESIDENT UTILITIES:  Electric

OWNER UTILITIES:     Water, gas, sewer, trash

UNIT AMENITIES:      High speed internet, fully furnished.

PROJECT AMENITIES:   Outdoor swimming pool, volleyball, laundry facilities.

PARKING:             Surface only at no charge.

COMMENTS:            This project is located southeast of Downtown Boulder and
                     the University of Colorado at the intersection of Broadway and 27th Way. The building is 5-story in configuration.
                     Located approximately 0.5 mile from the University of Colorado, the tenant mix is primarily students.

[PICTURE]

RENTAL NO. 3
MAPLEWOOD APARTMENTS

1020 KENT STREET
BOULDER, CO
303-444-0311

DATE OF SURVEY: Jan-05
TOTAL UNITS:    95
YOC:            1966

                                    ASKING              AVERAGE
RENTAL DATA:      NO.   UNIT TYPE  MO. RENT  SIZE (SF)  RENT/SF
------------      ---   ---------  --------  ---------  -------
                  50   1 BR/ 1 BA  $    599     500     $  1.20
                  45   2 BR/ 1 BA  $    825     610     $  1.35
                  ---   ---------  --------  ---------  -------
TOTALS/AVERAGES:  95               $    706     552     $  1.28
                  ---   ---------  --------  ---------  -------

CONCESSIONS:         None

REPORTED OCCUPANCY:  100%

LEASE TERMS:         6, 9 and 12 months

RESIDENT UTILITIES:  Residents pay electric.

OWNER UTILITIES:     Water/ sewer, trash removal and 2nd floor heating, gas

UNIT AMENITIES:      Air conditioning, garbage disposal, high speed internet
                     access.

PROJECT AMENITIES:   Storage rooms, laundry facilities.

PARKING:             Surface parking at no charge.

COMMENTS:            This project is located on 30th Street between Colorado
                     Avenue and Baseline Road. The property is in good condition for its age. Due to its location less than 1/5 mile from the University of Colorado, the tenant mix is primarily students.

[PICTURE]

RENTAL NO. 4
CAVALIER APARTMENTS

2900 EAST AURORA AVENUE
BOULDER, CO
303-444-3081

DATE OF SURVEY: Jan-05
TOTAL UNITS:    220
YOC:            1969

                                         ASKING                AVERAGE
RENTAL DATA:      NO.    UNIT TYPE      MO. RENT    SIZE (SF)  RENT/SF
----------------  ---  --------------  -----------  ---------  -------
                   24    Efficiency    $       575    360      $  1.60
                   78  1 BR/1 BA (sm)  $       600    480      $  1.25
                   78  1 BR/1 BA (lg)  $       700    780      $  0.90
                   40    2 BR/2 BA     $  850-$900    990      $  0.86
                  ---                  -----------    ---      -------
TOTALS/AVERAGES:  220                  $       931    666      $  1.40
                  ---                  -----------    ---      -------

CONCESSIONS:         None

REPORTED OCCUPANCY:  92%

LEASE TERMS:         6 and 12-month leases.

RESIDENT UTILITIES:  All-electric units; tenant pays electric, water and sewer.

OWNER UTILITIES:     Trash removal.

UNIT AMENITIES:      Window unit A/C, all electric appliances, dishwasher in
                     half of units.

PROJECT AMENITIES:   Heated swimming pool, outside picnic areas.

PARKING:             Surface only at no charge.

COMMENTS:            This project is located on Aurora between 29th and 30th
                     Streets. The property is in good condition for its age. Due to its location less than 1/5 mile from the University of Colorado, the several units are occupied by students.

[PICTURE]

RENTAL NO. 5
HABITAT APARTMENT

6255 HARBITAT DRIVE
BOULDER, CO
800-266-7080

DATE OF SURVEY: Jan-05
TOTAL UNITS:    199
YOC:            1973

                                      ASKING              EFFECTIVE
RENTAL DATA:      NO.   UNIT TYPE    MO. RENT  SIZE (SF)   RENT/SF
----------------  ---  -----------  ---------  ---------  ---------
                   12     Studio    $     625     600      $  1.04
                   36   1 BR/ 1 BA  $     725     925      $  0.78
                   24  1 BR/1.5 BA  $     750    1100      $  0.68
                   53  2 BR/1.5 BA  $     800    1100      $  0.73
                   26   2 BR/2 BA   $     825    1200      $  0.69
                   18  2 BR/1.5 BA  $     975    1275      $  0.76
                   30   3 BR/2 BA   $   1.175    1500      $  0.78
                  ---               ---------    ----      -------
TOTALS/AVERAGES:  199               $     845    1127      $  0.75
                  ---               ---------    ----      -------

CONCESSIONS:         None.

REPORTED OCCUPANCY:  100%

LEASE TERMS:         6, 9 and 12 month leases.

RESIDENT UTILITIES:  Electric, gas.

OWNER UTILITIES:     Water, sewer, trash.

UNIT AMENITIES:      Air conditioning, dishwasher, fireplace, garbage disposal, high speed internet access, private patio/balcony and W/D hookups.

PROJECT AMENITIES:   Laundry facility, public transportation, swimming pool.

PARKING:             Surface parking.

COMMENTS:            This project is located on 63rd Avenue, about 1/5 mile
                     southeast of the Boulder/Longmont Diagonal to the northeast of Downtown Boulder. Tenant mix varies.

[PICTURE]

RENTAL NO. 6
MEADOWCREEK APARTMENTS

5130 WILLIAMS
BOULDER, CO
800-534-1200

DATE OF SURVEY: Jan-05
TOTAL UNITS:    332
YOC:            1968

                                    ASKING              EFFECTIVE
RENTAL DATA:      NO.   UNIT TYPE  MO. RENT  SIZE (SF)   RENT/SF
----------------  ---  ----------  --------  ---------  ---------
                   40  1 BR/ 1 BA  $    609     415      $  1.47
                   30  1 BR/ 1 BA  $    679     650      $  1.04
                   30  1 BR/ 1 BA  $    709     775      $  0.91
                   40  1 BR/ 1 BA  $    779     830      $  0.94
                   76  2 BR/ 2 BA  $    809     850      $  0.95
                   76  2 BR/ 2 BA  $    829     950      $  0.87
                   40  3 BR/ 2 BA  $    999    1150      $  0.87
                  ---              --------    ----      -------
TOTALS/AVERAGES:  332              $    788     829      $  0.95
                  ---              --------    ----      -------

CONCESSIONS:        None.

REPORTED OCCUPANCY: 98%

LEASE TERMS:        6 and 12 month leases.

RESIDENT UTILITIES: Electric, gas, water.

OWNER UTILITIES:    Sewer, trash.

UNIT AMENITIES:     Air conditioning, dishwasher, fireplace, garbage disposal, high speed internet access, private patio/balcony and W/D hookups.

PROJECT AMENITIES:  Laundry facility, public transportation, swimming pool, hot tub/spa, business center, secured entrances.

PARKING: Surface parking and detached garages available for $65/month.

COMMENTS:           2 Bedroom units are equipped with stackable washer and dryer units.

                                      [MAP]

                               RENT COMPARABLE MAP

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

   ESTIMATE OF MARKET RENT

      The comparable rentals were analyzed both on a rent per square foot basis, and on a total monthly rent basis for each style of unit. The comparables have been analyzed for differences in age and condition, project and unit amenities, unit size, and other physical characteristics.

      RENTAL 1, GLENLAKE APARTMENTS, is located less than 1/2 mile northwest of the subject. This property was built in 1971, and offers carport and open parking, while the subject has only open parking. The project amenities at this comparable include a pool which are considered to be superior to the project amenities at the subject. Unit amenities which are superior to the subject include dishwashers, and private balconies. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

      RENTAL 2, CREEKSIDE APARTMENTS, is located approximately 3 miles south of the subject, in a superior location near the University of Colorado. This comparable was built in 1983 and offers open parking, similar to the subject. The project amenities at this comparable include a pool and a volleyball court, which are considered to be superior to the project amenities at the subject. Unit amenities which are superior to the subject include high speed internet access and furniture. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

      RENTAL 3, MAPLEWOOD APARTMENTS, is located approximately two miles south of the subject in a superior location near the University of Colorado. This comparable was built in 1966 and offers open parking, similar to the subject. Unit amenities which are superior to the subject include air conditioning and high speed internet access. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

      RENTAL 4, CAVALIER APARTMENTS, is located approximately two miles south of the subject in a superior location near the University of Colorado. This comparable was built in 1969 and offers open parking, similar to the subject. The project amenities at this comparable include a swimming pool which is considered to be superior to the project amenities at the subject. Unit amenities which are superior to the subject include dishwashers and air conditioning. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

      RENTAL 5, HABITAT APARTMENTS, is located approximately four miles to the northeast of the subject. This comparable was built in 1973, and offers open parking, similar to the subject. The project amenities at this comparable include a swimming pool which is considered to be superior to the project amenities at the subject. Unit amenities include dishwashers, air conditioning and fireplaces. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

[IRR LOGO]                                                               PAGE 84

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

      RENTAL 6, MEADOWCREEK APARTMENTS, is located approximately five miles to the northeast of the subject. This property was built in 1968 and was renovated approximately four to five years ago. The project amenities at this comparable include a swimming pool which is considered to be superior to the project amenities at the subject. Unit amenities include dishwashers and air conditioning. The condition of this comparable is considered superior. In comparison, the overall project and unit amenities are considered to be superior to the subject.

      The subject has four floor plans for which market rent is estimated. However, no comparable rental properties in Boulder were found to have four bedroom units. The following charts summarize the various offerings at the comparable properties. These offerings are compared to the units at the subject and adjusted accordingly for utilities, location and condition. As noted in the Description of Improvements section, the subject property is considered to be in only fair condition. Both the exterior and interior of the buildings are in need of repair. All of the rent comparables are considered to be in good condition relative to the subject property. The properties considered to be in good condition are adjusted downward $50 for one bedroom units, $75 for two bedroom units, and $100 for three and four bedroom units.

      The subject property is located north of Valmont Road, east of 30th Street. This is a transitional neighborhood changing from residential near 30th Street to light industrial uses heading east. The property is located directly east of a mobile home park and west of railroad tracks. Access is difficult onto Valmont Road since there is no traffic light at the intersection of 34th Street and Valmont. Thus, overall the subject neighborhood is classified as fair. Glenlake, Habitat, and Meadowcreek Apartments are considered to be located in good neighborhoods with superior access, visibility and proximity to services. Creekside, Maplewood and Cavilier apartments are considered to be in excellent locations since each is located fairly close to the University of Colorado's main campus in central Boulder. The properties considered to be in good locations are adjusted downward $50 for one bedroom units, $75 for two bedroom units, and $100 for three and four bedroom units. The properties considered to have excellent locations are adjusted downward $100 for one bedroom units, $125 for two bedroom units, and $150 for three and four bedroom units.

[IRR LOGO]                                                               PAGE 85

SAN JUAN DEL CENTRO APARTMENTS
RENT COMPARABLE ANALYSIS

1 BEDROOM / 1 BATHROOM

                                                                                RENT PER SF
NO.       COMPARABLE      UNIT DESCRIPTION  ASKING MO. RENT (RANGE)  SIZE (SF)    (RANGE)
---  -------------------  ----------------  -----------------------  ---------  ------------
1    Glenlake (1) (4)        1 BR/1 BA            $580 - $630           605     $0.96 -$1.04

2    Creekside (2) (5)       1 BR/1 BA            $515                  660     $0.78

3    Maplewood (2) (5)       1 BR/1 BA            $464                  500     $0.93 -

4    Cavalier (1) (5)        1 BR/1 BA            $480                  480     $1.00
                             1 BR/1 BA            $580                  780     $0.74

5    Habitat (1) (4)         1 BR/1 BA            $655                  925     $0.71

6    Meadowcreek (3) (4)     1 BR/1 BA            $544                  415     $1.31
                             1 BR/1 BA            $614                  650     $0.94

(1)   Rent adjusted upward $30 for tenant-paid electric & gas

(2)   Rent adjusted upward $15 for tenant-paid electric

(3)   Rent adjusted upward $35 for tenant-paid electric, gas, & water

(4)   Rent adjusted downward $100 for condition/good neighborhood

(5)   Rent adjusted downward $150 for condition/excellent neighborhood

SUBJECT

1 BEDROOM / 1 BATHROOM APARTMENT
   Contract monthly rent             $368 - $406      576  $ 0.64 - $0.70
   Appraiser's "As-Is" market rent          $500      576           $0.87

Prepared by Integra Realty Resources-Denver (2004-415) 01/05

SAN JUAN DEL CENTRO APARTMENTS
RENT COMPARABLE ANALYSIS

2 BEDROOM / 1 BATHROOM

                                                                                RENT PER SF
NO.      COMPARABLE       UNIT DESCRIPTION  ASKING MO. RENT(RANGE)  SIZE (SF)     (RANGE)
---  -------------------  ----------------  ----------------------  ---------  -------------
1    Glenlake (1) (4)        2BR/1.5 BA          $754 - $804          1,000    $0.75 - $0.80

2    Creekside (2) (5)       2BR/1BA             $620   $785            800    $0.78   $0.98

3    Maplewood (2) (5)       2BR/1BA             $645                   610    $1.06

4    Cavalier (1) (5)        2BR/2BA             $690 - $740            990    $0.70 - $0.75

5    Habitat (1) (4)         2BR/1.5BA           $690                 1,100    $0.63

6    Meadowcreek (3) (4)     2BR/2BA             $709                   850    $0.83

(1)   Rent adjusted upward $40 for tenant-paid electric & gas

(2)   Rent adjusted upward $20 for tenant-paid electric

(3)   Rent adjusted upward $50 for tenant-paid electric, gas, & water

(4)   Rent adjusted downward $150 for condition/good neighborhood

(5)   Rent adjusted downward $200 for condition/excellent neighborhood

SUBJECT

2 BEDROOM / 1 BATHROOM APARTMENT
     Contract monthly rent            $399- $439  747  $0.53- $0.59
     Appraiser's "As-Is" market rent        $600  747         $0.80

Prepared by Integra Realty Resources-Denver (2004-415) 01/05

SAN JUAN DEL CENTRO APARTMENTS
RENT COMPARABLE ANALYSIS

3 BEDROOM & 4 BEDROOM

                                                                                RENT PER SF
NO.      COMPARABLE       UNIT DESCRIPTION  ASKING MO. RENT(RANGE)  SIZE (SF)     (RANGE)
---  -------------------  ----------------  ----------------------  ---------  -------------
1    Glenlake

2    Creekside (2) (5)       3 BR/ 2 BA          $675 - $1,025        1,012    $0.67 - $1.01

3    Maplewood

4    Cavalier

5    Habitat (1) (4)         3 BR / 2 BA         $1,025               1,500    $0.68

6    Meadowcreek (3) (4)     3 BR / 2 BA         $864                 1,150    $0.75

(1)   Rent adjusted upward $25 for tenant-paid electric

(2)   Rent adjusted upward $50 for tenant-paid electric & gas

(3)   Rent adjusted upward $65 for tenant-paid electric, gas, & water

(4)   Rent adjusted downward $200 for condition/good neighborhood

(5)   Rent adjusted downward $250 for condition/excellent neighborhood

SUBJECT

3 BEDROOM / 1.5 BATHROOM APARTMENT
     Contract monthly rent            $452 - $498    891  $0.51 - $0.56
     Appraiser's "As-Is" market rent         $700    891          $0.79

4 BEDROOM / 1.5 BATHROOM APARTMENT
     Contract monthly rent            $508 - $559    747  $0.68 - $0.75
     Appraiser's "As-Is" market rent         $850  1,107          $0.77

Prepared by Integra Realty Resources-Denver (2004-415) 01/05

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

ANALYSIS OF MARKET RENT FOR THE SUBJECT PROPERTY

    For the estimate of actual market rent for the subject property, we have utilized the attainable rent which was estimated through an analysis of the rental comparables found on the preceding pages. All six of the rent comparables were adjusted downward for superior condition and neighborhood characteristics. Each was adjusted upward for differences in utility structure since all utilities are paid by ownership at the subject property. We have estimated market rents for the subject property at the lower end of the adjusted range. The annual gross income attainable for the subject as a market rent property is calculated as follows:

  UNIT TYPE     SIZE (SF)  UNITS  MARKET RENT  MARKET RENT/SF  MARKET REVENUE
--------------  ---------  -----  -----------  --------------  --------------
1 BR/1 BA          567       14     $   500       $  0.88       $     84,000
2 BR/1 BA          747       56     $   600       $  0.80       $    403,200
3 BR/1.5 BA        891       64     $   700       $  0.79       $    537,600
4 BR/1.5 BA       1107       16     $   850       $  0.77       $    163,200
                           ----     -------       -------       ------------
Totals/Average              150     $   660       $  0.80       $  1,888,000
                           ====     =======       =======       ============

VACANCY AND COLLECTION LOSS / CONCESSIONS

    Vacancy and collection loss accounts for the period of time when a portion of the property is not leased or rents are not collected. Concessions are rental discounts given to residents in order to entice them to sign a lease. The subject property currently has a waiting list, and reports no economic vacancy.

    According to the 3rd Quarter 2004, Denver Area Apartment Vacancy and Rent Survey by the Apartment Association of Metro Denver, the metropolitan vacancy rate is currently at 8.9%, and in the subject's submarket at 3.9%. Both of these figures are lower than the vacancy has been running over the last 18 month period. In the case of the metropolitan average, it is higher than the historical average. Analysis of apartment sales indicates that most investors apply at least a 5% vacancy and collection loss factor for any apartment property acquisition no matter how strong the market including institutional grade Class A apartment projects. Total vacancy and collection loss applied by investors typically ranges from a minimum of 5% as noted up to 15%. The subject property is currently 96% occupied on a physical basis. As the property is operated as an age restricted Section 8 and Section 236 complex, there is a steady stream of residents available to ownership.

    For this analysis, however, the subject property is being analyzed as a market rate development. Thus, the property will be subjected to market vacancy, as there will no longer be income eligible residents available to ownership from the Housing Authority. Although the current submarket vacancy is at 3.9%, most investors would utilize a stabilized vacancy rate in analyzing a property. For this analysis, we have utilized an 8% vacancy and collection factor which would also consider any rental concessions.

[IRR LOGO]                                                               PAGE 89

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

OTHER INCOME

    In operations such as apartment complexes, income from sources other than apartment rent is achieved. This comes from pet charges, service/late charges, forfeitures of security deposits, vending and laundry income, lease cancellation charges, damages, clubhouse rentals, application fees, interest income, and premiums for certain types of leases.

    Newer apartment complexes often offer more services than older complexes, and therefore the other income at the newer complexes is typically higher. The subject property has two laundry rooms and laundry income has ranged from $13,489 to $17,987 over the last five years. We conclude to $17,000 per year for the subject.

    Remaining other income has ranged from $51,654 to $61,664 over the last three years. From this data, we estimate other income at $55,000 which equates to $30 per unit per month which is in line with other income at other older apartment complexes throughout the Colorado area.

EMPLOYEE/MODEL UNITS

    Of the 150 units at the subject property, three units are currently used as employee units. There are no model units. Analysis of operating statements in recent years have indicated that most investors now consider the revenue loss associated with these expenditures as an operating expense rather than a line item deduction. The expense comparables utilized in the forthcoming expense analysis section also categorize this revenue loss as an operating expense. Therefore, the revenue loss from the employee unit is considered to be part of the payroll category, and we have estimated the operating expense which would result from use of an employee unit in the payroll line item below

OPERATING EXPENSE

    Before net operating income can be calculated, operating expenses are estimated and deducted from effective gross income. For apartments, all expenses are typically paid by ownership, except residents' individual energy consumption. In the case of the subject property, ownership pays for all utilities. We were provided with the operating history for the subject property from 2000 through 2004. The 2005 budget was not provided. To augment this data, we have compiled a list of eight expense comparables from within the Denver/Boulder area. All of these properties are older like the subject and were operating at a stabilized level. One of the properties indicates actual 2004 operating results, and three of the properties indicate actual 2003 operating results. The subject's reconstructed income expense statement is presented on the next page, while the eight expense comparables are presented on the subsequent page.

[IRR LOGO]                                                               PAGE 90

SAN JUAN DEL CENTRO APARTMENT, BOULDER CO
RECONSTRUCTED INCOME / EXPENSE HISTORY

                                                        2000                         2001                         2002
                                              TOTAL    PER SF  PER UNIT   TOTAL     PER SF  PER UNIT    TOTAL    PER SF  PER UNIT
                                            ---------  ------  ---------  --------  ------  ---------  --------  ------  --------
GROSS POTENTIAL RENTAL INCOME
Long term apartment income                  $ 742,806  $ 5.57   $  4,952  $736,025  $ 5.99   $  4,920  $734,185  $ 5.90  $  4,895
       Vacancy/Collection Loss/Concessions     (4,352)  (0.03) ($     29)   (1,563)  (0.02) ($     13)    3,459    0.03  $     23
Net potential rental income                   738,454    9.93   $  4,923   736,062    5.91   $  4,907   732,644    5.92  $  4,918
       Laundry income                          13,620    0.11   $     91    13,489    0.11   $     50    17,987    0.14  $    120
       Other income                            36,077    0.29   $    241     6,991    0.05   $     42    51,564     0.5  $    411
                                            ---------  ------  ---------  --------  ------  ---------  --------  ------  --------
EFFECTIVE GROSS INCOME                        788,151    6.33   $  5,254   756,542    6.08   $  5,044   817,295    6.56  $  5,449

OPERATING EXPENSES
       Marketing/Advertising                      961    0.01   $      6       607    0.00   $      4         0    0.00  $      0
       Management Fee:                         83,114    0.67   $    554    88,174    0.71   $    508    55,537    0.77  $    640
       Payroll:                               151,424    1.22   $  1,009   149,868    1.20   $    999   135,761    1.09  $    905
       Administrative:                         30,423    0.24   $    203    22,878    0.18   $    153    75,144    0.50  $    501
       Utilities:
         Electricity                           41,241    0.33   $    275    37,401    0.30   $    249    42,667    0.34  $    286
         Water/Sewer                           56,845    0.47   $    392    54,640    0.44   $    364    20,109    0.16  $    134
         Gas                                   49,369    0.40   $    329    85,656    0.70   $    578    54,290    0.44  $    362
                                            ---------  ------  ---------  --------  ------  ---------  --------  ------  --------
       Total utilities                        149,455    1.20   $    996   178,697    1.44   $  1,191   117,265    0.54  $    782
       Maintenance:
         Trash Removal                         23,158    0.19   $    154    26,675    0.21   $    179    33,163    0.27  $    221
         Decorating/Turnover                   12,287    0.10   $     82    15,990    0.13   $    107    12,789    0.10  $     85
         Extermination                          2,780    0.02   $     19     1,427    0.01   $     10     1,697    0.01  $     11
         Landscaping                           12,852    0.10   $     86    13,823    0.11   $     92    11,178    0.09  $     75
         Repair/Supplies                       19,563    0.16   $    130    19,047    0.15   $    127    57,999    0.47  $    387
                                            ---------  ------  ---------  --------  ------  ---------  --------  ------  --------
       Total Maintenance                       70,640    0.57   $    471    76,962    0.62   $    513   116,826    0.94  $    779

Insurance:                                     11,989    0.10   $     80    11,506    0.09   $     77    15,934    0.13  $    106
Taxes:                                         37,113    0.30   $    247    54,753    0.44   $    365    41,475    0.33  $    277

TOTAL OPERATING EXPENSES                      535,119    4.30   $  3,567   583,465    4.69   $  3,890   598,345    4.81  $  3,989

NET OPERATING INCOMES                         253,032    2.03   $  1,687   173,077    1.39   $  1,154   218,950    1.76  $  1,460

                                                        2003                        2004                  APPRAISER'S ESTIMATE
                                             TOTAL     PER SF  PER UNIT    TOTAL   PER SF  PER UNIT     TOTAL     PER SF  PER UNIT
                                           ----------  ------  --------  --------  ------  --------  -----------  ------  --------
GROSS POTENTIAL RENTAL INCOME
Long term apartment income                  $ 750,751  $ 6.03   $ 5,005  $782,949  $ 6.29   $ 5,220   $1,189,000  $ 9.54   $ 7,920
       Vacancy/Collection Loss/Concessions ($   8,478)  (0.07) ($    57)  (16,236)  (0.13) ($   112) ($   95,040)  (0.76) ($   634)
Net potential rental income                   742,273    6.96   $ 4,940   766,213    6.15   $ 5,109    1,092,960    9.78   $ 7,286
       Laundry income                          13,676    0.11   $    91    17,530    0.14   $   117   $   17,000  $ 0.14   $   113
       Other income                            61,275    0.49   $   409    51,654    0.41   $   344   $   59,000    0.44   $   167
                                           ----------  ------  --------  --------  ------  --------  -----------  ------  --------
EFFECTIVE GROSS INCOME                        817,224    6.56   $ 5,440   835,397    6.71   $ 5,569    1,164,960    9.36   $ 7,766

OPERATING EXPENSES
       Marketing/Advertising                        6    0.00   $     0         0    0.00   $     0   $   30,000  $ 0.24   $   200
       Management Fee:                         86,939    0.70   $   583    93,233    0.75   $   622   $   52,423  $ 0.42   $   349
       Payroll:                               112,280    0.90   $   749   116,543    0.94   $   777   $  135,000  $ 1.00   $   900
       Administrative:                         53,577    0.43   $   357    49,163    0.39   $   328   $   33,750  $ 0.27   $   225
       Utilities:
         Electricity                           46,400    0.17   $   110    44,592    0.36   $   298   $   45,000  $ 0.36   $   300
         Water/Sewer                           18,982    0.15   $   127    19,448    0.16   $   130   $   45,000    0.36   $   300
         Gas                                   54,416    0.44   $   363    69,501    0.55   $   452   $   67,500    0.54   $   450
                                           ----------  ------  --------  --------  ------  --------  -----------  ------  --------
       Total utilities                        119,890    0.96   $   799   132,741    1.07   $   885   $   57,500  $ 1.26   $ 1,050
       Maintenance:
         Trash Removal                         25,619    0.21   $   171    18,876    0.15   $   126   $   18,750  $ 0.15   $   125
         Decorating/Turnover                   17,307    0.14   $   115    24,997    0.20   $   167   $   30,000    0.24   $   200
         Extermination                          2,367    0.02   $    16     2,825    0.02   $    19   $    3,000    0.02   $    20
         Landscaping                           11,500    0.09   $    77    17,126    0.14   $   114   $   15,000    0.12   $   100
         Repair/Supplies                       15,929    0.13   $   106    24,559    0.20   $   154   $   45,000    0.36   $   300
                                           ----------  ------  --------  --------  ------  --------  -----------  ------  --------
       Total Maintenance                       72,822    0.58   $   405    86,343    0.71   $   589      111,750  $ 0.90   $   745

Insurance:                                     29,296    0.24   $   395    19,397    0.16   $   129   $   30,000  $ 0.24   $   200
Taxes:                                         42,341    0.34   $   282    26,403    0.21   $   177   $   41,153  $ 0.33   $   274

TOTAL OPERATING EXPENSES                      517,151    4.15   $ 3,448   525,863    4.22   $ 3,506      591,576    4.75   $ 3,944

NET OPERATING INCOMES                         300,073    2.41   $ 2,000   309,534    2.49   $ 2,064      573,384    4.61   $ 3,823

                                                      Charge            Charge               Charge
                                                    from prior        from prior           from prior
                                                       year              year                 year
                                                    ----------        ----------           ----------
INDICATORS
Effective gross income (EGI) per unit    $   5,254             $5,044       -4.0%  $5,449         9.0%
Operating expenses per unit              $   3,567             $3,890        9.0% ($3,989)        2.6%
Net operating income per unit            $   1,687             $1,154      -31.5%  $1,450        26.5%

Expense Ratio                                 67.9%              77.1%               73.2%
Management fee as a % of EGI                  10.5%              11.7%               11.7%

                                                    Charge                Charge               Charge
                                                  from prior            from prior           from prior
                                                     year                  year                 year
                                                  ----------            ----------           ----------
INDICATORS
Effective gross income (EGI) per unit     $5,448         0.0%  $ 5,569         2.2%  $7,766        39.4%
Operating expenses per unit              ($3,448)      -13.5% ($ 3,506)        1.7% ($3,944)       12.5%
Net operating income per unit             $2,000        37.1%    2,054         3.2%  $3,823        85.2%

Expense Ratio                               63.3%                 62.9%                50.9%
Management fee as a % of EGI                10.6%                 11.2%                 4.5%

          COLORADO 1970'S APARTMENTS - MARKET-RATE EXPENSE COMPARABLES

Comparable No.                              1                   2                        3                     4
Location                                Denver Cty             Denover Cty        Jefferson Cty.         Arapahoe Cty.
YOC                                   1972                   1967                   1972                  1973
Units                               200.30                400.500                200.300               300.400
Average Unit Size                      771                    800                    927                   611
Fiscal Year                           2004                   2003                   2003                  2003

Operating Expenses:                   $/SF      $/Unit       $/SF        $/Unit     $/SF     $/Unit       $/SF     $/Unit

Marketing/Advertising                $0.23    $    175    $ 30.43       $   253    $0.31     $  253  $   50.44    $   280
Management Fees                       0.33         252 38%   0.31       249 3.4%    0.49    409 5.0%      0.41    250 4.8%
Payroll                               1.88       1,449       1.16           942     0.98        808       1.11        700
Administrative                        0.32         248       0.44           353     0.10         96       0.36        237
Security System
Utilities
Electricity                              ?           ?          ?             ?        ?          ?   in total   in total
- Water/Sewer                         0.32         245  o    0.37         300 o     0.39      322 o   in total   in total
- Gas                                 0.85         655  o    0.34         275 o     0.19     157 HW   in total   in total
Total Utilities                       1.31       1,006       0.92         747       0.67        553       0.96        604

Maintenance
- Elevator                            0.00           0       0.04          35
- Trash Removal                       0.05          35       0.11          93       0.06         48    in rep.    in rep.
- Decorating                          0.13         102       0.46         375       0.14        116       0.53        337
- Extermination                       0.01           7       0.02          13       0.01          5     in rep    in rep.
- Landscaping                         0.10          80       0.09          73       0.08         83     in rep    in rep.
- Repairs                             0.34         266       0.50         407       0.13        107       0.61        385
Total Maintenance                     0.63         490       1.22         996       0.42        341       1.14        722
Insurance                             0.29         227       0.26         210       0.31        259       0.22        139
Taxes                                 0.41         318       0.32         257       0.47        390       0.39        237

Total Operating Expenses             $5.40    $  4,166    $  5.06    $  4.095     $ 3.75   $  3.099    $  5.04    $ 3,176
Expense Ratio                                     62.6%          50.0%                         36.4%              $  50.0%
Prepared by Integra Resources-Denver  1/05

Comparable No.                                5                     6                     7                  8
Location                                 Arapahoe Cty        Jefferson cty         Jefferson cty       Jefferson cty
YOC                                     1973                  1972                  1972               1972
Units                                200.300               200.300               100.150                400+
Average Unit Size                        605                   523                   907                848
Fiscal Year                             2002                  2002                  2001               2002

Operating Expenses:                     $/SF       $/Unit     $/SF      $/Unit      $/SF      $/Unit   $/SF       $/Unit

Marketing/Advertising                $  0.13     $     81    $0.21      $  200    $ 0.28      $  261  $0.26    $     221
Management Fees                         0.54      326 5.0%    0.41     338 5.0%     0.09          87   0.26      217 2.2%
Payroll                                 1.62          970     0.95         776      0.79         721   1.56        1.325
Administrative                          0.28          171     0.19         147      0.26         239   0.25          211
Security System
Utilities
Electricity                                ?            ?        ?           ?         ?           ?      ?            ?
- Water/Sewer                           0.45        272 o     0.57       466 o      0.29         205   0.26        220 R
- Gas                                   0.29        173 o     0.35       301 o      0.50         457   0.05         44 R
Total Utilities                         0.66        520       1.07       882        0.92         845   0.61        432

Maintenance
- Elevator                              0.00            0     0.05          40
- Trash Removal                         0.07           43     0.10          96      0.07          63   0.06           64
- Decorating                            0.32          193     0.11          92      0.32         290   0.19          163
- Extermination                         0.01            5     0.01           6      0.01           8   0.01            5
- Landscaping                           0.14           53     0.05          45      0.09          78   0.12           98
- Repairs                               0.46          279     0.32         263      1.00         594   0.32          272
Total Maintenance                       1.00          603     0.64         527      1.49       1.033   0.72          602
Insurance                               0.32          194     0.15         125      0.11          97   0.23          195
Taxes                                   0.30          180     0.47         380      0.56         614   0.58          494

Total Operating Expenses               $9.05     $  3,054   $ 4.08     $ 3,385     $4.50      $3,793  $4.37    $   3,697
Expense Ratio                                        47.7%                41.3%                 36.0%               38.1%
Prepared by Integra Resources-Denver      1/05

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

      MARKETING

            This category includes all efforts to market an apartment property such as media advertising and referral fees. For the subject property, the actual marketing expense was $0.00 to $6.00 per unit over the last five years. As an age restricted Section 8 and 236 property, the property did not require much advertising. As a market development, however, marketing will need to be increased substantially in order to compete with other market rate developments. The comparables indicate a range form $81 to $345 per unit with an average of $227 per unit. Based upon the expense comparables, we estimate marketing expenses at $200 per unit.

      MANAGEMENT FEE

            Property management fees are typically charged as a percentage of effective gross income. Fees tend to vary depending on a variety of factors, including market position and rent levels of a particular property. Better properties with higher rent levels do not typically require more effort to manage than complexes achieving average rents. Some arrangements require ownership to pay on-site management personnel salaries, while others do not. Historically, apartment management fees charged in the greater Denver metropolitan area range from a low of 2.5% to a high of 5% of effective gross income. Integra surveys indicate that management fees have become more competitive over the last few years.

            Ownership reported a management expense of 10.5% to 11.7% of effective gross income over the last five years as a subsidized property. The expense comparables which are all market rate developments indicate management fees ranging from 2.2% to 5.0% with an average of 4.17% of effective gross income. Since the subject property is smaller than most of the expense comparables, the management fee should be above the average. Based on this information, a management fee of 4.5% of effective gross income is estimated.

      PAYROLL

            This category is for salaries for all on-site personnel, including full and part-time maintenance and custodian personnel. It also includes all employee benefits such as health insurance, payroll taxes, workers compensation, and a management apartment unit.

            Payroll expenditures at the comparables range from $700 to $1,449 per unit with an average of $963 per unit. Payroll at the subject has ranged from $749 to $1,009 per unit over the last five years. Over the last two years, payroll has been $749 to $777 per unit. This expenditure will increase slightly as a market rate development since the leasing office will need to be staffed with additional personnel for marketing purposes. Thus, we have estimated payroll at $900 per unit which is more in line with the market rate expense comparables.

[IRR LOGO]                                                               PAGE 93

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

      ADMINISTRATIVE

            Administrative expenses include items such as accounting, legal fees, telephone service, postage, and tax preparation. The expense comparables indicate administrative expenses ranging from $86 to $353 per unit with an average of $211 per unit. Actual administrative expenses at the subject property have ranged from $153 to $501 per unit over the last five years which is higher than the expense comparables indicate and due to expenditures for bookkeeping and auditing purposes as a subsidized property. We have reduced administrative expenses to $225 per unit which is more in line with the market rate developments.

      UTILITIES

            The ownership of the subject property pays for all utilities, including electricity, gas, water, sewer and trash removal. This category includes all electric, gas, water and sewer expenses associated with the subject property. Tenants are responsible for most utilities at the rental comparables.

            ELECTRICITY: Electrical expenses range from $74 to $172 per unit at the expense comparables with an average of $120 per unit. Actual electrical expenses at the subject have ranged from $249 to $310 per unit over the last five years. The historical subject electricity expense is high because ownership pays for electricity, while tenants are responsible for electricity at the expense comparables and in the majority of other market complexes. Based upon the subject history, we estimate the electricity expense at $300 per unit.

            WATER AND SEWER: Water and sewer expenses at the comparables range from $245 to $466 per unit with an average of $312 per unit at those expense comparables where ownership pays for all water and sewer. This expenditure at the subject property has varied significantly over the last five years. In 2000 and 2001, water and sewer was $364 to $392 per unit whereas from 2002 through 2004, water and sewer has ranged from $127 to $134 per unit. The manager has indicated that the older water and sewer bills were very high due to a faulty meter. A credit has been given to the property over the last few years resulting in the lower amount of water and sewer expenditures. Based on the expense comparables, we estimate water and sewer expenditures at $300 per unit.

            GAS CHARGES: Gas expenses at the comparables range from $173 to $655 per unit with an average of $370 per unit for the properties where ownership pays for all gas expenses. This expense at the subject property has ranged from $329 to $578 over the last five years. Natural gas prices have increased substantially over the last year and thus we rely primarily on the most recent gas expense at the subject property which was $457 per unit in 2004. Thus, we estimate gas expense at $450 per unit.

            Total utility charges among the expense comparables range from $432 to $1,006 per unit. The total utilities at the subject property have ranged from $782 to $1,191 per unit over the last five years. We have estimated total utilities at $1,050 per unit. This is higher than the average at the comparables but due to ownership paying all unit electricity which is not the case at the expense comparables.

[IRR LOGO]                                                               PAGE 94

SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

      MAINTENANCE

            Maintenance includes the cost of all repair and upkeep of the buildings and grounds around the building, various maintenance contracts, trash removal, cleaning supplies, snow removal and elevator expenses, if applicable.

            TRASH REMOVAL: The trash removal expenses at the subject property have ranged from $126 to $221 per unit over the last five years with the lowest amount indicated in 2004 at $126 per unit. Trash removal at the comparables ranges from $35 to $93 per unit with an average of $62 per unit. None of the comparables are located within Boulder and thus we emphasize the actual operating results at the subject property for this expense category.

            TURNOVER/DECORATING: The decorating and turnover expense was $82 to $167 per unit, over the last five years. As a market rate complex, turnover will be higher. This expense at the comparables ranges from $77 to $390 per unit with an average of $209 per unit. We conclude to a turnover expense of $200 per unit.

            EXTERMINATING: Exterminating costs are relatively small expenditures in Colorado, and range from $5 to $13 per unit at the expense comparables. The extermination expense at the subject property has ranged from $10 to $19 per unit over the last five years. We estimate extermination expense at $20 per unit.

            LANDSCAPING: The landscaping costs at the comparable properties range from $40 to $98 per unit with an average of $74 per unit. At the subject property, landscaping costs have ranged from $75 to $114 per unit over the last five years. The subject has extensive lawn area, and therefore landscaping expense at the upper end the range of the comparables is considered reasonable. Based upon the historical expense, we estimate a landscaping expense for the subject property at $100 per unit.

            REPAIRS AND SUPPLIES: This category includes all remaining repairs and maintenance expenses. This expense at the competing properties ranges from $107 to $594 per unit with an average of $313 per unit. At the subject property, this expense has ranged form $106 to $387 per unit over the last five years. Based upon the historical expense and the expense comparables, we estimate repairs and supplies at $300 per unit.

            TOTAL MAINTENANCE: The total maintenance costs for the subject property have been estimated at $745 per unit, or $0.90 per square foot. Payroll and maintenance are often intertwined at different properties due to different accounting procedures. The appropriate level for each category depends on how much of the maintenance is done in-house in comparison to what is contracted out. Because of this, the total for both categories should be correlated and compared. Estimates of these expenses for the subject total $1,645 per unit. The totals for the comparables range from $1,149 to $1,939 per unit. Our estimate for the subject property is within the range as indicated by the expense comparables.

      PROPERTY INSURANCE

            This expense is for all insurance liability and building protection. The expense comparables range from $97 to $259 per unit with an average of $181 per unit. The

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SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

            most current information indicates the higher insurance costs. Insurance costs for apartment properties have seen a sudden and dramatic increase due to two factors. First, multi-family underwriters have experienced higher losses on claims for several years resulting in many firms leaving the market entirely. Secondly, the terrorist attacks within the last three years have driven up rates. Insurance at the subject property has ranged from $129 to $195 per unit over the last two years. Therefore, based upon the historical expenses and the more current expense comparable information, we estimate insurance at $200 per unit.

      REAL ESTATE TAXES

            This category for apartments includes real estate taxes as well as personal property tax assessments on furnishings or equipment. As discussed in detail in the Property Tax section, 2004 total taxes payable in 2005 are $41,153 which equates to $274 per unit, or $0.33 per square foot.

      TOTAL EXPENSES

            Total estimated expenses for the subject amount to $591,576, which equates to $3,944 per unit, or $4.75 per square foot. The expense ratio equates to 50.8%. This is in line with the expense comparables on a per unit basis, per square foot basis, and expense ratio basis.

      RESERVES FOR REPLACEMENT

            Reserves for replacement, often referred to as capital reserves, is an allowance which provides for replacement of short-lived items. The establishment of a reserve fund will stabilize the annual cash flow, because large capital expenditures are spread over each year of operation. In the absence of such a fund, cash flow during the year in which a capital expenditure is made is unjustly penalized for the payment. The deterioration of capital items appears over a period of time, thereby, requiring the fund be accumulated during a similar time frame.

            For apartment buildings like the subject, a reserve account is generally set up to cover the cost of replacing short-lived items, such as appliances, carpet and vinyl floor coverings, window coverings, and mechanical systems, such as hot water heaters and HVAC units. Other items must also be considered, such as parking lot resurfacing, roof replacement and exterior painting. The typical apartment investor estimates reserves at $150 to $250 per unit, depending upon the age, construction quality, and their own internal requirements. Considering the subject's age and fair condition, we estimate reserves of $300 per unit, or $45,000 per year.

      CAPITALIZATION PROCESS

            DIRECT CAPITALIZATION: Direct capitalization is employed to convert an estimate of a single year's income expectancy into an indication of value in one direct step. The net operating income is divided by an appropriate rate (overall capitalization rate) or multiplied by an appropriate factor (gross income multiplier, GIM or EGEM). Since direct capitalization emphasizes market evidence and utilizes a single income figure, it is sometimes called "single-period market capitalization." Furthermore, this methodology does not provide for the precise allocation between return "on" and return


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SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

            "of" capital, but rather holds that these rates of return are implicit in the rates or factors used because they are derived from similar or comparable investment properties located in the marketplace of the subject property.

            For apartment projects, both direct capitalization and yield capitalization are appropriate methods for valuation purposes. In this appraisal, we use direct capitalization since this is the method preferred by investors in the marketplace for stabilized apartment complexes achieving market rents and expenses.

      CAPITALIZATION RATE ANALYSIS

            Using direct capitalization to estimate value, one year's income is converted to value through the use of an overall capitalization rate. A capitalization rate can be estimated by extraction from recent sales, buildup techniques, and through investor surveys. The preferred technique is through extraction from sales, if they are available. In this case, there have been numerous apartment property sales throughout the Denver area and, thus, this method is the primary technique that we use to estimate the capitalization rate for the subject property.

            The following chart is a summary of capitalization rates for comparable sales of 1960s and 1970s vintage apartment complexes throughout the Denver area in Colorado:

                     COLORADO APARTMENT CAPITALIZATION RATES

         PROJECT                        SALE DATE        UNITS     YOC           OAR
-------------------------------         ---------        -----    ----          ----
Willowick                                 Dec-04          100     1980          6.38%
Semper Village                            Jul-04          252     1985          6.47%
Village on the Green                      Jul-04          390     1972          6.72%
Shadow Tree                               Jun-04          117     1972          7.98%
Pine Gardens                              Mar-04           97     1972          7.40%
Monaco South                              Mar-04          216     1971          6.61%
Sheridan Villa                            Feb-04           60     1973          6.00%
Cloverhill Apartments                     Dec-03          108     1972          7.84%
Timberleaf Apartments                     Dec-03          200     1972          6.01%
Kipling Village                           Sep-03          110     1970          7.99%
Windsor Court                             Jul-03          143     1973          8.69%
Park Lane                                 May-03          157     1963          7.72%
Sierra Vista                              Mar-03          209     1976          9.23%
Shadow Tree Apartments                    Feb-03          117     1972          9.44%
Fairview Apartments                       Feb-03          100     1974          9.00%
Pinnacle on the Park                      Jun-03           71     1971          7.49%

            All of these capitalization rates have been calculated after deduction for capital reserves, which is consistent with typical market practice and with the subject's proforma operating statement. The 16 sales indicate a range of capitalization rates from 6.00% to 9.44% with an average of 7.56%. The 2004 transactions have an average capitalization rate of 6.80%. Capitalization rates have come down in conjunction with

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SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

            interest rates both locally and nationwide as buyers are analyzing properties on more of a yield basis. The highest capitalization rates are associated with properties that have some sort of restriction associated with them such as Section 8 housing or income restrictions for its tenants. For example, Sierra Vista, Windsor Court, and Fairview Apartments are fairly recent transactions of
            Section 8 properties. These three sales indicate a capitalization rate of 8.69% to 9.23%.

            At present, this low interest rate environment has allowed for significant transaction activity in the last 12 months despite the oversupplied market and downturn in the economy. Buyers are looking at actual (with combined vacancy and concession factors up to 29%) income in place at the time of sale more than proforma figures which is also a secondary reason capitalization rates are lower than in years past.

      INVESTOR SURVEYS

            In addition, we have investigated investor expectations from the national marketplace. The investor surveys summarized below indicate a range of capitalization rates for apartment properties of 5% to 10.5% with a central tendency of 7.01% to 7.62%. Rates have been moving downward over the past 2 1/2 years and most likely have reached a low point.

               CAPITALIZATION RATE SURVEYS - APARTMENT PROPERTIES

               VIEWPOINT         VIEWPOINT
             YEAR END 2004     YEAR END 2004      KORPACZ          ACLI
               NATIONAL          NATIONAL         4Q-2004         3Q-2004
                 URBAN           SUBURBAN         NATIONAL        NATIONAL
              MULTIFAMILY       MULTIFAMILY      APARTMENT       APARTMENT
             -------------     -------------     ----------      ----------
RANGE         5.9%-10.5%          5%-9.5%        5.0%-9.25%         NA
AVERAGE          7.62%             7.49%            7.01%          7.20%

            Source: Viewpoint 2005; Korpacz Real Estate Investor Survey; American Council of Life Insurers Investment Bulletin.

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SAN JUAN DEL CENTRO APARTMENTS                    INCOME CAPITALIZATION APPROACH

                CAPITALIZATION RATE TRENDS - APARTMENT PROPERTIES

                                  [LINE GRAPH]

          3Q-02    4Q-02   1Q-03    2Q-03  3Q-03     4Q-03   1Q-04    2Q-04   3Q-04    4Q-04
KORP      8.36     8.26    8.14     7.92    7.61     7.45    7.25     7.13    7.05     7.01
ACLI      8.10     8.00    8.00     8.00    7.80     7.50    7.60     7.80    7.20

                                  QUARTER/YEAR

    KORP - Korpacz Real Estate Investor Survey - National Apartment Market

    ACLI - American Council of Life Insurers Investment Bulletin - Apartment
           Properties

    The subject property is an older apartment complex that is located in a transitional neighborhood in the northeast section of Boulder. It is currently a subsidized development. However, this analysis is considering the property as a market rate complex. At present, the property is considered to by in fair condition and in need of renovation.

    Overall market trends for the Denver area indicate that the apartment market is beginning to recover. Over the last two years, capitalization rates have been declining as evidenced by transactions. The overall average of capitalization rates from transactions in the area is 7.56% over the last two years. More current transactions indicate a lower average at 6.80%. Considering the subject's physical and locational characteristics, a capitalization rate of 7.5% is estimated. Applying this capitalization rate to the subject's net operating income after deducting for reserves equates to a market value estimate of $7,045,117 or $7,000,000 as rounded.

             INCOME CAPITALIZATION APPROACH FEE SIMPLE MARKET VALUE
                                   $7,000,000

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                     SAN JUAN DEL CENTRO APARTMENTS PROFORMA
                         DATE OF VALUE JANUARY 14, 2005

Unit  Type                                    Size(SF)       Units       "As-Is" Market Rent  Rent/SF    Revenue
-----------------------------------------     --------     ---------     -------------------  --------- -----------
Section B
1 BR /1 BA                                        567           14              $    500      $ 0.88    $    84,000
2 BR /1 BA                                        747           56                   600        0.80        403,200
3 BR /1.5 BA                                      891           64                   700        0.79        537,600
4 BR /1.5 BA                                    1,107           16                   850        0.77        163,200
                                              -------      -------              --------      ------    -----------

Totals                                        124,506          150              $    660      $ 0.80    $ 1,188,000

Less: Vacancy/Collection Loss/Concessions:        8.0%                                                  $   (95,040)

Net Potential Rental Income:                                                                            $ 1,092,960

Add: Laundry Income                                                                                          17,000
Add: Other Income                                                                                            55,000

Effective Gross Income:                                                                                 $ 1,164,960

LESS Expenses:                                 $/SF         $/Unit
   Marketing/Advertising;                     $  0.24      $   200 =            $ 30,000
   Management Fee:                  4.5%      $  0.42      $   349 =            $ 52,423
   Payroll:                                   $  1.08      $   900 =            $135,000
   Administrative:                            $  0.27      $   225 =            $ 33,750
   Utilities:
     Electricity                              $  0.36      $   300 =            $ 45,000
     Water/Sewer                                 0.36      $   300 =            $ 45,000
     Gas                                         0.54      $   450 =            $ 67,500
     Total utilities                          $  1.26      $ 1,050 =            $157,500
   Maintenance:
     Trash Removal                            $  0.15      $   125 =            $ 18,750
     Decorating/Turnover                         0.24      $   200 =            $ 30,000
     Extermination                               0.02      $    20 =            $  3,000
     Landscaping                                 0.12      $   100 =            $ 15,000
     Repairs/Supplies                            0.36      $   300 =            $ 45,000
     Total Maintenance                        $  0.90      $   745 =            $111,750

  Insurance:                                  $  0.24      $   200 =            $ 30,000
  Taxes:                                      $  0.33      $   271 =            $ 41,153
                                              -------      -------              --------

Total  Expenses:                              $  4.75      $ 3,944 =            $591,576

Less Operating Expenses:                                                                                $   591,576
                                                                                                        -----------
Net Operating Income:                                                                                   $   573,384
Less: Capital Reserves              $300/unit                                                               (45,000)
                                                                                                        -----------

Net Operating Income after Reserves                                                                     $   528,384

Capitalization Rate:                                                                                           7.50%
                                                                                                        -----------

Indicated Market Value:                                                                                 $ 7,045,117

Market Value Estimate                                                                               Rd. $ 7,000,000

VALUE PARAMETERS

Price/Unit:                                   $46,667
Average Unit Size (SF)                            830
Price/SF:                                     $ 56.22
NOI/Unit:                                     $ 3,823
Expense Ratio:                                   50.8%
Expenses/Unit:                                $ 3,944
EGIM:                                            6.01

SAN JUAN DEL CENTRO APARTMENTS           RECONCILIATION AND FINAL VALUE ESTIMATE

RECONCILIATION AND FINAL VALUE ESTIMATE

      The final step in the valuation process is the reconciliation of the value indications derived from the application of the three approaches to value:
      Cost, Income, and Sales Comparison. Due to the age of the subject property, and the difficulties inherent in estimating depreciation of a property which is over 30 years old, the Cost Approach was not utilized in this appraisal. The appraiser analyzes the alternative conclusions and determines a final value estimate or a range within which the value would most likely fall. A thorough review of the entire valuation process may precede this step. Reconciliation is the part of the valuation process in which the appraiser most directly draws upon his or her experience, expertise, and professional judgment to resolve differences among the value indications from the three approaches to value.

      The nature of the reconciliation depends upon the approaches used and upon the reliability of the value indications derived from the approaches. The appraiser weighs the relative significance, applicability, and defensibility of each approach to value and of each value indication (an approach may have more than one value indication by the implementation of more than one valuation technique within the given approach), and relies most heavily on the one(s) which is (are) most appropriate to the property being appraised. The conclusion drawn in the reconciliation is based on the appropriateness, the accuracy, and the quantity of the data and other evidence contained throughout the entire appraisal.

      The purpose of the reconciliation section in an appraisal report is to evaluate the separate value indications developed by the three approaches to value in order to derive a final estimate of value. The analysis requires consideration of the quantity and quality of the data available under each approach and the relevancy of each approach to the subject property and to the appraisal problem.

      In the previous sections of this report, we have pursued the Sales Comparison and Income Capitalization approaches to value in detail. These analyses have produced the following indications of value for the subject:

COST APPROACH                           N/A
LAND VALUE                              $ 1,800,000
SALES COMPARISON APPROACH:              $ 6,900,000
INCOME CAPITALIZATION APPROACH:         $ 7,000,000

  SALES COMPARISON APPROACH

      The Sales Comparison Approach is a method whereby apartment sales were compared to the subject. The strength of this approach is that it is based entirely upon market conditions. This approach analyzes actions of investors and how they react to or interpret the market. The weakness of this approach is that it is based on historical data, and in changing markets the data may not represent current investor expectations. Within this approach, the sales were compared on a price per unit and EGIM. The sales used in this report are all current, with the oldest sale having occurred in early 2004.

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SAN JUAN DEL CENTRO APARTMENTS           RECONCILIATION AND FINAL VALUE ESTIMATE

      The sales used in this report are similar enough to the subject that some emphasis is given to the Sales Comparison Approach.

  INCOME CAPITALIZATION APPROACH

      The subject apartment complex is currently at stabilized occupancy and is achieving market rents and expenses. In this situation, significant emphasis is normally placed upon the Income Capitalization Approach, utilizing Direct Capitalization, in the final estimate of value. A potential investor/purchaser of the subject would likely base a purchase decision on the criteria in this approach.

  FINAL ESTIMATE OF VALUE

      Primary weight is applied to the Income Capitalization Approach, which is supported by the Sales Comparison Approach. We have estimated a reasonable exposure time for the subject of up to nine months. The effective date of value is January 14, 2005. Our opinion of the fee simple market value of the subject property using market oriented rents and expenses is as follows:

                         FEE SIMPLE ESTATE MARKET VALUE

                         DATE OF VALUE: JANUARY 14, 2005

                                   $7,000,000

  The preceding value conclusion is subject to the following Extraordinary
  Assumption:

  1. Per the request of the client, we have valued the property utilizing market rent and expenses and not the set contract rents as established by the two existing HUD contracts. The property value would be substantially lower using these set contract rents.

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SAN JUAN DEL CENTRO APARTMENTS                                VALUATION ANALYSIS

EXPOSURE TIME AND MARKETING PERIOD

      Reasonable exposure time is one of a series of conditions in most market value definitions. Exposure time is always presumed to precede the effective date of the appraisal. Exposure time may be defined as follows:

            The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.(1)

      Exposure time is different for various types of real estate and under various market conditions. The estimate of the time period for reasonable exposure is an integral part of the analysis conducted during the appraisal assignment. The estimate can be based on one or more of the following:

            -     statistical information about days on market;

            -     information gathered through sales verification; and

            -     interviews of market participants.

      Marketing time differs from exposure time, which is always assumed to precede the effective date of an appraisal. Reasonable marketing time may be defined as follows:

            An estimate of the amount of time it might take to sell a property interest in real estate at the estimated market value level during the period immediately after the effective date of an appraisal.(2)

      Related information garnered through this process include other market conditions that may affect marketing time, such as the identification of typical buyers and sellers for the type of real estate involved and typical equity investment levels and/or financing terms. The reasonable marketing time is a function of price, time, use, and anticipated market conditions such as changes in the cost and availability of funds; not an isolated estimate of time alone.

      The reasonable exposure period is a function of price, time and use, not an isolated estimate of time alone. Of the six comparable sales included in this report, five indicated marketing times of 6 months or less. The Denver/Boulder multi-family apartment market has begun to stabilize over the last six to nine months with vacancy rates decreasing after a two year period of declining rent and increasing vacancy. Rental rates are still lower than two to three years ago but do not appear to be dropping further. Investors have still been active in the transaction market for apartments throughout the Colorado area over the

----------
(1) Appraisal Standards Board of The Appraisal Foundation, Statement on Appraisal Standards No. 6 (SMT-6), September 16, 1992.

(2) Appraisal Standards Board of the Appraisal Foundation, Advisory Opinion G-7; September 16, 1992.

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SAN JUAN DEL CENTRO APARTMENTS                                VALUATION ANALYSIS

      same timeframe as evidenced by the number of sales that have occurred each year. Based on this information and due to the size of the transaction, we estimate a reasonable exposure period for the subject property of up to 9 months.

      As noted above, in most transactions, less than six months were required to sell each property. For apartment buildings like the subject, in many cases there is no marketing period or exposure time and a buyer approaches with an offer. Although sales activity has been brisk in the last year, we project that fewer sales will occur in the forth coming year due to market conditions. Based upon this data, it is estimated that the subject could be sold within 9 months at the concluded value.

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SAN JUAN DEL CENTRO APARTMENTS                                     CERTIFICATION

CERTIFICATION

      We certify that, to the best of my knowledge and belief:

      1. The statements of fact contained in this report are true and correct.

      2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

      3. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

      4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

      5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

      6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      7. Our analyses, opinions, and conclusions have been developed, and this report has been prepared, in accordance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation.

      8. Timothy E. Baltakis, MAI, has made personal inspections of the property that is the subject of this report. Jessie Salazar did not inspect the property.

      9. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

      10. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

      11. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

      12. We have extensive experience in appraising properties similar to the subject and am in compliance with the Competency Rule of USPAP.

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

SAN JUAN DEL CENTRO APARTMENTS                                     CERTIFICATION

      13. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      14. As of the date of this appraisal, Timothy E. Baltakis, MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

/s/ Timothy E. Baltakis                           /s/ Jessie Salazar
---------------------------------------           ------------------------------
Timothy E. Baltakis, MAI                          Jessie Salazar
Director                                          Analyst
Certified General Real Estate Appraiser
Colorado Certificate #CG00001732

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

SAN JUAN DEL CENTRO APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

      The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

      1. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

      2. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable.

      3. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

      An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

      1. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

      2. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

      3. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

      4. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

      5. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

      6. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

      7. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without the prior written consent of the appraisers.

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SAN JUAN DEL CENTRO APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

      8. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

      9. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

      10. No assurance is provided that the methodology and/or results of the appraisal will not be successfully challenged by the Internal Revenue Service. In particular, the methodology for appraising certain types of properties, including without limitation, government subsidized housing, which has been the subject of debate.

      11. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

      12. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

      13. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

      14. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

      15. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

      16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

      17. This appraisal report has been prepared for the exclusive benefit of AIMCO. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

[IRR LOGO]                                                              PAGE 108

SAN JUAN DEL CENTRO APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

      18. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

The preceding value conclusion is subject to the following Extraordinary
Assumption:

      1. Per the request of the client, we have valued the property utilizing market rent and expenses and not the set contract rents as established by the two existing HUD contracts. The property value would be substantially lower using these set contract rents.

[IRR LOGO]                                                              PAGE 109

SAN JUAN DEL CENTRO APARTMENTS

                                   ADDENDUM A

                                   RENT ROLL

[IRR LOGO]                                                              PAGE 110

                                                                    Page 1 of 12
                                     AIMCO
                           San Juan Del Centro 038369                       Page
                           Rent Roll As Of 15 Dec 2004                      ID

                                                                      Charges          Credits     Net Charges   Rest
Unit  Type   Stat  Market            Name              Entity      Code  Amount      Code  Amount   In Balance  Balance
----  -----  ----  ------  ----------------------      ------      ----  ------  --- ----  ------  -----------  -------
01    1A10S   O    368.00  Zepeds, Magdalena             180   CA  RENT  144.00
                                                               CA  SUBR  224.00                       368.00        -

02    1A10S   O    368.00  Gebramariam, Semere                 CA  RENT   25.00
                                                               CA  SUBR  343.00                       368.00

03    1A10S   O    368.00  Faris, Norma                        CA  RENT  160.00
                                                               CA  SUBR  208.00                       368.00       -1

04    1A10S   O    368.00  Platco-Weeks, Mercedes              CA  RENT  179.00
                                                               CA  SUBR  189.00                       368.00        -

05    1A10S   O    368.00  Garduno, Maria                      CA  RENT  120.00
                                                               CA  SUBR  248.00                       368.00       -1

06    1A10S   O    368.00  Tefera, Ellas                       CA  RENT   25.00
                                                               CA  SUBR  345.00                       368.00       -1

07    1A10S   O    368.00  Ahmed-said, Magdi                   CA  RENT  127.00
                                                               CA  SUBR  241.00                       368.00       -1

08    1A10S   O    368.00  Larez, Isabel                       CA  RENT  150.00
                                                               CA  SUBR  218.00                       368.00        -

09    1A10S   O    368.00  Yang, Chao                          CA  RENT  166.00
                                                               CA  SUBR  202.00                       368.00

10    1A10S   O    368.00  Bautista, Manuel                    CA  RENT  279.00
                                                               CA  SUBR   89.00                       368.00        -

11    1A10S   O    368.00  Enriquez, Dolores                   CA  RENT  159.00
                                                               CA  SUBR  209.00                       368.00        -

12    1A10S   O    368.00  Bujanda, Lorena                     CA  RENT   38.00
                                                               CA  SUBR  368.00                       406.00

13    1A10S   O    368.00  Arevalo, Alice                      CA  RENT  166.00
                                                               CA  SUBR  202.00                       368.00

14    1A10S   O    368.00  Vann, Zeo                           CA  RENT  156.00

                                                               CA  SUBR  212.00                       368.00     -
15    2B105   O    399.00  Huerta, Veronica                    CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00     -3

16    2B105   O    399.00  Zavala, Marisela                    CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

                                     AIMCO
                           San Juan Del Centro 038369                       Page
                           Rent Roll As Of 15 Dec 2004                      ID

                                                                      Charges          Credits     Net Charges   Rest
Unit  Type   Stat  Market           Name               Entity      Code  Amount      Code  Amount   In Balance  Balance
----  -----  ----  ------  ----------------------      ------  --  ----  ------  --  ----  ------  -----------  -------
17    2B10S   O    399.00  Yang, Shoua                         CI  EU     15.00
                                                               CA  RENT  399.00
                                                               CL  EXCR   40.00                       454.00

18    2B10S   O    399.00  Lane, Helen                         CA  RENT  223.00
                                                               CA  SUBR  176.00                       399.00        2

19    2B10S   O    399.00  Ortiz, Leon                         CA  RENT  325.00
                                                               CA  SUBR   74.00                       399.00        -

20    2B10S   O    399.00  Berhanu, Elsa B.                    CA  RENT   25.00
                                                               CA  SUBR  374.00                       399.00        2

21    2B10S   O    399.00  Samaniego, Veronica                 CA  RENT  365.00
                                                               CA  SUBR   34.00                       399.00

22    2B10S   O    399.00  Pitones, Lucrecia                   CA  RENT  301.00
                                                               CA  SUBR   98.00                       399.00

23    2B10S   O    399.00  Jimenez, Rosa                       CA  RENT  170.00
                                                               CA  SUBR  229.00                       399.00        -

24    2B10S   O    399.00  Hussain-Setareh, Abadi              CA  RENT  159.00
                                                               CA  SUBR  240.00                       399.00

25    2B10S   O    399.00  Arellano, Apolonio                  CA  RENT   40.00
                                                               CA  SUBR  399.00                       439.00       -5

26    2B10S   O    399.00  Vue, Khouanou                       CA  RENT  349.00
                                                               CA  SUBR   50.00                       399.00

27    2B10S   O    399.00  Ahmed, Shihab                       CA  RENT   25.00

                                                               CA  SUBR  374.00                       399.00
28    2B10S   O    399.00  Roman, Jesus                        CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

29    2B10S   O    399.00  De La Cruz, Francisco               CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00    -

30    2B10S   O    399.00  Faiq Soumia                         CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

31    2B10S   O    399.00  Samaniego, Inocente                 CA  RENT   25.00
                                                               CA  SUBR  374.00                       399.00    -12

                                     AIMCO
                           San Juan Del Centro 038369                       Page
                           Rent Roll As Of 15 Dec 2004                      ID

                                                                      Charges          Credits     Net Charges   Rest
Unit  Type   Stat  Market             Name             Entity      Code  Amount      Code  Amount   In Balance  Balance
----  -----  ----  ------  ------------------------    ------  --  ----  ------  --- ----  ------  -----------  -------
32    2B10S   O    399.00  Martinez Julian               180   CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00        4

33    2B10S   O    399.00  Urbina, Mirium                      CA  RENT  370.00
                                                               CA  SUBR   29.00                       399.00

34    2B10S   O    399.00  De Santiago, Eliazar                CA  RENT  330.00
                                                               CA  SUBR   69.00                       399.00

35    2B10S   O    399.00  Makey, Jackalin                     CA  RENT  169.00
                                                               CA  SUBR  230.00                       399.00        2

36    2B10S   O    399.00  Williams, Martina                   CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

37    2B10S   O    399.00  Jimenez-Rivas, Francisco            CL  EXCR   10.00
                                                               CA  RENT  399.00                       409.00

38    2B10S   O    399.00  Munoz, Salvador               180   CL  EXCR    4.00
                                                               CA  RENT  399.00                       403.00       -3

39    2B10S   O    399.00  Carter, Rory                        CA  RENT  165.00
                                                               CA  SUBR  234.00                       399.00

40    2B10S   O    399.00  Gebremariam, Nazreth                CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

41    2B10S   O    399.00  Lozano, Jose                  180   CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

42    2B10S   O    399.00  De La Cruz-Maid, Gloria             CA  RENT   25.00
                                                               CA  SUBR  374.00                       399.00      1

43    2B10S   O    399.00  Bujanda, Bertha                     CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00      -

44    2B10S   O    399.00  Herrera, Susana                     CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

45    2B10S   O    399.00  Gameel, Elaweed                     CL  EXCR   40.00
                                                               CI  EU     30.00
                                                               CA  RENT  399.00                       469.00

46    2B10S   O    399.00  Embaye, Fantaye                     CA  RENT  167.00
                                                               CA  SUBR  232.00                       399.00      4

47    2B10S   O    399.00  De La Cruz, Manuel                  CA  RENT  169.00

                                     AIMCO
                           San Juan Del Centro 038369                       Page
                           Rent Roll As Of 15 Dec 2004                      ID

                                                                      Charges          Credits     Net Charges  Rest
Unit  Type   Stat  Market           Name               Entity      Code  Amount      Code  Amount   In Balance  Balance
----  -----  ----  ------  ----------------------      ------  --- ----  ------  --- ----  ------  -----------  -------
                                                               CA  SUBR  230.00                       399.00
48    2B10S   O    399.00  Bujanda, Sandra                     CA  RENT  274.00
                                                               CA  SUBR  125.00                       399.00

49    2B10S   O    399.00  Eramo, Cheryl                       CA  RENT  332.00
                                                               CA  SUBR   67.00                       399.00

50    2B10S   O    399.00  Gebregergish, Zonobesh        180   CA  RENT  116.00
                                                               CA  SUBR  283.00                       399.00

51    2B10S   O    399.00  Samaniego, Andres                   CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

52    2B10S   O    399.00  Ramirez, Arturo                     CL  EXCR   40.00
                                                               CA  RENT  399.00                       439.00

53    2B10S   O    399.00  Carr, Constance                     CA  RENT  194.00
                                                               CA  SUBR  205.00                       399.00      -1

  54  2B10S    O    399.00  Vue, Yia                         CA  SUBR  155.00
                                                             CA  RENT  244.00                        399.00     2

  55  3C15S    O    452.00  Ros, Karavuth,                   CL  EXCR   46.00
                                                             CA  RENT  452.00                        498.00

  56  3C15S    O    452.00  Gutierrez, Jose                  CL  EXCR   46.00
                                                             CA  RENT  452.00                        498.00

  57  3C15S    O    452.00  Rodriguez, Monica                CL  EXCR   46.00                        498.00
                                                             CA  RENT  452.00

  58  3C15S    O    452.00  Alvarez, Candelario              CL  EXCR   41.00
                                                             CA  RENT  452.00                        493.00

  59  3C15S    O    452.00  Esparza, Cecilio                 CA  RENT  402.00
                                                             CA  SUBR   50.00                        452.00

  60  3C15S    V    452.00  Vacant Unit                      CA  RENT  452.00  PT  VAC   452.00        0.00

  61  3C15S    O    452.00  Senebouttarath, Khamsay          CL  EXCR   46.00
                                                             CI  EO     15.00
                                                             CA  RENT  452.00                        513.00   -16

  62  3C15S    O    452.00  Garcia, Concepcion               CA  RENT  386.00
                                                             CA  SUBR   66.00                        452.00

12/14/04                                  AIMCO                             Page
11:17 AM                        San Juan Del Centro 03B369                    ID
                                Rent Roll As Of 15 Dec 2004

                                                                   Charges           Credits     Net Change   Rest
Unit   Type   Stat  Market          Name            Entity       Code  Amount      Code  Amount  In Balance  Balance
----  ------  ----  ------  ----------------------  ------  ---  ----  ------  --  ----  ------  ----------  -------
  63  4D15ST   O    508.00  Diaz, Beddy                     CA   RENT  132.00                        508.00     3
                                                            CA   SUBR  376.00

  64  4D15ST   O    508.00  Silva, Elvia                    CA   RENT  333.00                        508.00     2
                                                            CA   SUBR  175.00

  65  4D15ST   O    508.00  VAlles, Gregorio                CA   RENT  258.00                        508.00
                                                            CA   SUBR  250.00

  66  4D15ST   V    508.00  Vacant Unit                     CA   RENT  508.00  PT  VAC   508.00        0.00

  67  4D15ST   O    508.00  Perez, Guadalupe                CA   RENT   25.00

                                                            CA   SUBR  483.00                        508.00

  68  4D15ST   O    508.00  Enriquez, Luis            180   CA   RENT   80.00                        508.00
                                                            CA   SUBR  428.00

  69  4D15ST   O    508.00  Montoya, Juan                   CA   RENT   25.00                        508.00
                                                            CA   SUBR  483.00

  70  4D15ST   O    508.00  Hall, Kathleen                  CA   RENT  350.00                        508.00     3
                                                            CI   EU     30.00
                                                            CA   SUBR  158.00

  71  4D15ST   O    508.00  Georemariam, Habtezghi          CA   RENT  379.00                        538.00
                                                            CA   SUBR  129.00

  72  4D15ST   O    508.00  Bautista, Estevan               CA   RENT  381.00                        508.00
                                                            CA   SUBR  127.00

  73  4D15ST   O    508.00  Voung, Kim                180   CL   EXCR   51.00                        508.00
                                                            CA   RENT  508.00

  74  4D15ST   O    508.00  Alvarado, Catalina              CL   EXCR   51.00                        559.00     -
                                                            CA   RENT  508.00

  75  4D15ST   O    508.00  Jaquez, Loccaine                CA   RENT  368.00                        559.00
                                                            CI    EU    30.00
                                                            CL   EXCR   51.00

  76  4D15ST   O    508.00  Xiong, Nou                      CL   EXCR   51.00                        589.00
                                                            CA   RENT  508.00

  77  4D15ST   O    508.00  Felix, Celia                    CA   RENT  435.00                        559.00     1
                                                            CA   SUBR   73.00

  78  4D15ST   O    508.00  Estrada, Claudia                CA   RENT  344.00                        508.00

12/14/04                                  AIMCO                             Page
11:17 am                        San Juan Del Centro 03B369                    ID
                                Rent Roll As Of 15 Dec 2004

                                                                   Charge            Credits     Net Change   Rest
Unit   Type   Stat  Market          Name            Entity       Code  Amount      Code  Amount  In Balance  Balance
----  ------  ----  ------  ----------------------  ------  ---  ----  ------  --  ----  ------  ----------  -------
                                                            CA   SUBR  164.00                        508.00     -

  79  3C15S    O    452.00  Galindo, Juana                  CA   RENT  262.00                        452.00
                                                            CA   SUBR  190.00

  80  3C15S    O    452.00  Cervantes, Irma            180  CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00    2

  81  3C15S    O    452.00  Nunez Virgan, Martin            CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00

  82  3C15S    O    452.00  Lechuga, Wencesiac              CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00

  83  3C15S    O    452.00  Herrera-Garay, Francisco        CA   RENT  452.00       PY   EMPM  452.00    0.00

*** WARNING *** Resident Herrera-Garay, Francisco Has Auto-Bill Transactions That Net To Zero *** WARNING ***

  84  3C15S    O    452.00  ortega, Jose               180  CA   RENT  452.00                          452.00    2

  85  3C15S    O    452.00  Compean, Baltazar               CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00

  86  3C15S    O    452.00  Herrera, Edith                  CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00

  87  3C15S    O    452.00  Reyes, Veron                    CA   RENT  452.00                          452.00

  88  3C15S    O    452.00  Garcia, Lorenzo                 CL   EXCR   46.00
                                                            CA   RENT  452.00                          498.00

  89  3C15S    V    452.00  Vacant Unit                     CA   RENT  452.00       PT   VAC   452.00    0.00

  90  3C15S    O    452.00  Ontiveros, Maria                CA   RENT  392.00
                                                            CA   SUBR   60.00                          452.00

  91  3C15S    O    452.00  Martinez, Graciela              CA   RENT  169.00
                                                            CA   SUBR  283.00                          452.00

  92  3C15S    O    452.00  Cevallos, Martha                CA   RENT  304.00
                                                            CA   SUBR  148.00                          452.00

  93  3C15S    O    452.00  Cardenas, Jose                  CA   RENT   25.00
                                                            CA   SUBR  427.00                          452.00

  94  3C15S    O    452.00  Vue, Ong                        CL   EXCR   13.00
                                                            CA   RENT  452.00                          465.00

12/14/04                                  AIMCO                             Page
11:17 AM                        San Juan Del Centro 038369                    ID
                                Rent Roll As Of 15 Dec 2004

                                                                   Charges           Credits     Net Change   Rest
Unit   Type   Stat  Market          Name            Entity       Code  Amount      Code  Amount  In Balance  Balance
----  ------  ----  ------  ----------------------  ------  ---  ----  ------  --  ----  ------  ----------  -------

                                                                                                        Rest
Unit  Type   Stat  Market          Name           Entity       Code  Amount  Code  Amount  In Balance  Balance
----  -----  ----  ------  ---------------------  ------  ---  ----  ------  ----  ------  ----------  -------
 95   3C15S    0   452.00  Vasquer, Maria                 CA   RENT  119.00
                                                          CA   SUER  333.00                  452.00     3

 96   3C15S    0   452.00  Macias, Miquel                 CL   EXCR   46.00
                                                          CA   RENT  452.00                  498.00

 97   3C15S    0   452.00  Torres, Fernando               CA   RENT  452.00                  452.00     -

 98   3C15S    0   452.00  Hernander, Manuel              CL   EXCR   46.00
                                                          CA   RENT  452.00                  498.00

 99   3C15S    0   452.00  Martinez, Maria                CL   EXCR   46.00
                                                          CA   RENT  452.00                  498.00

100   3C15S    0   452.00  Robles, Olga                   CL   EXCR   35.00
                                                          CA   RENT  452.00                  487.00

101   3C15S    0   452.00  Castillo, Manuel               CL   EXCR   23.00
                                                          CA   RENT  452.00                  475.00

102   3C15S    0   452.00  Canales, Karen                 CL   EXCR   46.00
                                                          CA   RENT  452.00                  498.00

103   3C15S    0   452.00  Ortiz-Perez, Maria       180   CA   RENT  182.00
                                                          CA   SUBR  270.00                  452.00

104   3C15S    0   452.00  Chorn, Heang                   CA   RENT  244.00
                                                          CA   SUBR  208.00                  452.00

105   3C15S    0   452.00  Loya, Eduwige            180   CA   RENT  282.00
                                                          CA   SUBR  170.00                  452.00

106   3C15S    0   452.00  Padilla, Angela                CL   EXCR   46.00
                                                          CA   RENT  452.00                  498.00

107   3C15S    0   452.00  Alday, Maria De Jesus          CA   RENT  132.00
                                                          CA   SUBR  320.00                  452.00

108   3C15S    0   452.00  Garcia, Jorge                  CL   EXCR   37.00
                                                          CA   RENT  452.00                  489.00

109   3C15S    0   452.00  Long, Mary                     CA   RENT  436.00
                                                          CA   SUBR   16.00                  452.00    -

110   3C15S    0   452.00  Navarro, Juan                  CA   RENT  288.00
                                                          CA   SUBR  164.00                  452.00

                                      AIMCO
                           San Juan Del Centro 038369                       Page
                            Rent Roll AS Of 15 Dec 2004                      ID

                                                                Charges       Credits     Net Change    Rest
Unit  Type   Stat  Market          Name          Entity       Code  Amount  Code  Amount  In Balance   Balance
----  -----  ----  ------  --------------------  ------  ---  ----  ------  ----  ------  -----------  -------
111   3C15S    0   452.00  Nino-Palma, Marco             CL   EXCR   46.00
                                                         CA   RENT  452.00                  498.00

112   3C15S    0   452.00  Garcis, Marisela              CA   RENT   25.00
                                                         CA   SUBR  427.00                  452.00

113   3C15S    0   452.00  Valtierra, Luciano            CA   RENT   25.00
                                                         CA   SUBR  427.00                  452.00      1

114   3C15S    0   452.00  Gutierrez, Fransisco          CA   RENT  303.00
                                                         CA   SUBR  249.00                  452.00

115   3C15S    0   452.00  Rocha, Maria                  CL   EXCR   46.00
                                                         CA   RENT  452.00                  498.00

116   3C15S    0   452.00  Fraire, Esmeralda             CL   EXCR   23.00
                                                         CA   RENT  452.00                  475.00

117   3C15S    0   452.00  Gutlerraz, Marco              CL   EXCR   46.00
                                                         CA   RENT  452.00                  498.00

118   3C15S    0   452.00  Reyes, Manuel                 CA   SUBR   72.00
                                                         CA   RENT  380.00                  452.00      2

119   3C15S    0   452.00  Berumen, Juan                 CL   EXCR   46.00
                                                         CA   RENT  452.00                  498.00      3

120   3C15S    0   452.00  Mak, Bek                      CA   RENT   25.00
                                                         CA   SUBR  427.00                  452.00

121   3C15S    0   452.00  Sarmiento, Virginia           CA   RENT  285.00
                                                         CA   SUBR  167.00                  452.00     -1

122   3C15S    0   452.00  Gardilio, Paulino             CA   RENT  328.00
                                                         CA   SUBR  124.00                  452.00      1

123   3C15S    0   452.00  Burciaga, Juanita             CA   RENT  406.00
                                                         CA   SUBR   46.00                  452.00      3

124   3C155  0     452.00  Moreno, Silvia                CL   EXCR   46.00
                                                         CA   RENT  452.00                498.00       -2

125   3C155  0     452.00  Setareh, Bahiyeh              CA   RENT  366.00
                                                         CA   SUBR   66.00                452.00        -

126   3C155  0     452.00  Calderon, Manuel              CA   RENT  375.00
                                                         CA   SUBR   77.00                452.00

                                      AIMCO
                           San Juan Del Centro 038369                       Page
                           Rent Roll As of 15 Dec 2004                       ID

                                                                Charges       Credits     Net Change    Rest
Unit  Type   Stat  Market          Name          Entity       Code  Amount  Code  Amount  In Balance   Balance
----  -----  ----  ------  -------------------   ------  ---  ----  ------  ----  ------  -----------  -------
127   3C15S    0   452.00  Baldez, Jose                  CA   RENT  427.00                   452.00
                                                         CA   SUBR   25.00

128   3C15S    0   452.00  Vo, Xem                       CL   EXCR   46.00                   498.00
                                                         CA   RENT  452.00

129   3C15S    0   452.00  Xiong, Ka                     CL   EXCR   46.00
                                                         CI   EU     15.00
                                                         CA   RENT  452.00                   513.00

130   3C15S    0   452.00  Ontiveros, Mayra              CA   RENT  307.00
                                                         CA   SUBR  145.00                   452.00      1

131   3C15S    0   452.00  Lopez, Ascencion              CA   RENT  234.00
                                                         CA   SUBR  218.00                   452.00

132   3C15S    0   452.00  Felix, Maria Luisa            CJ   MISC   20.00
                                                         CL   HUDR  -80.00
                                                         CA   RENT  452.00
                                                         CL   EXCR   46.00
                                                         CL   HUDR   80.00                   518.00     -1

133   3C15S    0   452.00  Ordaz Correa Ruben            CL   EXCR   46.00
                                                         CA   RENT  452.00                   498.00

134   3C15S    0   452.00  Ramirex, Jorge                CA   RENT  451.00
                                                         CA   RENT    1.00                   452.00     -1

135   231CS    0   399.00  Espinoza, Fransisco           CL   EXCR   40.00
                                                         CA   RENT  399.00                   439.00

136 2B10S    0    399.00 Light, Angle                        CA    RENT     25.00
                                                             CA    SUBR    374.00                    399.00     -9

137 2B10S    0    399.00 Sarmiento, Luz Maria                CL    EXCR     40.00
                                                             CA    RENT    399.00                    439.00

138 2B10S    0    399.00 Garcia, Carlos                      CA    RENT    173.00
                                                             CA    SUBR    226.00                    399.00      -

139 2B10S    0    399.00 Gordillo, Felix                     CA    RENT    251.00
                                                             CA    SUBR    148.00                    399.00     -1

140 2B10S    0    399.00 Millan, Maria                       CL    EXCR     40.00
                                                             CA    RENT    399.00                    439.00

                                                        AIMCO
12/14/04                                     San Juan Del Centro 038369     Page
11:17 am                                     Rent Roll As Of 15 Dec 2004    ID


                                                                      Charges             Credits   Net Change   Rest
Unit Type   Stat   Market  Name                      Entity       Code     Amount       Code Amount In Balance  Balance
---- ----   ----   ------  -----                     ------  ---  ----     ------  ---  ---- ------ ----------  -------
141  2B10S   0    399.00  Kokes, Petr                        CA    RENT    165.00
                                                             CA    SUBR    234.00                    399.00

142  2B10S   0    399.00  Baden, Janie                       CA    RENT    141.00
                                                             CA    SUBR    258.00                    399.00        -1

143  2B10S   0    399.00  Yang, Mai                          CL    EXCR     40.00
                                                             CA    RENT    399.00                    439.00

144  2B10S   0    399.00  Bautista, Jose                     CA    RENT    289.00
                                                             CA    SUBR    110.00                    399.00         1

145  2B10S   0    399.00  Pitones, Rosario                   CA    RENT    294.00
                                                             CA    SUBR    105.00                    399.00

146  2B10S   0    399.00  Argumendo Maria                    CA    RENT    342.00
                                                             CA    SUBR     57.00                    399.00        -3

147  2B10S   0    399.00  Alaniz-Garcia, Jose Javier         CL    EXCR     40.00
                                                             CA    RENT    399.00                    439.00

148  2B10S   0    399.00  Lovato, Beda               180     CA    RENT    169.00
                                                             CA    SUBR    230.00                    399.00

149  2B10S   0    399.00  Jarmin, Angela                     CL    EXCR     40.00

                                                                     CL    EXCR          399.00                          439.00
150  2B10S  0   399.00               Najera, Macaric                 CA    RENT           40.00
                                                                     CA    RENT          399.00                          439.00
              ========                                                             ============              ======== =========  ===
              64552.00                                                                 67159.00              1,864.00 65,295.00  -21
              ========                                                             ============              ======== =========  ===
                                                                     CA    RENT       47,812.00  PT    VAC   1,412.00
                                                                     CA    SUBR       16,740.00  PY    EMPM    452.00
                                                                     CL    EXCR        2,452.00
                                                                     CI    EU            135.00
                                                                     CJ    MISC           20.00
                                                                     CL    HUDR            0.00
                       ===========                          ======   ===   ====    ============
Total Market Rent :    $ 64,552.00   -Gain/Loss To Lease:   $:0.00   Net   Rent    $  64,552.00
                       ===========                          ======   ===   ====    ============

SAN JUAN DEL CENTRO APARTMENTS

                                   ADDENDUM B

                              OPERATING STATEMENTS

[IRR LOGO]

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2004 (12OSD1)
APPLICATION AIMC0PROPERTY   Run Date: 12/27/2004 11:50 AM      USER ID: AAgetste

 CURRENT    CURRENT   CURRENT    PREVIOUS   PREVIOUS YR
  MONTH      MONTH     MONTH     YR MONTH    CUR MONTH
 ACTUAL      BUDGET   VARIANCE    ACTUAL     VARIANCE                INCOME
---------   -------   --------   --------   -----------
   47,373    45,588      1,785     44,716         2,657    500000 - Market Rent
   17,179    19,835     (2,656)    17,988          (809)   512200 - Subsidy Rent Potential
   ------    ------      -----     ------         -----    --------------------------------
   64,552    65,423       (871)    62,704         1,848       TOTAL GROSS POTENTIAL RENT

    2,413     2,801       (388)     2,599          (188)   522013 - Excess Income - Charged
   (2,481)   (2,637)       156     (2,627)          146    522015 - Excess Income
   ------    ------      -----     ------         -----    --------------------------------
      (68)      164       (232)       (28)          (40)       Total Net Excess Income

   (1,281)     (384)      (897)      (405)         (876)   522000 - Vacancy Loss
   ------    ------      -----     ------         -----    --------------------------------
   (1,281)     (384)      (897)      (405)         (876)      Total Vacancy loss

        0      (356)       356        386           386    83198 ADMINISTRATIVE UNITS
     (452)     (900)       448       (984)          532    633100 - Employee Apartments
   ------    ------      -----     ------         -----    --------------------------------
     (452)   (1,258)       804     (1,340)          888       TOTAL OTHER RENTAL LOSSES

   ------    ------      -----     ------         -----    --------------------------------
   (1,733)   (1,640)       (93)    (1,745)           12       TOTAL RENTAL LOSS

   ------    ------      -----     ------         -----    --------------------------------
   62,751    63,947     (1,196)    60,931         1,820       NET RENTAL INCOME

    2,229     1,600        629      1,055         1,134    591000 - Laundry Income
        0         0          0      1,025        (1,025)   591007 - AS -Cable TV
       95        98         (2)       288          (192)   591008 - AS - Local Telephone
      234         0        234          0           234    591011 - Soft Drink Vending
   ------    ------      -----     ------         -----    --------------------------------
    2,559     1,698        861      2,408           151    Total Ancillary Services Income
    2,481         0      2,481      2,627          (146)   519400 - Retained Excess Income
      275       317        (42)       250            25    592001 - Late Charges
       25         0         25          5            20    592002 - NSF Charges
      135       160        (25)       135             9    592005 - Excess Utilities
        0         0          0                        0    592006 - Keys, Locks,
                                        0                           Lock Changes
       20        10         10          0            20    592009 - Miscellaneous
                                                                    Resident Charg
      300       271         29        652          (352)   593000 - Cleaning a Damage Fees
        0         0          0        561          (561)   599099 - Miscellaneous Income
   ------    ------      -----     ------         -----    --------------------------------
    3,236       758      2,478      4,230          (994)   Total Miscellaneous Income

   ------    ------      -----     ------         -----    --------------------------------
    5,795     2,456      3,339      6,638          (843)   Total Other Income

CURRENT    CURRENT     CURRENT   PREVIOUS   PREVIOUS YR
  YTD        YTD         YTD       YEAR     CURRENT YTD
 ACTUAL     BUDGET    VARIANCE    ACTUAL     VARIANCE
--------   --------   --------   --------   -----------
 553,609    532,440     21,169    528,332        25,277
 227,766    231,664     (3,898)   221,222         6,544
 -------    -------     ------    -------       -------
 781,375    764,104     17,271    749,554        31,821

  27,105     33,612    (6,507)     33,599       (6,494)
 (25,531)   (31,644)     6,113    (32,402)        6,871
 -------    -------     ------    -------       -------
   1,574      1,968       (394)     1,197           377

  (8,019)    (4,609)    (3,411)    (4,359)       (3,660)
 -------    -------     ------    -------       -------
  (8,019)    (4,608)    (3,411)    (4,359)       (3,660)

     338     (4,272)     3,918     (4,272)        3,916
 (9,480)    (10,800)      1,320   (11,160)        1,680
 -------    -------     ------    -------       -------
  (9,836)   (15,072)     5,236    (15,432)        5,596

 -------    -------     ------    -------       -------
 (17,855)   (19,680)     1,825    (19,791)        1,936

 -------    -------     ------    -------       -------
 765,094    746,392     18,702    730,960        34,134

  17,530     19,200     (1,670)    13,675        3, 854
   8,325      8,025        300      8,940          (615)
     945      1,176       (231)     1,278          (333)
   1,005        120        889        208           801
 -------    -------     ------    -------       -------
  27,809     28,521       (712)    24,102         3,707
  25,531          0     25,531     26,699        (1,168)
   2,837      3,804       (967)     3,625          (788)
      35          0         35         20            15
   1,755      1,920       (165)     1,863          (108)
      81          0         81         35            46

     203        120         83         91           112

   3,538      3,252        285      3,707          (169)
   1,745          0      1,745      1,316           429
 -------    -------     ------    -------       -------
  35,724      9,056     26,628     37,356        (1,632)

 -------    -------     ------    -------       -------
  63,533     37,617     25,916     61,458         2,075

12/27/2004                                                              11:50 AM

                     AIMCO Statement of Operations - Detail
                          038369 - San Juan Del Centro
                   For the Period Ended December 2004 (12OSD1)
APPLICATION AIMCOPROPERTY   Run Date: 12/27/2004 11:50 AM     USER ID: AAgetste

 Current    Current   Current    Previous   Previous Yr
  Month      Month     Month     Yr Month    Cur Month
 Actual      Budget   Variance    Actual     Variance
---------   -------   --------   --------   -----------
       (8)      300       (308)         0            (8)   637000 - Bad Debt Expense
        0         0          0          0             0    637005 - Bank Reconciliation
                                                           Adjustmer
   ------    ------     ------     ------         -----    --------------------------------
       (8)      300       (308)         0            (8)     TOTAL BAD DEBT EXPENSE
   ------    ------     ------     ------         -----    --------------------------------
   68,538    66,703     (1,835)    67,569           969    EFFECTIVE GROSS INCOME
   ------    ------     ------     ------         -----    --------------------------------

                                                               OPERATING EXPENSES

    3,227     4,360      1,133      4,567         1,340    645003 - Electricity - List
                                                                    Bills
      995       724       (271)       607          (388)   645100 - Water
    9,177     7,128     (2,049)     7,951        (1,226)   645203 - Gas - List Bills
    1,083       869       (214)       807          (276)   645300 - Sewer
   ------    ------     ------     ------          -----   --------------------------------
   14,482    13,081     (1,401)    13,932          (550)     TOTAL UTILITIES A EXPENSE

      200       204         14        195           (55)   651900 - Contract Exterminating
    1,459     2,231        772      2,070           611    652500 - Contract Trash Removal
        0         0          0          0             0    653004 - Contract Alarm System
    1,100         0     (1,100)       571          (529)   653700 - Contract Yards and
                                                                    Grounds
        0       401        401        925           925    654200 - Contract Repairs
   ------    ------     -----     ------         -----    --------------------------------
    2,809     2,896         87      3,761           952      TOTAL CONTRACT SERVICES

        0       255        256        675           675    617600 - Window & Glass Repair
       96        96          0         56             0    631500 - Buyers Access Fee
        0         0          0          0             0    631501 - Buyers Access Dividends
        0        35         35        171           171    651500 - Cleaning Supplies
       88       150         62        214           126    653600 - Landscaping Supplies
        0         0          0                      150    654100 - Repairs/Maint - Materials
        0       108        106          0             0    654101 - Electrical Supplies
        0         0          0          0             0    654102 - Plumbing Supplies
        0       107        107        244           244    654103 - Appliance Parts
        0       210        210        738           738    654105 - Plumbing Fixtures/Repairs
    1,481     1,048       (433)       926          (556)   654139 - Other Maintenance Materials
        0         9          9          0             0    654204 - Fenco Repairs
        0        22         22          0             0    654207 - Paving/Concrete/Striping
        0       109        109         69            69    654601 - HVAC Parts & Supplies
      (31)        0         31        (28)            3    655200 - R & M Rebate - MRO
   ------    ------     ------     ------         -----    --------------------------------
    1,633     2,148        515      3,254         1,621       TOTAL REPAIRS & MAINTENANCE

      500       678        178          0          (500)   651700 - Contract Cleaning
    1,017       555       (461)       381          (636)   656003 - Contract Painting - Interior

                                      Current    Current     Current   Previous   Previous Yr
                                        YTD        YTD         YTD       Year     Current YTD
                                       Actual     Budget    Variance    Actual      Variance
                                      --------   --------   --------   --------   -----------
  637000 - Bad Debt Expense            (6,459)     3,600    (12,059)    (4,119)       (4,340)
  637005 - Bank Reconciliation
           Adjustment                    (258)         0       (258)         0          (258)
  --------------------------------    -------    -------    -------    -------        ------
    TOTAL BAD DEBT EXPENSE             (8,717)      3600    (12,317)    (4,119)       (4,598)
  --------------------------------    -------    -------    -------    -------        ------
  EFFECTIVE GROSS INCOME              819,910    787,609     32,301    788,298        31,612
  --------------------------------    -------    -------    -------    -------        ------

      OPERATING EXPENSES

  645003 - Electricity - List
           Bills                       44,692     52,320      7,628     45,490         1,797
  645100 - Water                        9,406      6,688       (718)     8,578          (828)
  645203 - Gas - List Bills            68.601     85,536     16,935     54,418       (14,183)
  645300 - Sewer                       10,042     10,428        386     10,404           362
  --------------------------------    -------    -------    -------    -------        ------
    TOTAL UTILITIES A EXPENSE         132,742    158,972     24,230    119,890       (12,852)

  651900 - Contract Exterminating       2,825      3,168        343      2,387          (458)
  652500 - Contract Trash Removal      18,825     26,772      7,945     25,619         6,794
  653004 - Contract Alarm System          160        500        340        500           340
  653700 - Contract Yards and
           Grounds                     17,126     14,500     (2,626)    11,600        (5,526)
  654200 - Contract Repairs             1,732      4,812      3,080      4,653         2,930
 --------------------------------     -------    -------    -------    -------        ------
    TOTAL CONTRACT SERVICES            40,669     49,752      9,083     44,749         4,080

  617600 - Window & Glass Repair        1,613      3,072      1,459      3,134         1,521
  631500 - Buyers Access Fee            1,152      1,152          0      1,143           (10)
  631501 - Buyers Access Dividends       (592)         0        592          0           592
  651500 - Cleaning Supplies              846        420       (226)       483          (163)
  653600 - Landscaping Supplies         4,129      1,800     (2,329)     2,199        (1,930)
  654100 - Repairs/Maint -  Materials     889          0       (889)       332          (557)
  654101 - Electrical Supplies            900      1,272        372        950            50
  654102 - Plumbing Supplies                0          0          0         (2)           (2)
  654103 - Appliance Parts                210      1,284      1,074      1,224         1,014
  654015 - Plumbing Fixtures/Repairs    3,563      2,520     (1,043)    (3,345)         (218)
  654139 - Other Maintenance
             Materials                  8,751     12,576      3,825     11,487         2,736
  654204 - Fenco Repairs                    0        108        108         81            81
  654207 - Paving/Concrete/Striping         0        264        264        200           200
  654601 - HVAC Parts & Supplies        1,476      1,308       (568)     1,553          (323)
  655200 - R & M Rebate - MRO            (634)         0        834       (327)          308
  --------------------------------    -------    -------    -------    -------        ------
    TOTAL REPAIRS & MAINTENANCE        22,502     25,776      3,274     25,800         3,298
  651700 - Contract Cleaning            8,911      8,136       (775)    (7,290)       (1,621)
  656003 - Contract Painting-Interior  13,909      6,672     (7,237)     5,880        (8,029)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2004 (12OSD1)
                         Run Date: 12/27/2004 11:50 AM

APPLICATION AIMCOPROPERTY                                      USER ID: AAgetste

 CURRENT    CURRENT   CURRENT    PREVIOUS   PREVIOUS YR
  MONTH      MONTH     MONTH     YR MONTH    CUR MONTH
 ACTUAL     BUDGET    VARIANCE    ACTUAL     VARIANCE
---------   -------   --------   --------   -----------
      436       430         (6)         0          (436)   656102 - Painting Supplies
   ------     -----       ----       ----        ------    ----------------------------------
    1,953     1,664       (289)       381        (1,573)      TOTAL TURNOVER EXPENSE

       38        35         (3)        38             0    617104 - Radios Pagers
      672         0       (672)       939           267    631100 - Office Supplies
      365         0       (366)         0          (366)   631101 - Office Equipment
      115        65        (50)        64           (51)   631102 - Bark Charges
      155       150         (5)        73           (82)   631104 - Credit Collection &
                                                                    Eviction
      179       137        (42)       115           (54)   631105 - Uniforms
        7         0         (7)         0            (7)   631106 - Express Mail, Stamps
        0         0          0          0             0    632500 - Professional Fees
      105       445        340          1          (104)   634000 - Legal Fees
      366       405         40        340           (26)   636000 - Telephone
       38         0        (38)         0           (38)   639004 - Computer Maint &
                                                                    Supplies
        0         0          0          0             0    639007 - Training & Travel
        0         0          0          0             0    [ILLEGIBLE] - Miscelleneous
                                                                          Administrative
   ------     -----       ----       ----        ------    ----------------------------------
    2,041     1,238       (803)     1,569          (472)      TOTAL ADMINISTRATIVE EXPENSES

        0         0          0          5             5    621004 - Radio & TV
   ------     -----       ----       ----        ------    ----------------------------------
        0         0          0          5             5       ACTIVE OUTREACH

        0         0          0          0             0    621007 - Brochures - New Leases
   ------     -----       ----       ----        ------    ----------------------------------
        0         0          0          0             0       POINT OF SALE

        0         0          0          0             0    621099 - Advertising - Other
   ------     -----       ----       ----        ------    ----------------------------------
        0         0          0          0             0       OTHER MARKETING

   ------     -----       ----       ----        ------    ----------------------------------
        0         0          0          5             5       TOTAL MARKETING EXPENSE

    1,840     1,696       (144)     1.526          (314)   631000 - Salaries -
                                                                    Administrative
    2,451     2,459          8      2,203          (247)   633000 - Salaries - Manager
    1,398     1,516        117      1,358           (40)   653500 - Grnd Pr Payroll
    3,120     1,875     (1,245)     2,960          (160)   654000 - Salaries - Maintenance
    1,305         0     (1,305)       844          (461)   659800 - Payroll Adjustment
   (1,482)   (2,065)      (583)    (3,348)       (1,866)   659900 - Repairs Payroll
                                                                    Capitalized
      690       600        (90)       577          (113)   671100 - Payroll Taxes
      232       184        (47)       197           (35)   672200 - Workers Compensation
    1,503     1,944        361      1,853           269    672300 - Health Ins. & Other
                                                                    Benefits
      568       300       (268)         0          (568)   831001 - Ranking Bonus
   ------     -----       ----       ----        ------    ----------------------------------
   11,705     8,508     (3,196)     8,171        (3,534)      TOTAL PAYROLL EXPENSE

                                   CURRENT    CURRENT     CURRENT   PREVIOUS   PREVIOUS YR
                                     YTD        YTD         YTD       YEAR     CURRENT YTD
                                    ACTUAL     BUDGET    VARIANCE    ACTUAL      VARIANCE
                                   --------   --------   --------   --------   -----------
656102 - Painting Supplies           2,177      5,160      2,963      4,137         1,960
---------------------------------- -------    -------     ------     ------        ------
   TOTAL TURNOVER EXPENSE           24,997     19,968     (5,029)    17,307        (7,691)

617104 - Radios Pagers                 685        420       (265)       467          (218)
631100 - Office Supplies             7,964          0     (7,964)     8,518           554
631101 - Office Equipment            3,254          0     (3,254)     3,117          (137)
631102 - Bark Charges                  906        780       (126)       760          (146)
631104 - Credit Collection &         1,506      1,800        294      1,511             5
         Eviction
631105 - Uniforms                    2,004      1,644       (360)     1,579          (425)
631106 - Express Mail, Stamps           91          0        (91)         0           (91)
632500 - Professional Fees           2,958          0     (2,958)       267        (2,691)
634000 - Legal Fees                  4,188      5,340      1,152      4,265            77
636000 - Telephone                   6,223      4,872     (1,351)     4,674        (1,549)
639004 - Computer Maint &            2,467      3,500      1,033      1,972          (495)
         Supplies
639007 - Training & Travel             720        750         30      2,854         2,134
[ILLEGIBLE] - Miscelleneous             75          0        (75)        40           (35)
               Administrative
---------------------------------- -------    -------     ------     ------        ------
   TOTAL ADMINISTRATIVE EXPENSES    33,041     19,106    (13,935)    30,023        (3,018)

621004 - Radio & TV                      0          0          0          5             5
---------------------------------- -------    -------     ------     ------        ------
   ACTIVE OUTREACH                       0          0          0          5             5

621007 - Brochures - New Leases          0          0          0          0             0
---------------------------------- -------    -------     ------     ------        ------
   POINT OF SALE                         0          0          0          0             0

621099 - Advertising - Other             0          0          0          1             1
---------------------------------- -------    -------     ------     ------        ------
   OTHER MARKETING                       0          0          0          1             1

---------------------------------- -------    -------     ------     ------        ------
   TOTAL MARKETING EXPENSE               0          0          0          6             6

631000 - Salaries -                 20,993     20,205       (788)    19,800        (1,193)
         Administrative
633000 - Salaries - Manager         30,359     29,288     (1,071)    28,644        (1,716)
653500 - Grnd Pr Payroll            17,979     18,057         77     17,659          (320)
654000 - Salaries - Maintenance     33,101     22,331    (10,770)    23,632        (9,469)
659800 - Payroll Adjustment            530          0       (530)         0          (530)
659900 - Repairs Payroll           (31,005)   (24,795)     6,209    (27,7l6)        3,289
         Capitalized
671100 - Payroll Taxes               9,293      7,944     (1,349)     7,166        (2,126)
672200 - Workers Compensation        2,587      2,197       (390)     2,384          (202)
672300 - Health Ins. & Other        19,868     23,331      3,462     21,679         1,811
         Benefits
831001 - Ranking Bonus               3,001      3,600        598      3,600           599
---------------------------------- -------    -------     ------     ------        ------
   TOTAL PAYROLL EXPENSE          <106,707    102,167     (4,551)    96,848        (9,859)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                           038369 - San Juan Del Centro
                   For the Period Ended December 2004 (12OSD1)
                           Run Date: 12/27/2004 11:50 AM

APPLICATION AIMCOPROPERTY                                       USER ID AAgstste

                          PREVIOUS PREVIOUS                                                                                PREVIOUS
CURRENT  CURRENT CURRENT     YR     YR CUR                                           CURRENT  CURRENT  CURRENT  PREVIOUS      YR
 MONTH    MONTH   MONTH     MONTH   MONTH                                               YTD      YTD      YTD     YEAR   CURRENT YTD
 ACTUAL  BUDGET  VARIANCE  ACTUAL  VARIANCE                                           ACTUAL   BUDGET  VARIANCE  ACTUAL    VARIANCE
-------  ------- -------- -------- --------  --------------------------------------- --------  ------- -------- -------- -----------
34,623   29,535   (5,088)  (31,072) (3,551)   TOTAL CONTROLLABLE OPERATING EXPE       360,658  373,731  13,071  334,623   (26,036)
------   ------   ------  -------- -------   --------------------------------------- --------  ------- -------  -------   -------
33,915   37,168   (3,253)   36,496  (2,582)   CONTROLLABLE NOI                        459,251  413,878  45,373  453,675     5,576
------   ------   ------  -------- -------   --------------------------------------- --------  ------- -------  -------   -------

                                          NON-CONTROLLABLE OPERATING EXPENSES

(2,118)     663   2,781        663   2,781   635000 - Audit Fees                        5,175    7,952   2,777    7,952     2,777
   417        0    (417)         0    (417)  635001 - Tax Preparation Expense             417        0    (417)       0      (417)
------   ------  ------   -------- -------   --------------------------------------- --------  ------- -------  -------  --------
(1,701)     663   2,364        663   2,364    TOTAL ACCOUNTING, AUDIT & TAX             5,592    7,952   2,361    7,952     2,360

 7,606    7,812     206      5,782  (1,824)  632000 - Management Fees                  93,233   92,235    (998)  89,913    (3,320)
     0        0       0          0       0   632100 - Management Fees - Other               0        0       0   (2,974)   (2,974)
   578      878       1        878       0   635100 - Bookkeeping Reimbursements       10,530   10,536       6   10,530         0
------   ------  ------   -------- -------   --------------------------------------- --------  ------- -------  -------  --------
 8,484    8,690     206      6,660  (1,824)   TOTAL MANAGEMENT & ACCOUNTING           103,760  102,771    (992)  97,469    (6,294)

     0        0       0          0       0   543000 - Interest On Residual Receipts       (16)       0      16   (1,598)   (1,583)
     0        0       0         65      65   544000 - Replacement Reserve Interest     (5,656)       0   5,656  (11,422)   (5,766)
     0        0       0          0       0   545500 - Interest Income - GR - Ins Con        0        0       0       (8)       (8)
   (87)       0      57        (11)     76   546100 - NHP Conc. Interest Income - C      (295)       0     295     (118)      177
   (25)       0      25         (9)     16   546700 - GR-NHP Insurance Conc Int  In      (175)       0     175      (78)       96
   (11)     (40)    (29)       (34)    (23)  549001 - Security Deposit Interest          (190)    (480)   (290)    (473)     (283)
     0       23      23          0       0   639001 - Security Deposit Interest           681      275    (405)     205      (476)
------   ------  ------   -------- -------   --------------------------------------- --------  ------- -------  -------  --------
  (123)     (17)    106         11     134    TOTAL INTEREST INCOME                    (5,651)    (204)  5,447  (13,493)   (7,843)

     0        0       0          0       0   639002 - Ad Valorem Tax Service               85      358     271      173        88
 3,186    3,248      62      2,466    (721)  671001 - Real Estate Taxes                38,235   38,980     745   38,216       (19)
     0      281     281          0       0   671002 - Personal Property Tax             3,411    3,372     (39)   3,262      (149)
     0        0       0        676     676   671003 - Real Estate Tax - Prior Year    (12,726)       0  12,725      678    13,402
     0        0       0          0       0   671099 - Other Tax                        (2,550)       0   2,550        0     2,550
     0        0       0          0       0   671900 - Business Licenses and Permit          0    5,072   5,072    5,072     5,072
     0        0       0          0       0   671902 - Sales and Use Tax                    28       13     (15)      13       (15)
------   ------  ------   -------- -------   --------------------------------------- --------  ------- -------  -------  --------
 3,186    3,529     343      3,142     (44)   TOTAL TAXES                              26,483   47,794  21,310   47,413    20,930

 2,370    2,541     171      2,621     252   672000 - Hazard Insurance                 25,592   30,490   4,899   29,296     3,705
     0       40      40          0       0   672100 - Fidelity Bond Insurance              44      478     432        0       (44)
     0        0       0          0       0   672900 - Other Insurance                  (6,278)       0   6,278        0     6,278
------   ------  ------   -------- -------   --------------------------------------- --------  ------- -------  -------  --------
 2,370    2,581     211      2,621     252    TOTAL INSURANCE                          19,357   30,966  11,609   29,296     9,939

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                         038369 - San Juan Del Centro
                  For the Period Ended December 2004 (12OSD1)
                         Run Date: 12/27/2004 11:50 AM

APPLICATION: AIMCOPROPERTY                                     USER ID: AAgetste

CURRENT  CURRENT  CURRENT   PREVIOUS YR  PREVIOUS YR                            CURRENT   CURRENT   CURRENT   PREVIOUS  PREVIOUS YR
 MONTH    MONTH    MONTH       MONTH      CUR MONTH                                YTD       YTD      YTD       YEAR    CURRENT YTD
 ACTUAL   BUDGET  VARIANCE     ACTUAL      VARIANCE                              ACTUAL    BUDGET   VARIANCE   ACTUAL     VARIANCE
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  --------  --------  -----------
  5,556    6,110       554        5,763          207   TOTAL TAXES & INSURANCE    45,840    78,760   32,919     76,709       30,869

      0        0         0            0            0  615700 - Environmental
                                                       Expenses                       14         0      (14)   (11,617)     (11,531)
    161        0      (161)           0         (161) 654901 - Bathrooms             161         0     (161)         0         (161)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
    161        0      (161)           0         (161)  TOTAL PROPERTY UPGRADES       175         0     (175)   (11,617)     (11,792)

      0        0         0            0            0  654214 - Insurance
                                                       Proceeds                        0         0        0     (3,417)      (3,417)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
      0        0         0            0            0   TOTAL INSURANCE DAMAGES         0         0        0     (3,417)      (3,417)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 12,377   15,446     3,069       13,096          720   TOTAL NONCONTROLLABLE
                                                        OPERATING E              149,720   189,279   39,559    153,603        3,884
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 47,000   44,981    (2,019)      44,169       (2,831)  TOTAL OPERATING
                                                        EXPENSES                 510,379   553,009   52,630    488,226      (22,153)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 21,538   21,722      (184)      23,400        (1862)   NET OPERATING INCOME     309,531   224,600   84,932    300,072        9,459
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------

                                                      NON - OPERATING EXPENSES

      0        0         0            0            0  832039 - GP Loan Interest        0         0        0     21,926       21,926
 10,784   10,933       150       10,784            0  832047 - AIMCO Secured
                                                       Loan Interest             131,559   131,199     (360)    43,853      (87,706)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 10,784   10,933       150       10,784            0   TOTAL GP LOAN INTEREST
                                                        EXPENSE                  131,559   131,199     (360)    65,779      (65,779)
(11,330) (11,376)      (46)     (11,376)         (46) 542000 - Interest
                                                       Reduction Payment        (135,002) (136,512)    (510)  (136,554)        (553)
  7,583    7,583         0        8,626        1,043  682001 - Interest
                                                       1st Mortgage               93,758    95,113    1,355    103,550        9,792
      0        0         0            0            0  832042 - Dan Interest
                                                       3rd Party Loans                 0         0        0     65,420       65,420
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 (3,747)  (3,793)      (46)      (2,750)         997   TOTAL PROPERTY
                                                        MORTGAGE EXPENSE         (42,244)  (41,399)     845     32,415       74,659
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
  7,037    7,140       104        8,034          997   TOTAL INTEREST EXPENSE     89,315    89,800      485     98,195        8,880
      0        0         0            0            0  682025 - Investment Fees       360         0     (360)         0         (360)
    870        0      (670)           0         (670) 682099 - Misc Fin Exp          670         0     (670)         0         (670)
    459      459         0          533           74  685000 - Mortgage
                                                       Insurance Prem              5,550     5,508      (42)     6,054          505
      0        0         0      (10,000)     (10,000) 793000 - Grant Income            0         0        0   (160,524)    (160,524)
      0        0         0            0            0  793100 - Grant Expense           0         0        0    170,878      170,878
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
  1,129      459      (670)      (9,467)     (10,596)  TOTAL FINANCIAL EXPENSE     6,580     5,508   (1,072)    16,408        9,829
  1,907      853    (1,054)         837       (1,070) 662000 - Deprec -
                                                       Buildings                  19,014    10,235   (8,779)     9,858       (9,156)
 16,556   14,164    (2,391)      15,335       (1,220) 666000 - Deprec -
                                                       Furnishings               198,064   180,275  (17,788)   194,928       (3,136)
-------  -------  --------  -----------  -----------  ------------------------- --------  --------  -------   --------  -----------
 18,462   15,017    (3,445)      16,172       (2,290)  TOTAL DEPRECIATION
                                                        EXPENSE                  217,077   190,510  (26,567)   204,785      (12,292)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2004 (120SD1)
                         Run Date:  12/27/2004 11:50 AM

APPLICATION: AIMCOPROPERTY                                     USER ID: AAgetste

                                                                                                                          PREVIOUS
                            PREVIOUS  PREVIOUS                                                                               YR
CURRENT  CURRENT  CURRENT      YR        YR                                         CURRENT  CURRENT  CURRENT   PREVIOUS  CURRENT
 MONTH    MONTH    MONTH     MONTH    CUR MONTH                                       YTD      YTD      YTD       YEAR      YTD
ACTUAL   BUDGET   VARIANCE   ACTUAL   VARIANCE                                      ACTUAL   BUDGET   VARIANCE  ACTUAL    VARIANCE
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
      0        0         0         0          0  834000 - Legal                         584        0      (584)        0      (584)
      0        0         0         0          0  834500 - Prof Exp                      900        0      (900)        0      (900)
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
      0        0         0         0          0    TOTAL PARTNERSHIP LEGAL            1,484        0    (1,484)        0    (1,484)

      0        0         0         0          0  931000 - Office Payroll                553        0      (553)      216      (337)
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
      0        0         0         0          0    TOTAL PARTNERSHIP OTHER EXPENSE      553        0      (553)      216      (337)

-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
      0        0         0         0          0    TOTAL PARTNERSHIP OTHER EXPENSE    2,037        0    (2,037)      216    (1,821)

-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
 26,628   22,616    (4,012)   14,739    (11,889)   TOTAL NON-OPERATING EXPENSES     315,009  285,818   (29,191)  319,504     4,595

-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
 (5,090)    (894)   (4,196)    8,660    (13,751)        NET INCOME (LOSS)            (5,477) (61,219)   55,741   (19,532)   14,055
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------

                                                          CHANGE IN ASSETS

   (544)       0      (544)     (529)       (16) 102200 - NHP - Insurance            (6,407)       0    (6,407)  (13,929)    7,522
                                                  Concentration
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
   (544)       0      (544)     (529)       (16)   CHANGE IN OTHER CASH & CASH EQUI  (6,407)       0    (6,407)  (13,929)    7,522

   (705)       0      (705)      766)    (1,471) 113000 - Tenant/Member Accts. Rec.  (2,319)       0    (2,319)    2,697    (5,016)
      8        0         8         0          8  114089 - Allowance for Bad Debt          8        0         8     1,687     1,695
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
   (697)       0      (697)      766     (1,463)   CHANGE IN TENANT'S RENT           (2,311)       0    (2,311)    1,010    (3,321)
                                                    RECEIVABLE

   (234)       0      (234)   (1,025)       790  114001 - Ancillary Services A/R       (573)       0      (573)   (1,025)      451
   (235)       0      (235)   (1,068)       833  114004 - A/R AIMCO                     833        0       833    (1,068)    1,901
    311        0       311        38        275  114011 - AR - Rebates                  150        0       150         2       149
  1,103        0     1,103         0      1,103  114016 - A/R Insurance Refund       (3,797)       0    (3,797)        0    (3,797)
      0        0         0         0          0  114082 - Accrued Interest           (3,244)       0    (3,244)        0    (3,244)
                                                  Receivable
   (986)       0      (986)      527     (1,513) 114301 - Subsidy Voucher             4,722        0     4,722     4,601       171
                                                  Clearing Acc.
      0        0         0        46         46  114400 - Interest Credit                 0        0         0        46       (46)
                                                  Subsidy Rec
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
    (41)       0       (41)   (1,484)     1,443    CHANGE IN OTHER RECEIVABLES       (1,860)       0    (1,860)    2,556    (4,415)

   (328)       0      (328)      416       (744) 119100 - Cash - Tenant Security     (2,423)       0    (2,423)   (2,045)     (378)
                                                  Deposi
-------  -------  --------  --------  ---------  ---------------------------------- -------  -------  --------  --------  --------
   (328)       0      (328)      416       (744)   CHANGE IN TENANTS' SECURITY DEPO  (2,423)       0    (2,423)   (2,045)     (378)

      7        0         7         0          7  121005 - Prepaid Payroll                 0        0         0         0         0
     38        0        38         0         38  121099 - Other Prepaid Expense          29        0        29         0        29
     96        0        96        96          0  122500 - Prepaid Buyers Access           0        0         0       (10)       10
  2,370        0     2,370     2,621       (252) 124000 - Prepaid Prop. & Liab
                                                  Insurance                             722        0       722      (996)    1,718
    459        0       459       533        (74) 125000 - Prepaid Mortgage
                                                  Insurance                              42        0        42        39         3

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                  For the Period Ended December 2004 (120SD1)
                         Run Date : 12/27/2004 11:50 AM

APPLICATION AIMCOPROPERTY                                       USER ID:AAgetste

                                                                                                                          PREVIOUS
                            PREVIOUS  PREVIOUS                                                                               YR
CURRENT  CURRENT  CURRENT      YR        YR                                        CURRENT   CURRENT  CURRENT   PREVIOUS  CURRENT
 MONTH    MONTH    MONTH     MONTH    CUR MONTH                                      YTD       YTD      YTD       YEAR      YTD
ACTUAL   BUDGET   VARIANCE   ACTUAL   VARIANCE                                     ACTUAL    BUDGET   VARIANCE  ACTUAL    VARIANCE
-------  -------  --------  --------  ---------                                    -------   -------  --------  --------  --------
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
  2,970        0     2,870     3,250       (280)   CHANGE IN PREPAID EXPENSES           793        0       793      (967)    1,760

 (3,186)       0    (3,186)   (5,280)     2,094  131003- Tax Escrow-Mortgagee         8,366        0     8,366    (2,622)   10,988
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
 (3,186)       0    (3,186)   (5,280)     2,094    CHANGE IN TAX ESCROW               8,366        0     8,366    (2,622)   10,988

   (895)       0      (895)   (1,092)       198  131008- Insurance                    1,623        0    (1,623)   (2,549)      926
                                                  Escrow-Mortgagee
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
   (895)       0      (895)   (1,092)       198    CHANGE IN INSURANCE ESCROW         1,623        0    (1,623)   (2,549)      926

   (459)       0      (459)     (536)        77  131009- MIP Escrow- Mortgagee            0        0         0       894      (894)
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
   (459)       0      (459)     (536)        77    CHANGE IN DEBT SERVICE ESCROW          0        0         0       894      (894)

 (8,880)  (6,203)   (2,677)  (10,298)     1,418  132001- Replacement Reserve Dep.  (238,671) (74,436) (164,235) (119,852) (118,818)
 18,469    4,700    13,769         0     18,469  132010- Replacement Reserve W/D    174,825   47,400   127,426    69,927   104,899
      0        0         0         0          0  132100- Replacement Reserve        125,285        0   125,286   (18,411)  143,697
                                                  -Invest
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
  9,589   (1,503)   11,092   (10,298)    19,887    CHANGE IN RESERVE FOR REPLACEMENT 61,442   27,836    88,472    86,896   126,178

      0        0         0         0          0  134001-residual Receipts Fund          (16)       0       (16)   20,584   (20,600)
                                                  Mortgagee
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
      0        0         0         0          0    CHANGE IN RESIDUAL RECEIPTS          (16)       0       (16)   20,584   (20,600)

      0        0         0         0          0  142200-Building-Redev Placed in          0        0         0    (3,681)    3,681
                                                  Ser
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
      0        0         0         0          0    CHANGE IN BUILDING FURNITURE &         0        0         0    (3,681)    3,681
                                                   FIX

   (437)       0      (437)        0       (437) 143005 - Plumbing Fixtures          (4,087)       0    (4,087)     (457)   (3,630)
      0        0         0         0          0  145699 - Cabinets                   (3,427)       0    (3,427)   (7,101)    3,674
      0        0         0   (25,470)    25,470  146001 - Drapes/Miniblinds         (25,639)       0   (25,639)  (26,437)      798
      0        0         0         0          0  146299 - Countertops                     0        0         0      (185)      185
   (415)    (900)      485      (565)       150  146502 - Stoves                     (4,776)  (9,000)    4,224    (2,780)   (1,996)
   (279)  (1,200)      921    (1,038)       759  146503 - Refrigerators              (8,117) (12,000)    3,883   (11,902)    3,785
 (8,589)  (2,150)   (6,439)   (3,245)    (5,344) 146601 - Carpet-Unit               (64,406) (21,900)  (42,505)  (27,391)  (37,014)
   (239)       0      (239)        0       (239) 146602 - Tile                         (239)       0      (239)        0      (239)
      0     (450)      450         0          0  146603 - Vinyl                           0   (4,500)    4,500         0         0
-------  -------  --------  --------  ---------  --------------------------------- --------  -------  --------  --------  --------
 (9,959)  (4,700)   (5,259)  (30,317)    20,358    CHANGE IN TURN CR               (110,689) (47,400)  (63,289)  (76,253)  (34,436)

      0        0         0         0          0  142408 - Electrical/Breakers        (9,082)       0    (9,082)        0    (9,082)
      0        0         0       (50)        50  142409 - Lighting-Interior          (1,044)       0    (1,044)     (440)     (604)
      0        0         0      (455)       455  143004 - Water Heaters             (10,187)       0   (10,187)   (8,773)   (1,414)
      0        0         0         0          0  144100 - Office Computers                0        0         0    (1,570)    1,570
      0        0         0         0          0  145199 - Furniture & Fixtures            0        0         0      (108)      108
      0        0         0         0          0  145799 - Cable                        (150)       0      (150)        0      (150)
   (354)       0      (354)     (429)        75  147001 - Maintenance Equipment        (814)       0      (814)     (997)      183
      0        0         0      (899)       889  147399 - Heating                       434        0       434      (889)    1,323

                      AIMCO STATEMENT OF OPERATIONS-DETAIL
                           038369-San Juan Del Centro
                   For the Period Ended December 2004(12OSD1)

APPLICATION: AIMCOPROPERTY   Run Date: 12/27/2004 11:50AM      USER ID AAgetste

CURRENT   CURRENT   CURRENT   PREVIOUS YR  PREVIOUS YR
 MONTH     MONTH     MONTH       MONTH     CUR MONTH
 ACTUAL    BUDGET   VARIANCE    ACTUAL      VARIANCE
--------  -------   --------  -----------  -----------  ------------------------------------------
      0        0          0           0           0     147600-Landscaping
      0        0          0           0           0     14799-Painting-Building Interior
      0        0          0           0           0     148001-Golf Cart
      0        0          0      (1,200)     (1,200)    148799-Resurfacing-Seal/Stripe
      0        0          0      (7,599)     (7,599)    149000-Miscellaneous Fixed Assets
 (2,317)       0     (2,317)          0      (2,317)    149299--Structural
      3        0          3           3           0     149700--Cap X Rebate-MRO
      0        0          0           0           0     149701-Cap X rebate-Other
  3,153        0      3,153           0       3,153     149999- capital Replacements-cl alloc
-------   ------    -------     -------      ------     ------------------------------------------
    486        0        486     (10,617)     11,103     CHANGE IN PROJECT CR

   (817)       0       (817)        (28)       (789)    149525- Capitalized GP Supervision Fe
 (1,482)  (2,065)       583      (3,348)      1,866     149901- Cap X Cap Payroll
-------   ------    -------     -------      ------     ------------------------------------------
 (2,299)  (2,065)      (234)     (3,377)      1,077     CHANGE IN CR CAP PAYROLL

-------   ------    -------     -------      ------     ------------------------------------------
(14,772) (10,755)     (2007)    (44,511)     32,550     CHANGE IN CAPITAL REPLACEMENTS

 (3,153)       0     (3,153)          0      (3,153)    179999-Capital Improvements allocation
-------   ------    -------     -------      ------     ------------------------------------------
 (3,153)       0     (3,153)          0      (3,153)    CHANGE IN CAPITAL IMPROVEMENTS

      0        0          0           0           0     149509 - CIP-Interest Reserve-Construction
      0        0          0           0           0     149511- Construction in Progress-Dvlp
    670        0        670           0         670     149521- Development Services
-------   ------    -------     -------      ------     ------------------------------------------
    670        0        670           0         670     CHANGE IN CONSTRUCTION IN PROGRESS

  1,907        0      1,907         837       1,070     149803- Acc. Dept-Bldg
 16,556        0     16,556      15,335       1,220     149809- Acc. Dept- Furn, Fixtures
-------   ------    -------     -------      ------     ------------------------------------------
 18,462        0     18,462      16,172       2,290     CHANGE IN ACCUMULATED DEPRECIAT

      0        0          0           0           0     192100-Misc. Other
      0        0          0           0           0     196000- Offering Costs
-------   ------    -------     -------      ------     ------------------------------------------
      0        0          0           0           0     CHANGE IN OTHER ASSETS
-------   ------    -------     -------      ------     ------------------------------------------
 10,615   (8,258)    18,883     (42,925)     53,540     CHANGE IN TOTAL ASSETS
-------   ------    -------     -------      ------     ------------------------------------------

                                                                    CHANGE IN LIABILITIES

(10,391)       0    (10,391)     18,505     (25,896)    211000-Accounts Payable
 15,753        0     16,753           0      16,753     211008- Accrued AP-Expenses

                                             CURRENT   CURRENT    CURRENT   PREVIOUS  PREVIOUS YR
                                               YTD       YTD        YTD       YEAR    CURRENT YTD
                                              ACTUAL    BUDGET    VARIANCE   ACTUAL    VARIANCE
------------------------------------------  ---------  --------  ---------  --------  -----------
147600-Landscaping                           (41,211)        0    (41,211)         0     (41,211)
14799-Painting-Building Interior              (2,620)        0     (2,620)         0      (2,620)
148001-Golf Cart                              (1,785)        0     (1,785)         0      (1,785)
148799-Resurfacing-Seal/Stripe                (1,105)        0     (1,105)    (2,000)        895
149000-Miscellaneous Fixed Assets            (19,947)        0    (19,947)   (23,662)      3,715
149299--Structural                            (2,317)        0     (2,317)         0      (2,317)
149700--Cap X Rebate-MRO                          71         0         71         37          34
149701-Cap X rebate-Other                          0         0          0          0           0
149999- capital Replacements-cl alloc         64,048         0     64,048          0      64,046
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN PROJECT CR                         (25,710)        0    (25,710)   (38,402)     12,692

149525- Capitalized GP Supervision Fe        (17,175)        0    (17,175)    (2,878)    (14,297)
149901- Cap X Cap Payroll                    (31,005)  (24,795)    (6,209)   (27,716)     (3,289)
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN CR CAP PAYROLL                     (48,180)  (24,795)   (23,385)   (30,594)    (17,586)
                                            --------   -------   --------   --------     -------
CHANGE IN CAPITAL REPLACEMENTS              (184,580)  (72,195)  (112,384)  (145,249)    (39,331)

179999-Capital Improvements allocation       (64,048)        0    (64,048)         0     (64,048)
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN CAPITAL IMPROVEMENTS               (64,048)        0    (64,048)         0     (64,048)

149509 - CIP-Interest Reserve-Construction         0         0          0        177        (177)
149511- Construction in Progress-Dvlp              0         0          0        516        (516)
149521- Development Services                     670         0        670      2,318      (1,648)
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN CONSTRUCTION IN PROGRESS               670         0        670      3,011      (2,341)

149803- Acc. Dept-Bldg                        19,014         0     19,014      9,858       9,156
149809- Acc. Dept- Furn, Fixtures            198,084         0    198,064    194,928       3,136
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN ACCUMULATED DEPRECIAT              217,077         0    217,077    204,785      12,292

192100-Misc. Other                              (649)        0       (649)         0        (649)
196000- Offering Costs                           900         0        900       (900)      1,800
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN OTHER ASSETS                           251         0        251       (900)      1,151
------------------------------------------  --------   -------   --------   --------     -------
CHANGE IN TOTAL ASSETS                        25,333   (99,231)   124,555     (7,438)     32,771
------------------------------------------  --------   -------   --------   --------     -------

               CHANGE IN LIABILITIES

211000-Accounts Payable                      (15,675)        0    (15,675)   (26,712)     11,036
211008- Accrued AP-Expenses                   18,653         0     18,553          0      18,653

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - san Juan Del Centro
                   For the Period Ended December 2004 (12OSD1)
                          Run Date:12/27/2004 11:50 AM

APPLICATION AIMCOPROPERTY                                      USER ID: AAgetste

                            PREVIOUS  PREVIOUS                                                                            PREVIOUS
CURRENT  CURRENT  CURRENT      YR      YR CUR                                 CURRENT   CURRENT   CURRENT    PREVIOUS        YR
 MONTH    MONTH    MONTH     MONTH     MONTH                                    YTD       YTD       YTD        YEAR     CURRENT YTD
ACTUAL    BUDGET  VARIANCE   ACTUAL   VARIANCE                                 ACRUAL    BUDGET   VARIANCE    ACTUAL     VARIANCE
-------  -------  --------   -------  --------                                --------  --------  --------  ----------  -----------
    400        0       400         0       400  211050 - Outstanding Check
                                                          Liability                400         0       400           0          400
 (5,053)       0    (5,053)    8,261   (13,314) 211100 - Accrued Accounts
                                                          Payable               (8,261)        0    (8,261)     (6,872)      (1,389)
    817        0       817        28       789  211102 - Due to Construction
                                                          Services              17,175         0    17,175       2,878       14,297
      0        0         0         0         0  211500 - Accounts
                                                         Payable - HUD             326         0       326           0          326
-------  -------  --------  -------  --------- -----------------------------   -------  --------  --------  ----------  -----------
                                                     CHANGE IN ACCOUNTS
  2,525        0     2,525    24,794   (22,269)        PAYABLE                  12,617         0    12,617     (30,706)      43,323

  1,342        0     1,342       844       498  212000 - Accrued Wages
                                                          and Payroll            1,227         0     1,227           0        1,227
    530        0       530         0       530  215800 - Accrued Payroll           530         0       530         216          315
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
                                                     CHANGE IN PAYROLL
  1,873        0     1,873       844     1,028            ACCRUALS               1,757         0     1,757         216        1,541

 (9,018)       0    (9,018)      663    (9,681) 214800 - Accrued Audit          (1,725)        0    (1,725)          0       (1,725)
   (583)       0      (583)        0      (583) 214801 - Accrued Tax
                                                          Prep Fee                (583)        0      (583)          0         (583)
      0        0         0   (15,822)   15,822  214900 - Accrued
                                                          Other Expenses        (1,414)        0    (1,414)      1,414       (2,828)
                                                215000 - Accrued
  3,186        0     3,186)    3,142        44            Property taxes       (12,726)        0   (12,726)     (4,206)      (8,520)
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
 (6,415)       0    (6,415)  (12,017)    5,602   CHANGE IN ACCRUED EXPENSES    (16,448)        0    16,448      (2,792)     (10,865)

                                                219100 - Tenant Sec. Dep.
    328        0       328      (416)      744            Held in Trust          2,423         0     2,423       2,045          378
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
    328        0       328      (416)      744         CHANGE IN TENANTS'
                                                          SECURITY DEPO          2,423         0     2,423       2,045          378

    421        0       421       372        49  221000 - Prepaid Rent             (544)        0      (544)       (879)         335
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
    421        0       421       372        49  CHANGE IN DEFERRED RENTAL
                                                          REVENT                  (544)        0      (544)       (879)         335

      0        0         0         0         0  211101 - Mgmt. Fee
                                                          Payable -AIMCO             0         0         0      (2,593)       2,593
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
      0        0         0         0         0      CHANGE IN FEES PAYABLE           0         0         0      (2,593)       2,593

      0        0         0         0         0  220090 - Deferred Acquisition
                                                          Notes Pay                  0         0         0   1,457,766   (1,457,768)
 10,754        0    10,784    10,784         0  220091 - Accrued Int
                                                          Deferred Acqsition   131,559         0   131,559   2,497,126   (2,385,567)
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
 10,784        0    10,784    10,784         0      CHANGE IN OTHER LOANS      131,559         0   131,559   3,954,892   (3,823,333)

                                                232001 - Principal 1st
 (9,082)  (9,082)        0    (8,344)     (738)           Mortgage            (104,864) (104,864)        0     (96,401)      (8,463)
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
                                                  CHANGE IN MORTGAGE NOTES
 (9,082)  (9,082)        0    (8,344)     (738)           PAYABLE             (104,864) (104,864)        0     (96,401)      (8,463)

                                                213000 - Accrued Interest
      0        0         0       260      (260)           Payable               (1,354)        0    (1,354)        (71)      (1,283)
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
                                                     Change in Mortgage
      0        0         0       260      (260)       Interest Accrued          (1,354)        0    (1,354)        (71)      (1,283)

                                                216800 - 2nd Trust Note
      0        0         0         0         0            - Acquisition -3           0         0         0  (1,457,766)   1,457,766
                                                216900 - Accrued Int - 2nd
      0        0         0         0         0            Trust Note -3              0         0         0  (2,365,927)   2,365,927
-------  -------  --------   -------  --------  ----------------------------- --------  --------  --------  ----------  -----------
      0        0         0         0         0  CHANGE IN OTHER PARTNERSHIP
                                                           DEBT                      0         0         0  (3,823,693)   3,823,692

    434   (9,082)    9,516    16,277   (15,643)  CHANGE IN TOTAL LIABILITIES    25,145  (104,864)  130,009          17       25,128

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - san Juan Del Centro
                  For the Period Ended December 2004 (12OSD1)
                          Run Date:12/27/2004 11:50 AM

APPLICATION AIMCOPROPERTY                                      USER ID: AAgetste

                            PREVIOUS  PREVIOUS                                                                            PREVIOUS
CURRENT  CURRENT  CURRENT      YR.    YR. CUR                                    CURRENT   CURRENT   CURRENT   PREVIOUS      YR
 MONTH    MONTH    MONTH      MONTH    MONTH                                        YTD       YTD      YTD       YEAR    CURRENT YTD
 ACTUAL  BUDGET   VARIANCE   ACTUAL   VARIANCE                                    ACTUAL    BUDGET   VARIANCE   ACTUAL     VARIANCE
-------  -------  --------  --------  --------                                   --------  --------  --------  --------  -----------
                                                      CHANGE IN EQUITY

      0        0         0         0         0  325001 - Retained Earnings        (19,532)        0   (19,532)  (90,906)   71,374
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
      0        0         0         0         0    CHANGE IN CUMULATIVE LOSSES     (19,532)        0   (19,532)  (90,906)   71,374

      0        0         0         0         0  314000 - Investment in
                                                            Properties            (19,348)        0   (19,348)   30,569   (49,917)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
      0        0         0         0         0       CHANGE IN PARTNER EQUITY     (19,348)        0   (19,348)   30,569   (49,917)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------

      0        0         0         0         0       CHANGE IN TOTAL EQUITY       (19,348)        0   (19,348)   30,569   (49,917)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
    434   (9,082)    9,516    16,277   (15,843)  CHANGE IN TOTAL LIAB & EQUITY      5,797  (104,864)  110,661    30,586   (24,789)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
  5,958  (18,244)   24,203   (17,988)   23,947           NET CASH FLOW             25,653  (265,314)  290,967     3,617    22,036
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------

      0        0         0         0         0  101200 - GR Insurance
                                                            Concentration               0         0         0    (4,242)    4,242
(29,542)       0   (29,542)  (16,456)  (13,086) 101800 - NHP Conc. Operating
                                                            Cash                    6,849         0     6,849    19,245   (12,396)
 35,417        0    36,417    (1,654)   38,071  101900 - NHP Conc. Restricted
                                                            Cash                   18,903         0    18,903   (10,424)   29,327
   (916)       0      (916)      122    (1,038) 112001 - Cash in Bank - Field         (98)        0       (98)     (961)      863
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
  5,958        0     5,958   (17,988)   23,947    CHANGE IN OPERATING CASH         25,653         0    25,653     3,617    22,036
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------


                                                  CALCULATION OF FREE CASH FLOW

 28,359   31,058    (2,699)   30,733    (2,374) REPORTABLE NOI                    413,411   335,119    78,292   376,966    36,445

                                                PLUS:
(11,772)  (6,765)   (5,007)  (44,311)   32,538    CHANGE IN CAPITAL REPLACEMENTS (184,580)  (72,195) (112,384) (145,249)  (39,331)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------
 16,586   24,292    (7,706)  (13,578)   30,164  EQUALS FREE CASH FLOW             228,831   262,924   (34,092)  231,717    (2,896)
-------  -------  --------  --------  --------  -------------------------------  --------  --------  --------  --------  --------

                    AIMCO STATEMENT OF OPERATIONS - DETAILS
                          038369 - San Juan Del Centro
                  For the Period Ended December 2003 (12OSD2)
                         Run Date: 12/27/2004 11:49 AM

APPLICATION AIMCOPROPERTY                                     USER ID: AAgetste

                          Previous Previous                                                                               Previous
Current  Current Current     Yr     Yr Cur                                         Current  Current  Current   Previous       Yr
 Month    Month   Month     Month   Month                                            YTD      YTD      YTD       Year    Current YTD
 Actual  Budget  Variance  Actual  Variance                                         Actual   Budget  Variance   Actual     Variance
-------  ------- -------- -------- -------- ------------------------------------- --------  -------  -------- ---------  -----------
                                                          INCOME

 44,716  62,342  (17,626)  40,649    4,067  500000 - Market Rent                   528,332  748,104  (219,772)  495,800     32,532
 17,988       0   17,988   21,761   (3,773) 512200 - Subsidy Rent Potential        221,222        0   221,222   243,784    (22,562)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
 62,704  62,342      362   62,410      294    TOTAL GROSS POTENTIAL RENT           749,554  748,104     1,450   739,584      9,970

  2,599   3,300     (701)   1,369    1,230  522013 - Excess Income - Charged        33,599   41,200    (7,601)   32,157      1,442
 (2,627)      0   (2,627)  (1,849)    (778) 522015 - Excess Income                 (32,402)       0   (32,402)  (37,556)     5,154
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
    (28)  3,300   (3,328)    (480)     452     TOTAL NET EXCESS INCOME               1,197   41,200   (40,003)   (5,399)     6,596

      0       0        0       14      (14) 625002 - Concessions/Special Promotio        0        0         0         0          0
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
      0       0        0       14      (14)   TOTAL CONCESSIONS                          0        0         0         0          0

   (405)   (256)    (149)  (1,003)     598   522000 - Vacancy Loss                  (4,359)  (3,072)   (1,287)   (4,332)       (27)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
   (405)   (256)    (149)  (1,003)     598    TOTAL VACANCY LOSS                    (4,359)  (3,072)   (1,287)   (4,332)       (27)

   (356)      0     (356)    (356)       0  631200 - Administrative Units           (4,272)       0    (4,272)   (4,155)      (117)
   (984)   (878)    (106)    (878)    (106) 633100 - Employee Apartments           (11,160) (10,536)     (624)   (9,700)    (1,460)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
 (1,340)   (878)    (462)  (1,234)    (106)   TOTAL OTHER RENTAL LOSSES            (15,432) (10,536)   (4,896)  (13,855)    (1,577)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
 (1,745) (1,134)    (611)  (2,223)     478    TOTAL RENTAL LOSS                    (19,791) (13,608)   (6,183)  (18,187)    (1,604)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
 60,931  64,508   (3,677)  59,707    1,224    NET RENTAL INCOME                    730,960  775,696   (44,736)  715,998     14,962

      0       0        0        0        0  590509 - Resident Util
                                              Pymts: Water/Sw                            0        0         0     1,421     (1,421)
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
      0       0        0        0        0   TOTAL UTILITY PAYMENTS FROM RESIDE          0        0         0     1,421     (1,421)

  1,095   1,600     (405)   1,163      (68) 591000 - Laundry Income                 13,676   18,000    (4,324)   17,987     (4,312)
  1,025     411      614    1,518     (494) 591007 - AS - Cable TV                   5,940    4,932     4,008     4,648      4,292
    288     200       88      287        1  591008 - AS - Local Telephone            1,278    2,400    (1,122)    2,656     (1,378)
      0      37      (37)       0        0  591011 - Soft Drink Vending                208      444      (236)       61        147
-------  ------  -------  -------  -------  ------------------------------------- --------  -------  -------- ---------  ---------
  2,408   2,148      260    2,958     (561) TOTAL ANCILIARY SERVICES INCOME         24,102   25,776    (1,674)   25,353     (1,251)

      0     870     (870)       0        0  519000 - Misc Rental Revenue                 0   10,440   (10,440)   33,831    (33,831)
  2,627       0    2,627        0    2,627  519400 - Retained Excess Income         26,699        0    26,699         0     26,699
    250     345      (95)     650     (400) 592001 - Late Charges                    3,625    4,140      (515)    4,650     (1,025)
      5       0        5        0        5  592002 - NSF Charges                        20        0        20        23         (3)
    135     150      (15)     165      (30) 592005 - Excess Utilities                1,863    1,800        63     1,815         45
      0       0        0        0        0  592006 - Keys, Locks, Lock Changes          35        0        35         9         25

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2)
                          Run Date: 12/27/2004 11:49 AM

APPLICATION: AIMCOPROPERTY                                    USER ID: AAgetste

                                   PREVIOUS
CURRENT  CURRENT  CURRENT PREVIOUS  YR CUR                                          CURRENT CURRENT CURRENT   PREVIOUS  PREVIOUS YR
 MONTH    MONTH    MONTH  YR MONTH  MONTH                                             YTD     YTD     YTD       YEAR    CURRENT YTD
ACTUAL   BUDGET  VARIANCE  ACTUAL  VARIANCE                                         ACTUAL  BUDGET  VARIANCE   ACTUAL     VARIANCE
------- -------- -------- -------- --------                                         ------- ------- --------   -------- ------------
     0       0        0        53      (53)  592009 - Miscellaneous Resident Charg       91       0      91         181       (90)
   652     250      402     1,133     (481)  593000 - Cleaning & Damage Fees          3,707   3,900    (193)      4,118      (411)
     0      70      (70)        0        0   599002 - Legal Fees                          0     840    (840)          0         0
   561     561        0       218      343   599099 - Miscellaneous Income            1,316       0   1,316       1,970      (554)
------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
 4,230   1,685    2,545     2,219    2,011       TOTAL MISCELLANEOUS INCOME          37,358  21,120  15,236      46,597    (9,241)

------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
 6,638   3,833    2,805     5,188    1,450       TOTAL OTHER INCOME                  61,458  46,896  14,562      73,371   (11,913)

     0     (75)      75     6,801   (6,801)  637000 - Bad Debt Expense               (4,119)   (900) (3,219)      8,570   (12,689)
     0       0        0         0        0   637001 - Bad Debt Collections                0       0       0        (779)      779
------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
     0     (75)      75     6,801    6,801       TOTAL BAD DEBT EXPENSE              (4,119)   (900) (3,219)      7,791   (11,910)

------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
67,569  68,266     (697)   71,696   (4,127)         EFFECTIVE GROSS INCOME          788,298 821,692  33,394     797,159    (8,861)
------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------

                                                    OPERATING EXPENSES

 4,567   3,585   (1,002)    4,547      (20)  645003 - Electricity - List Bills       46,490  42,780  (3,710)     42,867    (3,623)
   607   1,900    1,293       714      108   645100 - Water                           8,578  22,800  14,222       9,907     1,329
 7,951   4,855   (3,096)    4,331   (3,621)  645203 - Gas - List Bills               54,418  58,260   3,842      54,290      (127)
   807   1,400      593       869       61   645300 - Sewer                          10,404  18,500   8,097      10,201      (203)
------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
13,932  11,720   (2,212)   10,460   (3,472)      TOTAL UTILITIES EXPENSE            119,890 142,340  22,450     117,265    (2,624)

   195     200        5        60     (135)  651900 - Contract Exterminating          2,367   2,400      33       1,697      (670)
 2,070   2,500      430     2,376      306   652500 - Contract Trash Removal         25,619  33,200   7,581      33,163     7,543
     0      38       38         0        0   653004 - Contract Alarm System             500     456     (44)        414       (86)
   571       0     (571)        0     (571)  653700 - Contract Yards and Grounds     11,600  15,050   3,450      11,178      (422)
   925       0     (925)        0     (925)  654200 - Contract Repairs                4,663       0  (4,663)      2,340    (2,323)
------  ------   ------   -------   ------   ------------------------------------- -------- -------  ------     -------  --------
 3,761   2,738   (1,023)    2,436   (1,325)      TOTAL CONTRACT SERVICE              44,749  51,106   6,357      48,792     4,043

   675     200     (475)      322     (353)  617600 - Window & Glass Repair           3,134   2,450    (684)      2,520      (614)
    96      91       (5)       91       (5)  631500 - Buyers Access Fee               1,143   1,092     (51)      1,095       (48)
   171      50     (121)      116      (55)  651500 - Cleaning Supplies                 483     600     117         346      (137)
   214      75     (139)        0     (214)  653600 - Landscaping Supplies            2,199   2,275      76       2,784       585
   150       0     (150)        0     (150)  654100 - Repairs/Maint - Materials         332       0    (332)        161      (171)
     0      50       50       225      225   654101 - Electrical Supplies               950     600    (350)        377      (573)
     0       0        0         0        0   654102 - Plumbing Supplies                  (2)      0       2         137       140
   244      50     (194)        0     (244)  654103 - Appliance Parts                 1,224     600    (624)        483      (741)
   738     150     (588)      575     (163)  654105 - Plumbing Fixtures/Repairs       3,345   2,150  (1,195)      3,226      (119)
   925     975       50       645     (280)  654199 - Others Maintenance Materials   11,487  12,200     713      12,525     1,038
     0       0        0         0        0   654204 - Fence Repairs                      81       0     (81)          8       (73)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (120SD2)
                          Run Date: 12/27/2004 11:49 AM

APPLICATION: AIMCOPROPERTY                                     USER ID: AAgetste

CURRENT CURRENT CURRENT  PREVIOUS YR PREVIOUS YR                                     CURRENT CURRENT CURRENT  PREVIOUS PREVIOUS YR
 MONTH   MONTH   MONTH      MONTH    CUR MONTH                                         YTD     YTD     YTD     YEAR    CURRENT YTD
ACTUAL  BUDGET  VARIANCE   ACTUAL    VARIANCE                                        ACTUAL   BUDGET VARIANCE  ACTUAL   VARIANCE
------- ------- -------- ----------- -----------                                     ------- ------- -------- -------- ---------
    0        0        0         0            0   654207-Paying/Concrete/Striping         200       0     (200)       0      (200)
   69       50      (19)        0           69   654601-HVAC Parts & Supplies          1,553     600     (953)   1,332      (221)
  (28)       0       28        (1)          26   655200-R & M Rebate - MRO              (327)      0      327   (1,070)     (743)
    0        0        0         0            0   656300-Misc                               0       0        0      146       146
    0        0        0         0            0   657000-Equipment/Vehicle Expense          0       0        0       65        65
-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
3,254    1,691   (1,563)    1,972       (1,282)      TOTAL REPAIRS & MAINTENANCE      25,800  22,567   (3,233)  24,135    (1,665)

    0      375      375         0            0   651700-Contract Cleaning              7,290   4,500   (2,790)   4,020    (3,270)
  381      550      169       920          539   656003-Contract Painting-Interior     5,880   6,900    1,020    7,018     1,138
    0      180      180       161          161   656102-Painting Supplies              4,137   2,720   (1,417)   1,751    (2,386)
-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
  381    1,105      724     1,081          700         TOTAL TURNOVER EXPENSE         17,307  14,120    3,187   12,789    (4,518)

   38       40        2        37            0   617104-Radios/Pagers                    467     480       13      427       (39)
    0       75       75         0            0   629001-Dues and Subscriptions             0     450      450        0         0
  939      500     (439)    2,097        1,158   631100-Office Supplies                8,518   6,000   (2,518)   5,814        98
    0      280      280       238          280   831101-Office Equipment               3,117   3,360      243    2,671      (446)
   64       55       (9)      150           56   631102-Bank Charges                     760     660     (100)     972       212
   73       80      (13)       36          (37)  631104-Credit Collection & Eviction   1,511     720     (781)     521      (990)
  115      110       (5)      139           25   631105-Uniforms                       1,579   1,320     (259)   1,158      (421)
    0        0        0         0            0   631106-Express Mail, Stamps               0       0        0       19        19
    0        0        0         0            0   632500-Professional Fees                267       0     (267)       0      (267)
    1      150      149     3,438        3,438   634000-Legal Fees                     4,265   2,200   (2,065)  33,146    28,881
  340      400       60       106         (234)  636000-Telephone                      4,674   4,800      126    4,510      (163)
    0        0        0         0            0   639004-Computer Maint & Supplies      1,972   2,509      537    2,394       422
    0       25       25         0            0   639007-Training & Travel              2,854     625   (2,229)       0    (2,854)
    0        0        0       900          900   639099-Miscellaneous Administrative      40       0      (40)     932       892
-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
1,569    1,695      126     7,134        5,565      TOTAL ADMINISTRATIVE EXPENSES     30,023  23,124   (6,899)  55,366    25,343

    5        0       (5)        0           (5)  621004 - Radio & TV                       5       0       (5)       0        (5)
-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
    5        0       (5)        0           (5)            ACTIVE OUTREACH                 5       0       (5)       0        (6)

    0        0        0         0            0   621099 - Advertising - Other              1       0       (1)       0        (1)
-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
    0        0        0         0            0             OTHER MARKETING                 1       0       (1)       0        (1)

-----   ------  -------  --------    ---------   ----------------------------------- ------- ------- -------- -------- ---------
    5        0       (5)        0           (5)        TOTAL MARKETING EXPENSE             6       0       (6)       0        (6)

1,526    1,700      174     1,520           (6)  631000-Salaries - Administrative     19,800  20,400      600   19,569      (232)
2,203    2,448      245     2,203            0   633000-Salaries - Manager            28,644  29,376      732   28,313      (330)
1,358    1,508      150     1,358            0   653500-Grnd Pr Payroll               17,659  18,096      437   17,521      (138)
2,960    1,884   (1,076)    1,680       (1,260)  654000-Salaries - Maintenance        23,632  22,608   (1,024)  29,155     5,623
  844        0     (844)      816          (28)  659800-Payroll Adjustment                 0       0        0        0         0

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2)
                          Run Date: 12/27/2004 11:49 AM

APPLICATION :AIMCOPROPERTY                                    USER ID: AAgeiate

CURRENT CURRENT CURRENT  PREVIOUS PREVIOUS YR                                         CURRENT  CURRENT  CURRENT PREVIOUS PREVIOUS YR
 MONTH   MONTH   MONTH   YR MONTH  CUR MONTH                                            YTD      YTD      YTD     YEAR   CURRENT YTD
ACTUAL  BUDGET  VARIANCE  ACTUAL   VARIANCE                                            ACTUAL   BUDGET VARIANCE  ACTUAL   VARIANCE
------- ------- -------- -------- -----------                                         -------  ------- -------- -------- -----------
(3,348)      0    3,348        0    3,348     659900-Repairs Payroll Capitalized      (27,716)       0  27,716        0   27,716
   577   1,735    1,158      584        7     671100-Payroll Taxes                      7,166   20,820  13,654    7,961      795
   197       0     (197)     395      198     672200-Workers Compensation               2,384        0  (2,384)   4,975    2,590
 1,853       0   (1,853)     523   (1,329)    672300-Health Ins. & Other Benefits      21,679        0 (21,679)  10,514  (11,165)
     0       0        0    1,050    1,050     831001-Ranking Bonus                      3,600        0  (3,600)   3,900      300
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------- -------
 8,171   9,275    1,104   10,131    1,960         TOTAL PAYROLL EXPENSE                96,848  111,300  14,452  121,908   25,060

------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------- -------
31,072  28,224   (2,848)  33,215    2,142      TOTAL CONTROLLABLE OPERATING EXPE      334,623  364,557  29,934  380,256   45,633

------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------- -------
36,496  40,042   (3,546)  38,481   (1,985)            CONTROLLABLE NO                 453,675  457,135  (3,460) 416,903   36,773
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------- -------

                       NON-CONTROLLABLE OPERATING EXPENSES
   663     831      168      722       60     635000-Audit Fees                         7,952    9,972   2,020    9,248    1,295
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------  -------
   663     831      168      722       60     TOTAL ACCOUNTING, AUDIT & TAX             7,952    9,972   2,020    9,248    1,296
 5,782   7,481    1,699   13,609    7,827     632000-Management Fees                   89,913   89,772    (141)  95,937    5,024
     0       0        0        0        0     632100-Management Fees - Other           (2,974)       0   2,974        0    2,974
   878     878        1      878        0     635100-Bookkeeping Reimbursements        10,530   10,536       6   10,530        0
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------  -------
 6,660   8,359    1,699   14,487    7,827     TOTAL MANAGEMENT & ACCOUNTING F          97,469  100,308   2,839  106,467    8,998


     0       0        0        0        0     543000-Interest On Residual Receipts     (1,598)       0   1,598      (42)   1,557
    85    (500)    (565)       0      (65)    544000-Replacement Reserve Interest     (11,422)  (6,000)  5,422   (5,594)   5,829
     0       0        0       (2)      (2)    545500-Interest Income-GR-Ins Con            (8)       0       8       (6)       1
   (11)      0       11      (24)     (13)    546100-NHP Conc. Interest Income - G       (118)       0     118     (163)     (45)
    (9)      0        9        0        9     546700-GR-NHP Insurance Conc Int In         (78)       0      78        0       78
   (34)    (50)     (16)     (44)     (10)    549001-Security Deposit Interest           (473)    (600)   (127)    (609)    (136)
     0       0        0        0        0     549002-Other Interest Income                  0        0       0     (219)    (219)
     0      30       30      104      104     639001-Security Deposite Interest           205      360     155      353      148
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------  -------
    11    (520)     531       34       23             TOTAL INTEREST INCOME           (13,493)  (6,240)  7,253   (6,280)   7,213


     0       0        0        0        0     639002-Ad Valorem Tax Service               173      160     (13)     507      334
 2,466       0   (2,466)   5,474    3,009     671001-Real Estate Taxes                 38,216   39,064     848   42,422    4,205
     0     280      280        0        0     671002-Personal Property Tax              3,282    3,360      98    3,359       98
   676       0     (676)    (672)  (1,349)    671003-Real Estate Tax - Prior Year         676        0    (676)  (7,397)  (8,073)
     0       0        0        0        0     671099-Other Tax                              0        0       0    2,550    2,550
     0       0        0        0        0     671900-Business Licenses and Permitt      5,072    1,500  (3,572)       0   (5,072)
     0       0        0        0        0     671902-Sales and Use Tax                     13        0     (13)      35       22
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------  -------
 3,142     280   (2,862)   4,802    1,660                  TOTAL TAXES                 47,413   44,084  (3,329)  41,476  (5,937)
------  ------  -------  -------  -------     ------------------------------------    -------  ------- -------  -------  -------


                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2J)

APPLICATION: AIMCOPROPERTY    Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste

CURRENT    CURRENT   CURRANT  PREVIOUS YR  PREVIOUS YR
 MONTH      MONTH     MONTH      MONTH      CUR MONTH
 ACTUAL    BUDGET   VARIANCE    ACTUAL       VARIANCE
--------  --------  --------  -----------  -----------
   2,621     1,678      (943)    1,492       (1,129)   672000 - Hazard Insurance
       0       784       784         0            0    672900 - Other Insurance
--------   -------   -------   -------      -------
   2,621     2,462      (148)    1,492       (1,129)     TOTAL INSURANCE

--------   -------   -------   -------      -------
   5,763     2,742    (3,021)    6,294          531      TOTAL TAXES & INSURANCE

       0         0         0     3,865        3,865    615700 - Environmental Expenses
--------   -------   -------   -------      -------
       0         0         0     3,865        3,865      TOTAL PROPERTY UPGRADES

       0         0         0         0            0    654214 - Insurance Proceeds
       0         0         0    27,245       27,245    654215 - Insurance Damage Expense
--------   -------   -------   -------      -------
       0         0         0    27,245       27,245      TOTAL INSURANCE DAMAGES

--------   -------   -------   -------      -------
  13,096    11,412    (1,684)   52,647       39,551      TOTAL NONCONTROLLABLE OPERATING E

  44,169    39,636    (4,533)   85,852       41,693      TOTAL OPERATING EXPENSES

--------   -------   -------   -------      -------
  23,400    28,630    (5,230)  (14,166)      37,568        NET OPERATING INCOME
--------   -------   -------   -------      -------
                                                           NON - OPERATING EXPENSES

       0         0         0         0            0    832039 - Gp Loan Interest
  10,784         0   (10,784)        0      (10,784)   832047 - Aimco Secured Loan Interest
--------   -------   -------   -------      -------
  10,784         0   (10,784)        0      (10,784)     TOTAL GP LOAN INTEREST EXPENSE

 (11,376)  (11,421)      (45)  (11,421)         (46)   542000 - Interest Reduction Payment
   8,625     8,320      (306)    8,998          372    682001 - Interest 1st Mortgage
       0         0         0    10,784       10,784    832042 - Dan Interest 3rd Party Loans
--------   -------   -------   -------      -------
  (2,750)   (3,101)     (351)    8,360       11,110      TOTAL PROPERTY MORTGAGE EXPENSE

--------   -------   -------   -------      -------
   8,034    (3,101)  (11,135)    8,360          326      TOTAL INTEREST EXPENSE

       0         0         0     1,800        1,800    631900 - Appraisal Fees
     533       540         7       540            7    685000 - Mortgage Insurance Prem.
 (10,000)        0    10,000         0       10,000    793000 - Grant Income
       0         0         0         0            0    793100 - Grant Expense
--------   -------   -------   -------      -------
  (9,467)      540    10,007     2,340       11,807      TOTAL FINANCIAL EXPENSE

     537         0      (537)      773          (64)     662000 - Deprec - Buildings

                                          CURRENT   CURRENT  CURRENT   PREVIOUS  PREVIOUS YR
                                            YTD       YTD      YTD       YEAR    CURRENT YTD
                                           ACTUAL    BUDGET  VARIANCE   ACTUAL     VARIANCE
                                         --------  --------  --------  --------  -----------
672000 - Hazard Insurance                  29,296    20,136    (9,160)   15,934    (13,362)
672900 - Other Insurance                        0     9,408     9,408         0          0
                                         --------  --------  --------  --------   --------
  TOTAL INSURANCE                          28,296    29,544       248    15,934    (13,362)

                                         --------  --------  --------  --------   --------
  Total Taxes & Insurance                  76,709    73,628    (3,081)   57,410    (19,300)

615700 - Environmental Expenses           (11,617)        0    11,617     3,885     15,482
                                         --------  --------  --------  --------   --------
  TOTAL PROPERTY UPGRADES                 (11,617)        0    11,617     3,365     15,482

654214 - Insurance Proceeds                (3,417)        0     3,417         0      3,417
654215 - Insurance Damage Expense               0         0         0    27,245     27,245
                                         --------  --------  --------  --------   --------
  TOTAL INSURANCE DAMAGES                  (3,417)        0     3,417    27,245     30,661

                                         --------  --------  --------  --------   --------
  TOTAL NONCONTROLLABLE OPERATING E       153,603   177,668    24,065   197,954     44,351

  TOTAL OPERATING EXPENSES                488,226   542,225    53,999   578,210     89,984

                                         --------  --------  --------  --------   --------
    NET OPERATING INCOME                  300,072   279,467    20,605   218,949     81,123
                                         --------  --------  --------  --------   --------
        NON - OPERATING EXPENSES

832039 - GP Loan Interest                  21,926         0   (21,926)        0    (21,926)
832047 - AIMCO Secured Loan Interest       43,853         0   (43,853)        0    (43,853)
                                         --------  --------  --------  --------   --------
  TOTAL GP LOAN INTEREST EXPENSE           65,779         0   (65,779)        0    (65,779)

542000 - Interest Reduction Payment      (136,554) (137,052)     (498) (137,092)      (538)
682001 - Interest 1st Mortgage            103,550   103,728       178   110,915      7,366
832042 - Dan Interest 3rd Party Loans      65,420         0   (65,420)  132,040     66,620
                                         --------  --------  --------  --------   --------
  TOTAL PROPERTY MORTGAGE EXPENSE          32,415   (33,324)  (65,739)  105,862     73,447

                                         --------  --------  --------  --------   --------
  TOTAL INTEREST EXPENSE                   98,195   (33,334) (131,519)  105,862      7,668

631900 - Appraisal Fees                         0         0         0     1,800      1,800
685000 - Mortgage Insurance Prem.           6,054     6,480       426     6,518        464
793000 - Grant Income                    (160,524)        0   160,524  (104,421)    55,104
793100 - Grant Expense                    170,878         0  (170,878)  104,421    (66,458)
                                         --------  --------  --------  --------   --------
  TOTAL FINANCIAL EXPENSE                  16,408     6,480    (9,928)    8,318     (8,090)

662000 - Deprec - Buildings                 9,858         0    (9,858)    9,346       (512)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          O38369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2)

APPLICATION: AIMCOPROPERTY    Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste

CURRENT    CURRENT   CURRANT  PREVIOUS YR  PREVIOUS YR
 MONTH      MONTH     MONTH      MONTH      CUR MONTH
 ACTUAL    BUDGET   VARIANCE    ACTUAL       VARIANCE
--------  --------  --------  -----------  -----------
 15,335          0   (15,335)      19,982          627  666000 - Deprec. - Furnishings
 ------     ------   -------      -------       ------
 16,172          0   (16,172)      16,735          563    TOTAL DEPRECIATION EXPENSE

      0          0         0            0            0  834000 - Legal
 ------     ------   -------      -------       ------
      0          0         0            0            0    TOTAL PARTNERSHIP LEGAL

      0          0         0            0            0  931000 - Office Payroll
 ------     ------   -------      -------       ------
      0          0         0            0            0    TOTAL PARTNERSHIP OTHER EXPENSE

 ------     ------   -------      -------       ------
      0          0         0            0            0    TOTAL PARTNERSHIP EXPENSE

 ------     ------   -------      -------       ------
 14,739     (2,561)  (17,300)      27,436       12,696    TOTAL NON-OPERATING EXPENSES

 ------     ------   -------      -------       ------
  8,660     31,191   (22,531)     (41,601)      50,262      NET INCOME (LOSS)
 ------     ------   -------      -------       ------

                                       CHANGE IN ASSETS

   (529)         0      (529)           0         (529) 102200 - NHP - Insurance Concentration
 ------     ------   -------      -------       ------
   (529)         0      (529)           0         (529)   CHANGE IN OTHER CASH & CASH EQUL

    766          0       766        4,572       (3,806) 113000 - Tenant/Member Accts. Rec.
      0          0         0         (106)         106  114089 - Allowance for Bad Debt
 ------     ------   -------      -------       ------
    756          0       766        4,466       (3,700)   CHANGE IN TENANTS' RENT RECEIVABLE

 (1,025)         0    (1,025)         253       (1,277) 114001 - Ancillary Services A/R
 (1,068)         0    (1,068)           0       (1,068) 114004 - A/R AIMCO
     36          0        36           (2)          37  114011 - AR - Rebates
      0          0         0            0            0  114085 - Accourts Receivable
    527          0       527       (1,525)       2,052  114301 - Subsidy Voucher Clearing Aco
     46          0        46            0           46  114400 - Interest Credit Subsldy Rec
 ------     ------   -------      -------       ------
 (1,484)         0    (1,484)      (1,274)        (210)   Change In Other Receivables

    416          0       416          354           61  119100 - Cash - Tenant Security Dapoal
 ------     ------   -------      -------       ------
    416          0       416          354           62    CHANGE IN TENANTS' SECURITY DEPO

     96          0        96           91            5  122500 - Prepaid Buyers Access
  2,621          0     2,621        1,492        1,129  124000 - Prepaid Prop. &, Liab. Insurance
    533          0       533          540           (7) 125000 - Prepaid Mortgage Insurance
      0          0         0       (2,850)       2,850  161002 - Electricity Deposit

                                         CURRENT   CURRENT  CURRENT   PREVIOUS  PREVIOUS YR
                                           YTD       YTD      YTD       YEAR    CURRENT YTD
                                          ACTUAL    BUDGET  VARIANCE   ACTUAL     VARIANCE
                                         -------   -------  --------  --------  -----------
66900 - Deprec. - Furnishings            194,928         0  (194,928)  184,920    (10,008)
                                         -------   -------  --------   -------    -------
  Total Depreciation Expense             204,785         0  (204,785)  194,266    (10,519)

834000 - Legal                                 0         0         0     1,788      1,788
                                         -------   -------  --------   -------    -------
  Total Partnership Legal                      0         0         0     1,788      1,788

931000 -Office Payroll                       216         0      (216)     (380)      (596)
                                         -------   -------  --------   -------    -------
  Total Partnership Other Expense            216         0      (216)     (380)      (596)

                                         -------   -------  --------   -------    -------
  Total Partnership Expense                  216         0      (216)    1,408      1,192

                                         -------   -------  --------   -------    -------
  Total Non-Operating Expenses           319,604   (26,844) (346,448)  309,854     (9,750)

                                         -------   -------  --------   -------    -------
    Net Income (Loss)                    (19,532)  306,311  (325,843)  (90,906)    71,374

           CHANGE IN ASSETS

102200 - NHP - Insurance Concentration   (13,929)        0   (13,929)        0    (13,929)
                                         -------   -------  --------   -------    -------
  Change In Other Cash & Cash Equl       (13,929)        0   (13,929)        0    (13,929)

11 3000 - TenanUMember Aocts. REC.         2,697         0     2,697    (1,002)     3,699
11 4089 - Allowance for Bad Debt          (1,687)        0    (1,687)      257     (1,944)
                                         -------   -------  --------   -------    -------
  Change In Tenants' Rent Roceivable       1,010         0    (1,010)     (745)     1,755

114001 - Ancillary Services A/R           (1,025)        0    (1,025)   (2,046)     1,021
114004 - A/R AIMCO                        (1,066)        0    (1,068)        0     (1,088)
114011 - AR - Rebales                          2         0         2      (283)       284
114085 - Accourts Receivable                   0         0         0     1,495     (1,495)
114301 - Subsidy Voucher Clearing Aco      4,601         0     4,601    (3,612)     8,213
114400 - Interest Credit Subsldy Rec          46         0        46        36         10
                                         -------   -------  --------   -------    -------
  Change In Other Receivables              2,556         0     2,556    (4,410)     6,965

119100 - Cash - Tenant Security Daposit   (2,045)        0    (2,045)   (2,023)       (22)
                                         -------   -------  --------   -------    -------
  Change In Tenants' Security Deposit     (2,045)        0    (2,045)   (2,023)       (22)

122500 - Prepaid Buyers Access               (10)        0       (10)        0        (10)
124000 - Prepaid Prop 8, LIab. Insurance    (996)        0      (996)   (2,001)     1,005
125000 - Prepaid Mortgage Insurance           39         0        39        36          3
161002 - Electricity Deposit                   0         0         0    (2,850)     2,850

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2)
                          Run Date: 12/27/2004 11:49 AM

APPLICATION AIMCOPROPERTY                                     USER ID: AAgetste

                                                                                                                          PREVIOUS
                             PREVIOUS PREVIOUS                                                                               YR
CURRENT  CURRENT   CURRENT      YR       YR                                            CURRENT  CURRENT CURRENT  PREVIOUS CURRENT
 MONTH    MONTH     MONTH     MONTH   CUR MONTH                                          YTD      YTD     YTD      YEAR     YTD
 ACTUAL   BUDGET  VARIANCE    ACTUAL  VARIANCE                                         ACTUAL   BUDGET  VARIANCE  ACTUAL  VARIANCE
-------- ------- ----------- -------- ---------                                        -------- ------- -------- -------- --------
      0       0          0    (2,080)    2,080  161005 - Gas - Deposit                        0       0        0   (5,615)   5,615
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
  3,250       0      3,250    (2,807)    6,057   CHANGE IN PREPAID EXPENSES                (967)      0     (967) (10,430)   9,464

 (5,280)      0     (5,280)   (3,320)   (1,960) 131003 - Tax Escrow - Mortgages          (2,622)      0   (2,622)   1,075   (3,697)
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
 (5,280)      0     (5,280)   (3,320)    1,960   CHANGE IN TAX ESCROW                    (2,622)      0   (2,622)   1,075   (3,697)

 (1,092)      0     (1,092)     (820)     (272) 131008 - Insurance Escrow - Mortgagee    (2,549)      0   (2,549)  (3,018)     469
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
 (1,092)      0     (1,092)     (820)     (272)  CHANGE IN INSURANCE ESCROW              (2,549)      0   (2,549)  (3,018)     469

   (536)      0       (536)     (540)        4  131009- MIP Escrow - Mortgagee              894       0      894      393      500
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
   (536)      0       (536)     (540)        4   CHANGE IN DEBT SERVICE ESCROW              894       0      894      393      500

(10,298) (6,203)    (4,095)   (6,203)   (4,095) 132001 - Replacement Reserve Dep       (119,852)(74,463) (45,389) 373,608 (493,460)
      0       0          0   (25,119)  (25,119) 132010 - Replacement Reserve W/D         69,927  72,000   (2,073)  90,487  (20,560)
      0       0          0         0         0  132100 - Replacement Reserve - Invest   (18,411)      0  (18,411)(518,631) 506,221
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
(10,298) (6,203)    (4,095)  (15,918)  (29,214)  CHANGE IN RESERVE FOR REPLACEMENT      (68,335) (2,463) (65,872) (54,537) (13,799)

      0       0          0         0         0  134001 - Residual Receipts Fund Mortg    20,584       0   20,584        0   20,584
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
      0       0          0         0         0   CHANGE IN RESIDUAL RECEIPTS             20,584       0   20,584        0   20,584

      0       0          0         0         0  142200 - Building - Redev Placed in
                                                 Ser                                     (3,681)      0   (3,681)       0   (3,681)
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
      0       0          0         0         0   CHANGE IN BUILDING FURNITURE & FIX      (3,681)      0   (3,681)       0   (3,681)

      0       0          0         0         0  143005 - Plumbing Fixtures                 (457)      0     (457)    (130)    (326)
      0       0          0         0         0  145699 - Cabinets                        (7,101) (9,600)   2,499        0   (7,101)
(26,470)    (75)   (25,395)        0   (25,470) 146001 - Drapes/Miniblinds              (26,437)   (900) (25,537)    (398) (26,039)
      0       0          0         0         0  146299 - Countertops                       (185)      0     (185)       0     (185)
   (565)   (295)      (270)        0      (565) 146502 - Stoves                          (2,780) (3,540)     760   (2,491)    (289)
 (1,038)   (520)      (519)     (519)     (519) 146503 - Refrigerators                  (11,902) (6,240)  (5,662)  (7,950)  (3,952)
 (3,245) (1,500)    (1,745)   (2,963)     (282) 146601 - Carpet - Unit                  (27,391)(18,000)  (9,391) (22,882)  (4,509)
      0       0          0         0         0  146603 - Vinyl                                0       0        0     (901)     901
-------  ------    -------   -------   -------  -------------------------------------- -------- -------  ------- -------- --------
(30,317) (2,390)   (27,927)   (3,482)  (26,835)  CHANGE IN TURN CR                      (76,253)(38,280) (37,973) (34,751) (41,501)

      0       0          0       225      (225) 142408 - Electrical/Breakers                  0       0        0        0        0
    (50)      0        (60)        0       (50) 142409 - Lighting - Interior               (440)      0     (440)     (96)    (344)
   (455)   (400)       (55)     (480)       25  143004 - Water Heaters                   (8,773) (4,800)  (3,973)  (5,214)  (2,559)
      0       0          0         0         0  144100  Office Computers                 (1,570) (2,100)     530     (899)    (671)
      0       0          0         0         0  145199 - Furniture & Fixtures              (108)      0     (108)       0     (108)
   (429)      0       (429)        0      (429) 147001 - Maintenance Equipment             (997) (1,700)     703     (817)    (180)
   (859)      0       (889)        0      (889) 147399 - Heating                           (889) (9,000)   8,111     (995)     106
 (1,200)   (325)      (875)        0    (1,200) 148799 - Resurfacing - Seal/Stripe       (2,000) (3,900)   1,900        0   (2,000)

                      AIMCO STATEMENT OF OPERATIONS- DETAIL
                           038369 -San Juan Del Centro
                   For the Period Ended December 2003(120SD2)

APPLICATION: AIMCOPROPERTY    Run Date: 12/27/2004 11:49AM    USER ID: AAgetste

CURRENT  CURRENT CURRENT   PRIVIOUS YR.  PERIVOUS YR.                               CURRENT  CURRENT CURRENT  PREVIOUS  PREVIOUS YR
MONTH    MONTH    MONTH        MONTH     CUR  MONTH                                   YTD      YTD     YTD      YEAR    CURRENT YTD
ACTUAL   BUDGET  VARIANCE     ACTUAL      VARIANCE                                  ACTUAL   BUDGET  VARIANCE  ACTUAL    VARIANCE
-------  ------- --------  ------------- ------------ ---------------------------   -------  ------- -------- --------  -----------
 (7,599)      0    (7,599)    (8,100)        (501)    149000-Miscellaneous Fixed
                                                             Assets                (23,662)       0  (23,662) (33,672)     10,010
      0       0         0          0            0     149220-Gutters                     0     (600)     600        0           0
      3       0         3          0            3     149700-Cap X Rebate - MRO         37        0       37      119         (82)
      0       0         0          0            0     149701-Cap x Rebate -Other         0        0        0        0           0
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
(10,617)   (725)   (9,892)    (8,354)      (2,263)     CHANGE IN PROJECT CR        (38,402) (22,100) (16,302) (42,575)      4,172

    (28)      0       (28)      (741)        (713)    149225-Capitalized Gp
                                                             Supervision Fe         (2,878)       0   (2,878)  (1,125)     (1,753)
 (3,348)      0    (3,348)         0       (3,348)    149901-Capx Cap Payroll      (27,716)       0  (22,716)       0     (22,716)
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
 (3,377)      0    (3,377)      (741)      (2,636)     CHANGE IN CR CAP PAYROLL    (30,594)       0  (30,594)  (1,125)    (29,469)

-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
(44,311) (3,115)   41,196    (12,577)     (31,734)     CHANGE IN CAPITAL
                                                       REPLACEMENTS               (145,249) (60,380) (84,869) (78,451)    (66,798)
      0       0         0          0            0     149509-CIP-Interest Reserve-     177        0      177        0         177
                                                                  Construction
      0       0         0          0            0     149511 -Construction in
                                                              Progress-Dvlp.           516        0      516        0         516
      0       0         0          0            0     149521- Development Service    2,318        0    2,318        0       2,318
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
      0       0         0          0            0      CHANGE IN CONSTRUCTION IN
                                                       PROGRESS                      3,011        0    3,011        0       3,011

    837       0       837        773           64     149803- Acc. Depr- Bldg        9,858        0    9,858    9,346         512
 15,335       0    15,335     15,962          627     149809- Acc. Depr -Furn.
                                                              Fixtures             194,928        0  194,928  184,920      10,006
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
 16,172       0    16,172     16,735          563      CHANGE IN ACCUMULATED
                                                       DEPRECIATE                  204,785        0  204,785  194,266      10,519

      0       0         0          0                  196000 - Offering Costs         (900)       0     (900)       0        (900)
-------  ------   -------    -------                                               -------  -------  -------  -------     -------
      0       0         0          0                   CHANGE IN OTHER ASSETS         (900)       0     (900)       0        (900)

-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
 42,925  (9,318)  (33,607)    19,134       62,059      CHANGE IN TOTAL ASSETS       (7,438) (62,843)  55,405   42,120     (49,558)
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------

                                                       CHANGE IN LIABILITIES

 16,505       0    16,505    (33,872)     (17,367)    211000-Account Payble        (26,712)       0  (26,712)  23,270     (49,982)
  8,261       0     8,261      1,035        7,225     211100-Accured Account
                                                             Payble                 (6,872)       0   (6,872)   5,721     (12,594)
     28       0        28        741         (713)    211102- Due Construction
                                                              Services               2,878        0    2,878    1,125       1,753
      0       0         0     (8,695)       6,695     211500-Accounts Payble-HUD         0        0        0   (6,295)      6,295
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
 24,794       0    24,794     28,954       (4,159)    CHANGE IN ACCOUNT PAYBLE     (30,706)       0  (30,706)  23,821     (54,527)
    844       0       844        816           28     212000-Accrued Wages and
                                                             payroll T                   0        0        0    4,720       4,720
      0       0         0          0            0     216800-Accrued Payroll           216        0      216    4,340       4,124
-------  ------   -------    -------      -------                                  -------  -------  -------  -------     -------
    844       0       844        816           28      CHANGE IN PAYROLL ACCRUALS      216        0      216     (380)        596

    663       0       663        722          (60)    214800 - Accured Audit             0        0        0        0           0

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                  For the Period Ended December 2003 (12OSD2)
APPLICATION AIMCOPROPERTY  RUN DATE: 12/27/2004 11:49 AM       USER ID: AAgetste

CURRENT  CURRENT  CURRENT   PREVIOUS YR  PREVIOUS YR
 MONTH    MONTH    MONTH       MONTH      CUR MONTH
ACTUAL   BUDGET   VARIANCE    ACTUAL      VARIANCE
-------  -------  --------  -----------  -----------
(15,622)       0  (15,622)         0       (15,822)  214900 - Accrued Other Expenses
  3,142        0    3,142      4,602        (1,660)  215000 - Accrued Property Taxes
-------  -------  -------   --------     ---------   -----------------------------------------
(12,017)       0  (12,017)     5,524       (17,542)     CHANGE IN ACCRUED EXPENSES

   (416)       0     (416)      (354)          (62)  219100 - Tenant Sec. Dep. Held in Trust
-------  -------  -------   --------     ---------   -----------------------------------------
   (416)       0     (416)      (354)          (62)     CHANGE IN TENANTS'S SECURITY DEPOSITES

    372        0      372        (25)          397   221000 - Prepaid Rent
-------  -------  -------   --------     ---------   -----------------------------------------
    372        0      372        (25)          397      CHANGE IN DEFERRED RENTAL REVENUE

      0        0        0      2,593        (2,593)  211101 - Mgmt. Fee Payable - AIMCO
-------  -------  -------   --------     ---------   -----------------------------------------
      0        0        0      2,593        (2,593)     CHANGE IN FEES PAYABLE

      0        0        0          0             0   220090 - Deferred Acquisition Notes Pay
 10,784        0   10,784          0        10,784   220091 - Accrued Int. Deferred Acquisition
-------  -------  -------   --------     ---------   ------------------------------------------
 10,784        0   10,784          0        10,784      CHANGE IN OTHER LOANS

 (8,344)  (8,344)       0     (7,667)         (678)  232001 - Principal 1st Mortgage
-------  -------  -------   --------     ---------   -----------------------------------------
 (8,344)  (8,344)       0     (7,667)         (678)     CHANGE IN MORTGAGE NOTES PAYABLE

    260        0      260          0           260   213000 - Accrued Interest Payable
-------  -------  -------   --------     ---------   -----------------------------------------
    260        0      260          0           260      CHANGE IN MORTGAGE INTEREST ACCRUED

      0        0        0          0             0   216800 - 2nd Trust Note - Acquisition - 3
      0        0        0     10,784       (10,784)  216900 - Accrued Int - 2nd Trust Note - 3
-------  -------  -------   --------     ---------   -----------------------------------------
      0        0        0     10,784       (10,784)     CHANGE IN OTHER PARTNERSHIP DEBT

-------  -------  -------   --------     ---------   -----------------------------------------
 16,277   (8,344)  24,621     40,625       (24,349)     CHANGE IN TOTAL LIABILITIES
-------  -------  -------   --------     ---------   -----------------------------------------

                                                                 CHANGE IN EQUITY

      0        0        0          0             0   325001 - Retained Earings
-------    -----    -----      -----        ------   -----------------------------------------
      0        0        0          0             0      CHANGE IN CUMULATIVE LOSSES

      0        0        0          0             0   314000 - Investment in Properties
-------    -----    -----      -----        ------   -----------------------------------------
      0        0        0          0             0      CHANGE IN PARTNER EQUITY

-------    -----    -----      -----        ------   -----------------------------------------
      0        0        0          0             0       CHANGE IN TOTAL EQUITY
-------    -----    -----      -----        ------   -----------------------------------------

                                            CURRENT   CURRENT    CURRENT   CURRENT  PREVIOUS  PREVIOUS YR
                                              YTD       YTD        YTD      MONTH     YEAR    CURRENT YTD
                                             ACTUAL   BUDGET     VARIANCE  ACTUAL    ACTUAL    VARIANCE
                                            --------  -------    --------  -------  -------   -----------
214900 - Accrued Other Expenses                1,414        0       1,414  (15,622)        0       1,414
215000 - Accrued Property Taxes               (4,206)       0      (4,206)   3,142    (4,039)       (167)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN ACCRUED EXPENSES                 (2,792)       0      (2,792) (12,017)   (4,039)      1,247

219100 - Tenant Sec. Dep. Held in Trust        2,045        0       2,045     (416)   (2,023)         22
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN TENANTS'S SECURITY DEPOSITES      2,045        0       2,045     (416)   (2,023)         22

221000 - Prepaid Rent                           (879)       0        (879)     372       595      (1,474)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN DEFERRED RENTAL REVENUE            (879)       0        (879)     372       595      (1,474)

211101 - Mgmt. Fee Payable - AIMCO            (2,593)       0      (2,593)       0       916      (3,509)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN FEES PAYABLE                     (2,593)       0      (2,593)       0       916      (3,509)

220090 - Deferred Acquisition Notes Pay    1,457,766        0   1,457,766        0         0   1,457,766
220091 -Accrued Int. Deferred Acquisition  2,497,126        0   2,497,126   10,784         0   2,182,126
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN OTHER LOANS                   3,954,892        0   3,954,892   10,784         0   3,954,892

232001 - Principal 1st Mortgage              (96,401) (96,348)        (53)  (8,344)  (88,470)     (7,932)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN MORTGAGE NOTES PAYABLE          (96,401) (96,348)        (53)  (8,344)  (88,470)     (7,932)

213000 - Accrued Interest Payable                (71)       0         (71)     260      (627)        556
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN MORTGAGE INTEREST ACCRUED           (71)       0         (71)     260      (627)        556

216800 - 2nd Trust Note - Acquisition - 3 (1,457,766)       0  (1,457,766)       0         0  (1,457,766)
216900 - Accrued Int - 2nd Trust Note - 3 (2,365,927)       0  (2,365,927)       0   132,040  (2,497,967)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN OTHER PARTNERSHIP DEBT       (3,823,693)       0  (3,823,693)       0   132,040  (3,955,733)

----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN TOTAL LIABILITIES                    17  (96,348)     96,365   16,277    65,879     (65,862)
----------------------------------------- ----------  -------  ----------  -------  --------  ----------

            CHANGE IN EQUITY

325001 - Retained Earings                    (90,906)       0     (90,906)       0  (126,464)     35,740
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN CUMULATIVE LOSSES               (90,906)       0     (90,906)       0  (126,464)     35,740

314000 - Investment in Properties             30,569        0      30,569        0         0      30,569
----------------------------------------- ----------  -------  ----------  -------  --------  ----------
   CHANGE IN PARTNER EQUITY                   30,569        0      30,569        0         0      30,569

----------------------------------------- ----------  -------  ----------  -------  --------  ----------
    CHANGE IN TOTAL EQUITY                    30,569        0      30,569        0         0      30,569
----------------------------------------- ----------  -------  ----------  -------  --------  ----------

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2003 (12OSD2)

APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

CURRENT       CURRENT     CURRENT     PREVIOUS YR   PREVIOUS YR
 MONTH         MONTH       MONTH         MONTH       CUR MONTH
ACTUAL        BUDGET      VARIANCE      ACTUAL       VARIANCE
-------      --------    --------      -------       --------
 16,277      (8,344)     24,621       40,625        (24,349)        CHANGE IN TOTAL LIAB & EQUITY

(17,988)     13,529     (31,517)      18,157        (36,146)        NET CASH FLOW

      0           0           0        1,817         (1,817)        101200 - GR - Insurance Concentration
(16,456)          0      (16456)     (26,596)        10,139         101800 - NHP Conc, Operating Cash - C
 (1,654)          0      (1,654)      41,246        (42,900)        101900 - NHP  Conc, Restricted Cash - C
    122           0         122        1,690         (1,588)        112001 - Cash in Bank - Field
-------       -----     -------       ------        -------         ---------------------------------------
(17,988)          0     (17,988)      18,157        (36,146)        Change in Operating Cash
-------       -----     -------       ------        -------         ---------------------------------------

CURRENT      CURRENT    CURRENT   PREVIOUS     PREVIOUS YR
  YTD          YTD        YTD       YEAR       CURRENT YTD
ACTUAL       BUDGET    VARIANCE    ACTUAL       VARIANCE
-------     --------   --------   --------     ----------
 30,585     (96,348)    126,934     65,879        (35,293)
  3,617     147,120    (143,503)    17,094        (13,477)
 (4,242)          0      (4,242)     4,242         (8,485)
 19,245           0      19,245    (32,384)        51,629
(10,424)          0     (10,424)    41,246        (51,670)
   (961)          0        (961)     3,989         (4,951)
-------     -------     -------     ------        -------
  3,617           0       3,617     17,094        (13,477)
-------     -------     -------     ------        -------

                          CALCULATION OF FREE CASH FLOW

 30,733    37,300   (6,567)  32,187    (1,454)   Reportable NOI                     376,966    383,507   (6,541)  359,493    17,473

                                                 PLUS:
(44,311)   (3,115) (41,196) (12,577)  (31,734)     Change In Capital Replacements  (145,249)   (50,380) (84,869)  (78,451   (66,798)
-------    ------  -------  -------   -------    --------------------------------  --------    -------   ------   -------   -------
(13,578)   34,185  (47,763)  19,610   (33,188)   EQUALS FREE CASH FLOW              231,717    323,127  (91,410)  281,042   (49,326)
-------    ------  -------  -------   -------    --------------------------------  --------    -------   ------   -------   -------

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

CURRENT     PREVIOUS YR    PREVIOUS YR   CURRENT   PREVIOUS                                                            PREVIOUS YR
MONTH         MONTH         CUR MONTH      YTD       YEAR                                                              CURRENT YTD
ACTUAL        ACTUAL        VARIANCE      ACTUAL    ACTUAL                                                               VARIANCE
------        ------        --------      ------    ------                                                               ---------
                                                                                    INCOME
  40,649      40,869          (220)      495,800    494,072          500000 - Market Rent                                  1,728
       0           0             0             0       (391)         500001 - Leases Under/Over Schedule                     391
  21,761      18,375         3,386       243,784    216,856          512200 - Subsidy Rent Potential                      26,928
  ------      ------         -----       -------    -------          -------------------------------------               -------
  52,410      59,244         3,166       739,584    710,537          TOTAL GROSS POTENTIAL RENT                           29,047

   1,369       4,245        (2,876)       32,157     48,441          522013 - Excess Income-Charged                      (16,284)
  (1,849)     (4,022)        2,173       (37,556)    (8,113)         522015 - Excess Income                              (29,443)
  ------      ------         -----       -------    -------          -------------------------------------               -------
    (480)        223          (703)       (5,399)    40,328          TOTAL NET EXCESS INCOME                             (45,727)

      14           0            14             0          0          625002 - Concessions/Special Promotio                     0
  ------      ------         -----       -------    -------          -------------------------------------               -------
      14           0            14             0          0          TOTAL CONCESSIONS                                         0

  (1,003)       (786)         (217)       (4,332)    (1,963)         522000- Vacancy Loss                                 (2,369)
  ------      ------         -----       -------    -------          -------------------------------------               -------
  (1,003)       (786)         (217)       (4,332)    (1,963)         TOTAL VACANCY LOSS                                   (2,369)

    (356)       (338)          (18)       (4,155)    (4,056)         631200 - Administrative Units                           (99)
    (878)       (732)         (146)       (9,700)    (8,784)         633100 - Employee Apartments                           (916)
  ------      ------         -----       -------    -------          -------------------------------------               -------
  (1,234)     (1,070)         (164)      (13,855)   (12,840)         TOTAL OTHER RENTAL LOSSES                            (1,015)
  ------      ------         -----       -------    -------          -------------------------------------               -------
  (2,223)     (1,856)         (367)      (18,187)   (14,803)         TOTAL RENTAL LOSS                                    (3,384)
  ------      ------         -----       -------    -------          -------------------------------------               -------
  59,707      57,611         2,096       715,998    736,062          NET RENTAL INCOME                                   (20,065)

       0           0             0         1,421          0          590509 - Resident Util Pymts: Water/Sw                1,421
  ------      ------         -----       -------    -------          -------------------------------------               -------
       0           0             0         1,421          0          TOTAL UTILITY PAYMENTS FROM RESIDE                    1,421

   1,163       1,291          (129)       17,987     13,267          591000 - Laundry Income                               4,720
   1,518           0         1,518         4,648      1,456          591007 -  AS - Cable TV                               3,192
     287         286             1         2,655      3,094          591008 - AS - Local Telephone                          (438)
       0           0             0             0      1,296          591010 - AS - Internet                               (1,296)
       0           0             0            61        193          591011 - Soft Drink Vending                            (137)
       0           0             0             0         24          591012 - AS - Vending (Other)                           (24)
  ------      ------         -----       -------    -------          -------------------------------------               -------
   2,968       1,577         1,391        25,353     19,335          TOTAL ANCILLARY SERVICES INCOME                       6,017

       0       4,022        (4,022)       33,381      8,113          519000 - Misc Rental Revenue                         25,716
       0           0             0             0      1,065          592000 - Tenant Service Request Charg                (1,065)
     650         525           125         4,650      4,306          592001 - Late Charges                                   344

                      AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

CURRENT    PREVIOUS YR     PREVIOUS YR   CURRENT   PREVIOUS                                                             PREVIOUS YR
MONTH        MONTH          CUR MONTH     YTD        YEAR                                                               CURRENT YTD
ACTUAL       ACTUAL         VARIANCE      ACTUAL    ACTUAL                                                                VARIANCE
-------    -----------     -----------   --------  --------                                                            ------------
      0         12              (12)          23        34              592002-NSF Charges                                  (11)
    165        135               30        1,815       555              592005-Excess Utilities                           1,260
      0          5               (5)           9        40              592006-Keys, Locks, Lock Changes                    (31)
     53          0               53          181       621              592010-Miscellaneous Resident Charg                (441)
      0          0                0            0         4              592010-Non-refundable Admin Fees                     (4)
  1,133         79            1,054        4,118     3,082              593000-Cleaning & Damage Fees                     1,036
      0          0                0            0       267              599002-Legal Fees                                  (267)
    218          4              214        1,970       857              599099-Miscellaneous Income                       1,113
 ------    -------           ------      -------   -------           --------------------------------------------        ------
  2,219      4,782           (2,563)      46,597    18,944                  TOTAL MISCELLANEOUS INCOME                   27,653

 ------    -------           ------      -------   -------           --------------------------------------------        ------
  5,188      6,359            1,171       73,371    38,280                  TOTAL OTHER INCOME                           35,091

  6,801    (28,856)          35,657        8,570   (29,506)             637000- Bad Debt Expense                         39,076
      0          0                0         (779)        0              637001- Bad Debt Collections                       (779)
 ------    -------           ------      -------   -------           --------------------------------------------        ------
  6,801     28,856           35,657        7,791   (29,505)               TOTAL BAD DEBT EXPENSE                         37,297

 ------    -------           ------      -------   -------           --------------------------------------------        ------
 71,696     35,114           36,582      797,159   744,836              EFFECTIVE GROSS INCOME                           52,323
 ------    -------           ------      -------   -------           --------------------------------------------        ------

                                                                                  OPERATING EXPENSES

  4,547      3,107           (1,440)      42,867    37,401              645003-Electricity-List Bills                    (5,466)
    714        745               31        9,907    31,012              645100-Water                                     21,105
  4,331      3,451             (880)      54,290    86,656              645203-Gas - List Bills                          32,365
    869        847              (21)      10,201    23,628              645300-Sewer                                     13,427
 ------    -------           ------      -------   -------           --------------------------------------------        ------
 10,460      8,150           (2,311)     117,265   178,696              TOTAL UTILITES EXPENSE                           61,431

     60         95               36        1,697     1,427              651900-Contract Exterminating                      (270)
  2,376      2,055             (321)      33,163    26,675              652500-Contract Trash Removal                     6,487
      0          0                0          414       240              653004-Contract Alarm System                       (174)
      0          0                0       11,178    13,823              653700-Contract Yards and Grounds                 2,644
      0          0                0        2,340         0              654200-Contract Repairs                          (2,340)
 ------    -------           ------      -------   -------           --------------------------------------------        ------
  2,436      2,151             (285)      48,792    42,165              TOTAL CONTRACT SERVICE                           (6,627)

    322        401               79        2,520     2,251              617600-window & Glass Repair                       (288)
     91         91                0        1,095       913              631500-Buyers Access Fee                           (183)
      0          0                0            0      (298)             631501-Buyers Access Dividends                     (298)
    115          0             (116)         346        75              651500-Cleaning Supplies                           (271)
      0         39               39        2,784     1,209              653600-Landscaping Supplies                      (1,575)
      0          0                0          161         0              654100-Repairs/Maint.-Materials                    (161)
    225          0             (225)         377       492              654101-Electrical Supplies                          115

                      AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

CURRENT    PREVIOUS YR     PREVIOUS YR   CURRENT   PREVIOUS                                                        PREVIOUS YR
 MONTH        MONTH         CUR MONTH      YTD       YEAR                                                          CURRENT YTD
ACTUAL       ACTUAL         VARIANCE      ACTUAL    ACTUAL                                                           VARIANCE
-------    -----------     -----------   -------   --------                                                        -----------
     0             0             0          137           0         654102 - Plumbing Supplies                        (137)
     0             0             0          483          92         654103 - Appliance Parts                          (391)
   575             0          (575)       3,226       2,077         654105 - Plumbing Fixtures/Repairs               (1150)
   645           957           313       12,525      11,730         654199 - Other Maintenance Materials              (795)
     0             0             0            8           0         654204 - Fence Repairs                              (8)
     0             0             0            0          65         654207 - Paving/Concrete/Striping                   65
     0           155           155        1,332         254         654601 - HVAC parts & Supplies                  (1,077)
    (1)            0             1       (1,070)          0         655200 - R & M Rebate - MRO                      1,070
     0             0             0          146           0         656300 - Misc.                                    (146)
     0             0             0           65          22         657000 - Equipment/Vehicle Expense                 (43)
------         -----        ------       ------     -------         -------------------------------------          -------
 1,972         1,643          (329)      24,135      18,882            TOTAL REPAIRS & MAINTENANCE                  (5,253)

     0           620           620        4,020       6,035         651700 - Contract Cleaning                       2,015
   920         1,454           534        7,018       6,568         656003 - Contract Painting - Interior             (451)
   161           643           482        1,751       3,312         656102 - Painting Supplies                       1,561
------         -----        ------       ------     -------         -------------------------------------          -------
 1,081         2,717         1,838       13,790      19,916            TOTAL TERNOVER EXPENSE                        3,126

    37            38             0          427         478         617104 - Radios/Pagers                              51
     0             0             0            0         225         629001 - Dues and Subscriptions                    225
 2,097         1,669          (428)       8,616       5,873         631100 - Office Supplies                        (2,742)
   230           162           (68)       2,671       3,178         631101 - Office  Equipment                         506
   150            64           (56)         972         493         631102 - Bank Charges                             (476)
    36            58            22          521         827         631104 - Credit Collection & Eviction              306
   139           199            60        1,158       2,594         631105 - Uniforms                                1,436
     0             0             0           19           0         631106 - Express Mail, Stamps                      (19)
 3,438           933        (2,505)      33,146       2,303         634000 - Legar Fees                            (30,843)
   108           435           328        4,510       4,614         636000 - Telephone                                 104
     0             0             0        2,394       1,833         639004 - Computer Maint & Supplies                (561)
     0             0             0            0         454         639007 - Training & Travel                         454
   900             2          (898)         932           5         639099 - Miscellaneous Administrative             (927)
------         -----        ------       ------     -------         -------------------------------------          -------
 7,134         3,560        (3,575)      55,366      22,878            TOTAL ADMINISTRATIVE EXPENSES               (32,488)

     0           176           176            0         607         621099 - Advertising - Other                       607
------         -----        ------       ------     -------         -------------------------------------          -------
     0           176           176            0         607            OTHER MARKETING                                 607

------         -----        ------       ------     -------         -------------------------------------          -------
     0           176           176            0         607            TOTAL MARKETING EXPENSE                         607

 1,520         1,748           228       19,569      20,097         631000 - Salaries - Administrative                 529
 2,203         2,150           (54)      28,313      27,875         633000 - Salaries - Manager                       (438)
 1,358         1,325           (34)      17,521      18,000         653500 - Grnd Pr Payroll                           479
 1,680         3,171          1,491      29,155      40,357         654000 - Salaries - Maintenance                 11,201

                      AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste

CURRENT    PREVIOUS YR     PREVIOUS YR   CURRENT   PREVIOUS                                                    PREVIOUS YR
 MONTH        MONTH         CUR MONTH      YTD       YEAR                                                      CURRENT YTD
ACTUAL       ACTUAL         VARIANCE      ACTUAL    ACTUAL                                                       VARIANCE
-------    ----------      -----------   -------   --------                                                    -----------
   816            950           134           0           0   659800 - Payroll Adjustment                            0
   584            698           114       7,961       8,745   671100 - Payroll Taxes                               784
   395            380           (15)      4,975       4,965   672200 - Workers Compensation                        (10)
   523            635           112      10,514      17,374   672300 - Health Ins. & Other Benefits              6,860
 1,050              0        (1,050)      3,900       1,350   831001 - Ranking Bonus                            (2,550)
------         ------        ------     -------     -------   -------------------------------------            -------
10,131         11,057           925     121,908     138,763   TOTAL PAYROLL EXPENSES                            16,855
------         ------        ------     -------     -------   -------------------------------------            -------
33,215         29,452        (3,762)    380,256     417,906   TOTAL CONTROLLABLE OPERATING EXPE                 37,649
------         ------        ------     -------     -------   -------------------------------------            -------
38,481          5,662        32,820     416,903     326,930   CONTROLLABLE NO                                   89,973
------         ------        ------     -------     -------   -------------------------------------            -------
                                                               NON-CONTROLLABLE OPERATING EXPENSES

   722          1,022           300       9,248      11,125   635000 - Audit Fees                                1,877
------         ------        ------     -------     -------   -------------------------------------            -------
   722          1,022           300       9,248      11,125   TOTAL ACCOUNTING, AUDIT & TAX                      1,877

13,609         13,583           (26)     95,937      79,321   632000 - Management Fees                         (16,616)
   878            878             0      10,530       8,550   635100 - Bookkeeping Reimbursements               (1,980)
     0              0             0           0       1,980   635102 - Computer Fees                             1,980
------         ------        ------     -------     -------   -------------------------------------            -------
14,487         14,460           (26)    106,467      89,851   TOTAL MANAGEMENT  & ACCOUNTING                   (16,616)

     0              0             0         (42)       (304)  543000 - Interest on Residual Receipts              (262)
     0              0             0      (5,594)    (10,320)  544000 - Replacement Reserve Interest             (4,727)
     0              0             0           0        (870)  545000 - IN Conc Interest Income                    (870)
    (2)             0             2          (6)          0   545500 - Interest Income - GR - Ins Con                8
   (24)           (18)            6        (163)        (24)  546100 - NHP Conc. Interest Income - G               139
   (44)           (62)          (17)       (609)       (947)  549001 - Security Deposit Interest                  (338)
     0              0             0        (219)          0   549002 - Other Interest Income                       219
   104             28           (76)        353         386   639001 - Security Deposit Interest                    33
------         ------        ------     -------     -------   -------------------------------------             ------
    34            (52)          (86)     (6,280)    (12,079)  TOTAL INTEREST INCOME                             (5,799)

     0              0             0         507         160   639002 - Ad Valorem Tax Service                     (347)
 5,474          8,914         3,439      42,422      46,461   671001 - Real Estate Taxes                         4,039
     0         (1,217)       (1,217)      3,359       9,233   671002 - Personal Properly Tax                     5,874
  (672)             0           672      (7,397)     (1,193)  671003 - Real Estate Tax - Prior Year              6,205
     0              0             0       2,550           0   671099 - Other Tax                                 2,550
     0              0             0          35          92   671902 - Sales and Use Tax                            57
------         ------        ------     -------     -------   -------------------------------------             ------
 4,802          7,697         2,895      41,476      54,753   TOTAL TAXES                                       13,277

 1,492            888          (604)     15,934      11,131   672000 - Hazard Insurance                         (4,803)

                      AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

Current    Previous Yr     Previous Yr   Current   Previous                                                             Previous Yr
 Month       Month          Cur Month      YTD       Year                                                               Current YTD
Actual       Actual         Variance     Actual     Actual                                                                Variance
------       ------         --------      ------    ------                                                               ---------
      0            0              0            0        375             672100 - Fidelity Bond Insurance                      375
-------       ------        -------      -------    -------            -------------------------------------------         ------
  1,492          888           (604)      15,934     11,506                     TOTAL INSURANCE                            (4,428)
-------       ------        -------      -------    -------            -------------------------------------------         ------
  6,294        8,585          2,291       57,410     66,259                     TOTAL TAXES & INSURANCE                     8,849

  3,865            0         (3,865)       3,865          0             615700 - Environmental Expenses                    (3,865)
-------       ------        -------      -------    -------            -------------------------------------------         ------
  3,865            0         (3,865)       3,865          0                     TOTAL PROPERTY UPGRADES                    (3,865)

 27,245            0        (27,245)      27,245          0             654215 - Insurance Damage Expenses                (27,245)
-------       ------        -------      -------    -------            -------------------------------------------         ------
 27,245            0        (27,245)      27,245          0                     TOTAL INSURANCE DAMAGES                   (27,245)
-------       ------        -------      -------    -------            -------------------------------------------         ------
 52,647       24,016        (28,632)     197,954    155,156                     TOTAL NONCONTROLLABLE OPERATING E         (42,798)
-------       ------        -------      -------    -------            -------------------------------------------         ------
 85,862       53,468        (32,394)     578,210    573,062                      TOTAL OPERATING EXPENSES                  (5,149)
-------       ------        -------      -------    -------            -------------------------------------------         ------
(14,166)     (18,354)         4,188      218,949    171,774                      NET OPERATING INCOME                      47,174
-------       ------        -------      -------    -------            -------------------------------------------         ------

                                                                              NON-OPERATING EXPENSES

(11,421)     (11,457)           (36)    (137,092)  (137,519)            542000 - Interest Reduction Payment                  (427)
  8,998        9,521            623      110,915    119,361             682001 - Interest 1st Mortgage                      8,446
 10,784       10,783              0      132,040    130,748             832042 - Dan Interest 3rd Party Loans              (1,292)
-------       ------        -------      -------    -------            -------------------------------------------         ------
  8,360        8,947            587      105,862    112,590                      TOTAL PROPERTY MORTGAGE EXPENSE            6,727
-------       ------        -------      -------    -------            -------------------------------------------         ------
  8,360        8,947            587      105,862    112,590                      TOTAL INTEREST EXPENSE                     6,727

      0            0              0            0        (27)            832037 - Construction Period Interest                 (27)
-------       ------        -------      -------    -------            -------------------------------------------         ------
      0            0              0            0        (27)                    TOTAL CAP INTEREST                            (27)

  1,800            0         (1,800)       1,800          0             631900 - Appraisal Fees                            (1,800)
      0            0              0            0        640             682025 - Investment Fees                              640
    540          576             36        6,518      6,944             685000 - Mortgage Insurance Prem.                     426
      0            0              0     (104,421)   (40,183)            793000 - Grant Income                              64,238
      0       12,928         12,928      104,421     40,183             793100 - Grant Expense                            (64,238)
-------       ------        -------      -------    -------            -------------------------------------------         ------
  2,340       13,504         11,164        8,318      7,584                     TOTAL FINANCIAL EXPENSE                      (734)

    773          859             86        9,346      8,944             662000 - Deprec - Buildings                          (402)
 15,962       14,865         (1,096)      184,920    173,176             666000 - Deprec - Furnishings                     (11,744)

                      AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
APPLICATION AIMCOPROPERTY     Run Date: 12/27/2004 11:49 AM    USER ID: AAgetste
--------------------------------------------------------------------------------

CURRENT    PREVIOUS YR     PREVIOUS YR   CURRENT   PREVIOUS                                                         PREVIOUS YR
 MONTH        MONTH         CUR MONTH      YTD       YEAR                                                            CURRENT YTD
ACTUAL       ACTUAL         VARIANCE      ACTUAL    ACTUAL                                                            VARIANCE
-------    -----------     -----------   -------   -------                                                          ------------
 16,735        15,725        (1,011)     194,266   182,121                    TOTAL DEPRECIATION EXPRNSE              (12,146)

      0             0             0        1,788      (577)           834000 - Legal                                   (2,365)
-------       -------        ------      -------   -------            -----------------------------------------       -------
      0             0             0        1,788      (577)                   TOTAL PARTNERSHIP LEGAL                  (2,365)
      0        (2,500)       (2,500)           0    (2,500)           801100 - Admin Fee - Partnership                 (2,500)
      0        (2,399)       (2,399)        (380)   (2,399)           931000 - Office Payroll                          (2,019)
-------       -------        ------      -------   -------            -----------------------------------------       -------
      0        (4,899)       (4,899)        (380)   (4,899)                   TOTAL PARTNERSHIP OTHER EXPENSE          (4,519)
-------       -------        ------      -------   -------            -----------------------------------------       -------
      0        (4,899)       (4,899)       1,408     (5476)                   TOTAL PARTNERSHIP EXPENSE                (6,884)

      0             0             0            0     1,629            840000 - Prior Year Extraordinary Expen           1,629
-------       -------        ------      -------   -------            -----------------------------------------       -------
      0             0             0            0     1,629                    TOTAL OTHER NON-CONTROLLABLE EXPE         1,629
-------       -------        ------      -------   -------            -----------------------------------------       -------
 27,436        33,277         5,841      309,854   298,420                    TOTAL NON-OPERATING EXPENSE             (11,131)
-------       -------        ------      -------   -------            -----------------------------------------       -------
(41,601)      (51,631)       10,029      (90,906) (126,646)                           NET INCOME(LOSS)                 35,740
-------       -------        ------      -------   -------            -----------------------------------------       -------



                                                                               CHANGE IN ASSETS

      0             0             0            0       (99)           112099 - AJE - Cash                                  99
-------       -------        ------      -------   -------            -----------------------------------------       -------
      0             0             0            0       (99)                    CHANGE IN OTHR CASH & CASH EQUI             99
  4,572          (354)        4,926       (1,002)     (428)           113000 - Tenant/Member Accts. Rec                  (574)
   (106)          906        (1,012)         257      1426            114089 - Allowance for Bad Debt                   (1169)
-------       -------        ------      -------   -------            -----------------------------------------       -------
  4,466           552         3,914         (745)      998                     CHANGE IN TENANTS' RENT RECEIVABLE       (1743)

      0             0             0            0      1892            114000 - Accounts Receivable (Other)              (1892)
    253          (373)          625       (2,046)     (373)           114001 - Ancillary Services A/R                   (1673)
     (2)            0            (2)        (283)        0            114011 - AR - Rebates                              (283)
      0             0             0            0      1485            114082 - Accrued Interest Receivable              (1485)
      0             0             0        1,495     (1320)           114085 - Accounts Receivable                       2815
      0             0             0            0       964            114300 - HUD Subsidy Receivable                    (954)
 (1,525)       26,803       (27,328)       3,612    22,388            114301 - Subsidy Voucher Clearing Acc            (26000)
      0       (11,457)       11,457           36   (11,457)           114400 - Interest Credit Subsidy Rec              11492
-------       -------        ------      -------   -------            -----------------------------------------       -------
 (1,274)       13,973       (15,247)      (4,410)   13,579                     CHANGE IN OTHER RECEIVABLES            (17,989)

    354           407           (53)      (2,023)     (125)           119100 - Cash-Tenant Security Deposit            (1,989)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)

APPLICATION :AIMCOPROPERTY      Run Date. 12/27/2004 11:49 A.M  USER ID:AAgetste

CURRENT       PREVIOUS YR    PREVIOUS YR       CURRENT      PREVIOUS                                               PREVIOUS YR
MONTH            MONTH        CUR MONTH          YTD          YEAR                                                 CURRENT YTD
ACTUAL          ACTUAL        VARIANCE          ACTUAL       ACTUAL                                                 VARIANCE
--------      -----------    -----------       --------     --------     --------------------------------------    -----------
    354           407           (53)             (2,023)        (125)    CHANGE IN TENANTS' SECURITY DEPO              (1,898)

     91            91             0                   0         (183)    122500 - Prepaid Buyers Access                   183
  1,492           888           604              (2,001)         293     124000 - Prepaid Prop. & Liab Insurance        2,294
    540           576           (36)                 36           33     125000 - Prepaid Mortgage Insurance                3
 (2,850)            0        (2,850)             (2,850)           0     161002 - Electricity Deposit                  (2,850)
 (2,080)            0        (2,850)             (5,615)           0     161005 - Gas -Deposit                         (5,815)
-------       -------        ------            --------     --------     ------------------------------------      ----------
 (2,807)        1,555        (4,362)            (10,430)         144     CHANGE IN PREPAID EXPENSES                   (10,574)

 (3,320)       (3,295)          (25)              1.075         (986)    131003 - Tax Escrow - Mortgagee                2,061
-------       -------        ------            --------     --------     ------------------------------------      ----------
 (3,320)       (3,295)          (25)              1,075         (986)    CHANGE IN TAX ESCROW                           2,061

   (820)         (518)         (302)             (3,018)        (864)    131008 - Insurance Escrow - Mortgagee         (2,154)
-------       -------        ------            --------     --------     --------------------------------------    ----------
   (820)         (518)         (302)             (3,018)        (864)    CHANGE IN INSURANCE ESCROW                    (2,154)

   (540)         (576)           36                 393          361     131009 - MIP escrow - Mortgagee                   32
-------       -------        ------            --------     --------     --------------------------------------    ----------
   (540)         (576)           36                 393          361     CHANGE IN DEBT SERVICE ESCROW                     32

 (6,203)      (10,022)        3,819             373,808     (115,229)    132001 o Replacement Reserve Dep.            488,837
 25,119        16.514         8,604              90,487       38.033     132010 - Replacement Reserve W/D              52,454
      0             0             0            (518,631)           0     132100- Replacement Reserve - Invested     ( 518,631)
-------       -------        ------            --------     --------     --------------------------------------    ----------
 18,916         6,492        12,423             (54,537)     (77,196)    CHANGE IN RESERVE FOR REPLACEMENT             22,660

      0             0             0                  0          (304)    134001-Residual Receipts Fund Mortgagee          304
-------       -------        ------            --------     --------     ---------------------------------------   ----------
      0             0             0                  0          (304)    CHANGE IN RESIDUAL RECEIPTS                      304

      0             0             0                (130)           0     143005 - Plumbing Fixtures                      (130)
      0             0             0                (398)        (714)    146001 - Drapes/Miniblinds                       317
      0             0             0                   0          (10)    146299 - Countertops                              10
      0             0             0              (2.491)      (2,012)    146502 - Stoves                                 (479)
   (519)         (519)            0              (7,950)      (5,534)    146503 - Refrigerators                        (2,416)
 (2,963)       (3,750)          787             (22,882)     (24,867)    146601 - Carpet -Unit                          1,985
      0             0             0                (901)           0     146603 - Vinyl                                  (901)
      0             0             0                   0       (9,033)    149900 - Range Queens                          9,033
-------       -------        ------            --------     --------     --------------------------------------    ----------
 (3,482)       (4,269)          787             (34,751)     (42,171)    CHANGE IN TURN CR                              7,419

    225             0           225                   0            0     142408 - Elecrical/Breakers                        0
      0             0             0                 (96)           0     142409 - Lighting - Interior                     (96)
   (480)         (758)          278              (6,214)      (9,694)    143004 - Water Heaters                         3,480
      0             0             0                (899)           0     144100 - Office Computers                       (899)
      0             0             0                   0        1,429     145199 - Furniture & Fixtures                 (1,429)

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                  For the Period Ended December 2002 (12OSD3)
                         Run Date; 12/27/2004 11:49 AM

 APPLICATION AIMCOPROPERTY                                      USER ID: AAGTSTE

CURRENT       PREVIOUS YR    PREVIOUS YR       CURRENT      PREVIOUS                                               PREVIOUS YR
 MONTH           MONTH        CUR MONTH          YTD          YEAR                                                 CURRENT YTD
 ACTUAL         ACTUAL        VARIANCE          ACTUAL       ACTUAL                                                 VARIANCE
--------      -----------    -----------       --------     --------                                               -----------
      0               0              0             (817)           0     147001 - Maintenance Equipment                 (817)
      0               0              0             (995)           0     147399 - Heating                                995
      0               0              0                0       (1,825)    148799 - Resurfacing - Seal / Stripe          1,825
 (8,100)              0         (8,100)         (33,672)       (4725)    149000 - Miscellaneous Fixed Assets         (28,947)
      0               0              0              119            0     149700 - Cap X Rebate - MRO                     119
      0               0              0                0            0     149701 - Cap X Rebate - Other                     0
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
 (8,354)           (758)        (7,597)         (42,575)     (14,815)             CHANGE IN PROJECT CR               (27,760)

   (741)              0           (741)          (1,125)      (6,237)    149525 - Capitalized GP Supervision Fe        5,112
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
   (741)              0           (741)          (1,125)      (5,237)           CHANGE IN CR CAP PAYROLL               5,112
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
(12,577)         (5,027)        (7,550)         (78,451)     (63,223)        CHANGE IN CAPITAL REPLACEMENTS          (15,229)

      0               0              0                0          (27)    149509-CIP-Interest Reserve-Constru              27
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
      0               0              0                0          (27)      CHANGE IN CONSTRUCTION IN PROGRESS             27

    773            (859)           (86)           9,346        8,944     149803 - Acc Depr - Bldg                        402
 15,962          14,865          1,096          184,920      173,176     149809 - Ace. Depr - Furn. Fixtures          11,744
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
 16,735          15,725          1,011          194,266      182,121       CHANGE IN ACCUMULATED DEPRECIATION         12,146

-------       ---------      ---------         --------     --------     --------------------------------------    ---------
 19,134          29,289        (10,155)          42,120       54,378             CHANGE IN TOTAL ASSETS              (12,258)
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
                                                                                 CHANGE IN LIABILITIES

 33,872          (9,758)        43,629           23,270       16,713     211000 - Accounts Payable                     6,557
  1,036           9,412         (8,376)           5,721        9,412     211100 - Accrued Accounts Payable            (3,691)
    741               0            741            1,125            0     211102 - Due to Construction Services         1,125
 (6,695)              0         (6,695)          (6,295)         666     211500 - Accounts Payable - HUD              (6,962)
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
 28,954            (346)        29,299           23,821       26,791           CHANGE IN ACCOUNTS PAYABLE             (2,970)

    815          (1,449)         2,265           (4,720)       4,720     212000-Accrued Wages and Payroll Ta          (9,440)
      0               0              0            4,340       (7,119)    215800-Accrued Payroll                       11,459
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
    816          (1,449)         2,265             (380)      (2,399)          CHANGE IN PAYROLL ACCRUALS              2,019

    722           1,022           (300)               0            0     214800-Accrued Audit                              0
  4,602           8,914         (4,112)          (4,039)       5,702     215000 Accrued Property Taxes                (9,741)
-------       ---------      ---------         --------     --------     --------------------------------------    ---------
  5,524           9,936         (4,412)          (4,039)       5,702           CHANGE IN ACCRUED EXPENSES             (9,741)

   (354)           (407)            53            2,023        1,102     219100 - Tenant Sec. Dep. Held in Trust         921

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                   For the Period Ended December 2002 (12OSD3)
                            Run Date: 12/27/2004 11:49 AM
APPLICATION AIMCOPROPERTY                                  USER ID: AAgetste

CURRENT       PREVIOUS YR    PREVIOUS YR       CURRENT      PREVIOUS                                               PREVIOUS YR
 MONTH           MONTH        CUR MONTH          YTD          YEAR                                                 CURRENT YTD
 ACTUAL         ACTUAL        VARIANCE          ACTUAL       ACTUAL                                                 VARIANCE
--------      -----------    -----------       --------     --------     --------------------------------------    -----------
  (354)           (407)            53             2,023        1,102     CHANGE IN TENANTS' SECURITY DEPO                 921
   (25)            (13)           (12)              595         (567)    221000- Prepaid Rent                           1,162
------        --------       --------          --------     --------     --------------------------------------    ----------
   (25)            (13)           (12)              595         (567)    CHANGE IN DEFERRED RENTAL REVENT               1,162
 2,593           1,677            916               916        1,677     211101-Mgmt Fee Payable - AIMCO                 (761)
     0          (2.500)         2,500                 0       (2,500)    215203 - Accrued Partner Admin Fees            2,500
------        --------       --------          --------     --------     --------------------------------------    ----------
 2,593            (823)         3,416               916         (823)    CHANGE IN FEES PAYABLE                         1,739
(7,667)         (7,044)          (623)          (88,470)     (81,334)    232001 -Principal 1st Mortgage                (7,136)
------        --------       --------          --------     --------     --------------------------------------    ----------
(7,667)         (7,044)          (623)          (88,470)     (81,334)    CHANGE IN MORTGAGE NOTES PAYABLE              (7,136)
     0          11,457        (11,457)             (627)      10,691     213000 - Accrued Interest Payable            (11,318)
------        --------       --------          --------     --------     --------------------------------------    ----------
     0          11,457        (11,457)             (627)      10,691     CHANGE IN MORTGAGE LNTEREST ACCN             (11,318)
10,784          10,783              0           132,040      130,748     216900 - Accrued Int - 2nd Trust Note - :      1,292
------        --------       --------          --------     --------     --------------------------------------    ----------
10,784          10,783              0           132,040      130,748     CHANGE IN OTHER PARTNERSHIP DEBT               1,292
------        --------       --------          --------     --------     --------------------------------------    ----------
40,625          22,095         18,530            65,879       89,911     CHANGE IN TOTAL LIABILITIES                  (24,032)
------        --------       --------          --------     --------     --------------------------------------    ----------
                                CHANGE IN EQUITY

     0               0              0          (126,646)     (66,482)    325001 - Retained Earnings                   (60,164)
------        --------       --------          --------     --------     --------------------------------------    ----------
     0               0              0           126,646      (66,482)    CHANGE IN CUMULATIVE LOSSES                  (60,164)
     0               0              0                 0      (29,120)    317400 - Distributions - AIMCO                29,120
------        --------       --------          --------     --------     --------------------------------------    ----------
     0               0              0                 0      (29,120)    CHANGE IN DISTRIBUTIONS                       29,120
     0               0              0                 0        6,237     314000 - Investment in Properties             (6,237)
------        --------       --------          --------     --------     --------------------------------------    ----------
     0               0              0                 0        6,237     CHANGE IN PARTNER EQUITY                      (6,237)
------        --------       --------          --------     --------     --------------------------------------    ----------
     0               0              0                 0      (22,883)    CHANGE IN TOTAL EQUITY                        22,883
------        --------       --------          --------     --------     --------------------------------------    ----------
40,625          22,095         18,530            65,879       67,028     CHANGE IN TOTAL LIAB & EQUITY                 (1,149)
------        --------       --------          --------     --------     --------------------------------------    ----------
18,157            (247)        18,404            17,094       (5,239)    NET CASH FLOW                                 22,333
------        --------       --------          --------     --------     --------------------------------------    ----------

                     AIMCO STATEMENT OF OPERATIONS - DETAIL
                          038369 - San Juan Del Centro
                  For the Period Ended December 2002 (12OSD3)
                         Run Date: 12/27/2004 11:49 AM

APPLICATION: AIMCOPROPERTY                                     USER ID: AAgetste

  CURRENT       PREVIOUS YR       PREVIOUS YR      CURRENT       PREVIOUS                                               PREVIOUS YR
   MONTH           MONTH           CUR MONTH         YTD           YEAR                                                 CURRENT YTD
  ACTUAL          ACTUAL           VARIANCE         ACTUAL        ACTUAL                                                  VARIANCE
---------       -----------       -----------      -------       --------                                               -----------
        0                0                  0            0        (18,917)   100400 - Operating Cash - Concentration      18,917
    1,817                0              1,817        4,242              0    101200 - GR - Insurance Concentration         4,242
  (26,596)            (272)           (26,323)     (32,384)        13,709    101800 - NHP Conc. Operating Cash - C       (46,093)
   41,246                0             41,246       41,246              0    101900 - NHP Conc. Restricted Cash - C       41,246
    1,690               25              1,665        3,989            (31)   112001 - Cash In Bank - Field                 4,020
---------       ----------        -----------      -------       --------                                               --------
   18,157             (247)            18,404       17,094         (5,239)               CHANGE IN OPERATING CASH         22,333
---------       ----------        -----------      -------       --------                                               --------

                                                                             CALCULATION OF FREE CASH FLOW

   32,187           (2,923)            35,111      359,493        260,671    REPORTABLE NOI                               98,822

  (12,577)          (5,027)            (7,550)      78,451         63,223    PLUS: Change in Capital Replacements        (15,229)
---------       ----------        -----------      -------       --------                                               --------
   19,610           (7,950)            27,560      281,042       197,449     EQUALS FREE CASH FLOW                        83,583
---------       ----------        -----------      -------       --------                                               --------

SAN JUAN DEL CENTRO APARTMENTS

                                   ADDENDUM C

                                  DEFINITIONS

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                                                                          PAGE 1

SAN JUAN DEL CENTRO APARTMENTS

DEFINITIONS

      These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

            - Uniform Standards of Professional Appraisal Practice, 2004 Edition (USPAP).

            - The Dictionary of Real Estate Appraisal, Fourth Edition, Appraisal Institute, Chicago, Illinois, 2002 (Dictionary).

            - The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, Chicago, Illinois, 2001 (Twelfth Edition).

            - Income/Expense Analysis, 2003 Edition - Conventional Apartments, Institute of Real Estate Management, Chicago, Illinois, 2003 (IREM)

            - Marshall Valuation Service, Marshall & Swift, Los Angeles, California, (MVS).

ACCRUED DEPRECIATION

      The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

AMENITY

      A tangible or intangible benefit of real property that enhances its attractiveness or increases the satisfaction of the user, but is not essential to its use. Natural amenities may include a pleasant location near water or a scenic view of the surrounding area; man-made amenities include swimming pools, tennis courts, community buildings, and other recreational facilities. (Dictionary)

APPRAISAL

      The act or process of developing an opinion of value; an opinion of value. (USPAP)

CLASS OF APARTMENT PROPERTY

      (The following definitions have been adapted from "Class of Office Building" in the Dictionary of Real Estate Appraisal, Fourth Edition.)

      For the purposes of comparison, apartment properties are grouped into three classes. These classes represent a subjective quality rating of buildings, which indicates the competitive ability of each building to attract similar types of tenants. Combinations of factors such as rent, building finishes, system standards and efficiency, building amenities, location/accessibility, and market perception are used as relative measures. (Note that national cost estimating services may classify office buildings differently than local markets.)

      Class A apartment properties are the most prestigious properties competing for the premier apartment tenants, with rents above average for the area. Buildings have high-quality standard finishes, state-of-the-art systems, exceptional accessibility, and a definite market presence.

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                                                                          PAGE 1

SAN JUAN DEL CENTRO APARTMENTS

      Class B apartment properties compete for a wide range of users, with rents in the average range for the area. Building finishes are fair to good for the area and systems are adequate, but the buildings do not compete with Class A buildings at the same price.

      Class C apartment properties compete for tenants requiring functional space at rents below the average for the area.

DEFERRED MAINTENANCE

      Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

      The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)

EFFECTIVE DATE

      The date at which the analyses, opinions, and advice in an appraisal, review, or consulting service apply. (Dictionary)

ENTREPRENEURIAL INCENTIVE

      A market-derived figure that represents the amount an entrepreneur expects to receive as compensation for providing coordination and expertise and assuming the risks associated with the development of a project. (Twelfth Edition)

ENTREPRENEURIAL PROFIT

      A market-derived figure that represents the amount an entrepreneur receives for his or her contribution to a project and risk; the difference between the development cost of a property and its market value upon completion and stabilization, which represents the entrepreneur's compensation for the risk and expertise associated with development. Entrepreneurial profit is an amount earned, estimated after completion, while entrepreneurial incentive is an amount anticipated, prior to development. (Twelfth Edition)

 EXPOSURE TIME

      1.    The time a property remains on the market.

      2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based on an analysis of past events assuming a competitive and open market. Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions. (Dictionary)

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                                                                          PAGE 2

SAN JUAN DEL CENTRO APARTMENTS

FEE SIMPLE ESTATE

      Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

FLOOR AREA RATIO (FAR)

      The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area. (Dictionary)

GARDEN APARTMENTS

      An apartment development of two- or three-story, walk-up structures built in a garden-like setting; customarily a suburban or rural-urban fringe development. (Dictionary)

GROSS BUILDING AREA (GBA)

      The total floor area of a building, including below-grade space but excluding unenclosed areas, measured from the exterior of the walls. Gross building area for office buildings is computed by measuring to the outside finished surface of permanent outer building walls without any deductions. All enclosed floors of the building including basements, mechanical equipment floors, penthouses, and the like are included in the measurement. Parking spaces and parking garages are excluded. (Dictionary)

HIGHEST AND BEST USE

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum productivity. (Dictionary)

HIGH-RISE APARTMENT BUILDING

      An imprecise term used since World War II to distinguish a modern elevator apartment building from its prewar counterpart; usually a tall building, but this standard varies in different areas. (Dictionary)

INSURABLE VALUE

      Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost plus allowances for debris removal or demolition less deterioration and noninsurable items. Sometimes cash value or market value, but often entirely a cost concept.
      (MVS)

LEASED FEE INTEREST

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the lessee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD INTEREST

      The interest held by the lessee (the tenant or renter) through a lease transferring the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

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                                                                          PAGE 3

SAN JUAN DEL CENTRO APARTMENTS

MARKET RENT

      The rental income a property would probably command in the open market; indicated by the current rents that are either paid or asked for comparable space as of the date of the appraisal. (Twelfth Edition)

MARKET VALUE

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

            -     buyer and seller are typically motivated;

            - both parties are well informed or well advised, and acting in what they consider their best interests;

            -     a reasonable time is allowed for exposure in the open market;

            - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

            - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (Dictionary; 12 CFR Part 34.42 [g])

MARKETING TIME

      1. The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal.

      2. Reasonable marketing time is an estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by concurrent market conditions. (Dictionary)

PROSPECTIVE VALUE OPINION

      A forecast of the value expected at a specified future date. A prospective value opinion is most frequently sought in connection with real estate projects that are proposed, under construction, or under conversion to a new use, or those that have not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written. (Dictionary)

RENTABLE FLOOR AREA (RFA)

      An area computed by measuring the inside finish of permanent outer building walls or from the glass line where at least 50% of the outer building wall is glass. Rentable floor area also includes all areas within outside walls less stairs, elevator shafts, flues, pipe shafts, vertical ducts, air conditioning rooms, fan rooms, janitor closets, electrical closets, balconies and such other rooms not actually available to the tenant for his furnishings and personnel and their enclosing walls. No deductions are made for columns and projections necessary to the building.
      (IREM)

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                                                                          PAGE 4

SAN JUAN DEL CENTRO APARTMENTS

REPLACEMENT COST

      The estimated cost to construct, at current prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary)

REPRODUCTION COST

      The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

ROOM COUNT

      The number of rooms in a building; a unit of comparison used primarily in residential appraisal. No national standard exists on what constitutes a room. The Federal Housing Administration counts an alcove opening off the living room as one-half room, but does not count dining space within a kitchen. The generally accepted method is to consider as separate rooms only those rooms that are effectively divided and to exclude bathrooms. (Dictionary)

STABILIZED OCCUPANCY

      Occupancy at that point in time when abnormalities in supply and demand or any additional transitory conditions cease to exist and the existing conditions are those expected to continue over the economic life of the property; the optimum range of long-term occupancy which an income-producing real estate project is expected to achieve under competent management, after exposure for leasing in the open market for a reasonable period of time at terms and conditions comparable to competitive offerings. (Dictionary)

TOWNHOUSE

      A single-family, attached dwelling unit with party walls; usually an individual unit in a series of five to 10 houses, with common walls between the units and side yards on the end units only; may have one to three stories and all necessary facilities and amenities. (Dictionary)

VALUE AS IS

      The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; relates to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning. (Dictionary)

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SAN JUAN DEL CENTRO APARTMENTS

                                   ADDENDUM D

                               LEGAL DESCRIPTION

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                    FIDELITY NATIONAL TITLE INSURANCE COMPANY

E.NO. 1272176          COMMITMENT NO.: 62-3706-5833CO   June 27,[ILLEGIBLE]

                            SCHEDULE A- (Description)

A part of the South 1/2 of Section 20, Township 1 North, Range 70 West of the 6th Principal Meridian, Boulder County Colorado, more particularly described as follows:

Beginning at a point on the East line of the SW 1/4 of the SE 1/4 of Section 20. Township 1 North. Range 70 West of the 6th P.m. from whence the Northeast corner of the Said SW l/4 of the SE 1/4 of Section bears North 00 degrees 06 minutes 35 seconds West, 122.66 feet; thence South 59 degrees 40 minutes 10 seconds East
38.06 feet; thence South 77 degrees 19 minutes 20 seconds East, 61.95 feet; thence South 83 degrees 19 minutes 00 seconds East. 127.28 feet; thence South 51 degrees 13 minutes 25 seconds East, 250.30 feet: thence South 65 degrees 21 minutes 00 seconds East, 110.09 feet to the West line of the Colorado &
Southern Railroad Right-of-Way: thence along said West line of the railroad right-of-way, the are of a curve, 171.65 feet, said curve being sub-tended by a chord bearing South 24 degrees 14 minutes 55 seconds West, 171.65 feet; thence continuing along the said West line of the railroad right-of-way. South 24 degrees 06 minutes 20 seconds West, 640.78 feet to a point from whence the South line of the said SE 1/4 of Section 20 bears South 24 degrees 06 minutes 20 seconds West 230.25 feet: thence South 89 degrees 48 minutes 55 seconds West parallel to the South line of the said SE 1/4 of Section 20,290.49 feet to a points on the East line of an undesignated 20 inch wide roadway; thence North 02 degrees 44 minutes 05 seconds West, along the said East line of the 20 inch wide roadway, 1071.93 feet: thence South 89 degrees 52 minutes 00 seconds East, 59.72 feet; thence South 54 degrees 29 minutes 30 seconds East. 39.87 feet; thence South 48 degrees 26 minutes 50 seconds East, 69.64 feet, thence South 59 degree 40 minutes 10 seconds East, 16.98 feet to the Point of Begining,

Except that part lying within 34th Street, County of Boulder, State of Colorado.

Note: Said property is also known as all of San Juan Del Centro Subdivision, except that part lying within 34th Street.

THE POLICY TO BE ISSUED under this Commitment will insure the title to such buildings and improvements on the muses which by law constitute real property.

OR CONVEYANCING ONLY: Together with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

EDULE A-I (DESCRIPTION)

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SAN JUAN DEL CENTRO APARTMENTS

                                   ADDENDUM E

                          QUALIFICATIONS OF APPRAISERS

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TIMOTHY E. BALTAKIS, MAI                                                DIRECTOR

EMPLOYMENT HISTORY

      Aug-99 - Present                  INTEGRA REALTY RESOURCES - DENVER
                                        Denver, Colorado
                                        Director

      1995 - Aug-99                     JOSEPH FARBER AND COMPANY LLC
                                        Denver, Colorado
                                        Vice President

      1983 -1995                        Joseph J. Blake & Associates, Inc.
                                        Denver, Colorado
                                        Principal

      1981 -1983                        Lamar Properties, Inc.
                                        Boulder, Colorado

PROFESSIONAL EXPERIENCE

Property types appraised over 19 years have included traditional income-producing property such as apartments, condominiums, shopping centers, office buildings, industrial and warehouse facilities, hotels and motels, senior citizen housing, as well as special purpose and single use type facilities. Particular appraisal emphasis has been directed to all of the above type income-producing real estate within the Rocky Mountain Region, including the states of Colorado, Nebraska, Missouri, Utah, Arizona, Oklahoma, New Mexico, Nevada, and Wyoming.

As a Fee Appraiser, Mr. Baltakis personally and jointly prepared for individuals, corporations, financial institutions, pension funds, and other real estate-oriented investors, appraisal reports and market and feasibility studies concerning properties throughout the United States. In conjunction with appraisals, Mr. Baltakis has been qualified as an Expert Witness in the States of Colorado and Utah.

From July 1989 to February 1995, in addition to personally preparing and jointly participating in real estate appraisals, and market and feasibility studies, Mr. Baltakis was the manager of the Rocky Mountain Regional Office of Joseph J. Blake and Associates, Inc. Responsibilities included those typical within a management role of an appraisal office, with particular emphasis on appraisal review and education of staff personnel.

PROFESSIONAL ASSOCIATIONS

      -     Member of Appraisal Institute (MAI), Certificate #8182

      -     Member of Appraisal Institute Experience Review Panel

      -     Member of Appraisal Institute Ethics and Counseling Regional Panel

      -     Urban Land Institute

      -     Apartment Association of Metro Denver

      -     National Apartment Association

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TIMOTHY E. BALTAKIS, MAI (CONT.)                                        DIRECTOR

STATE LICENSING

      -     State of Colorado, Certified General Appraiser, License #CG00001732

      -     State of Arizona, Certified General Appraiser, License #30468

      -     State of New Mexico, Certified Appraiser, License #00232-G

ADVANCED EDUCATION

      1980 - University of Florida
             BA in Business Administration
             Major: Real Estate
             Minor: Finance

      RECENT APPRAISAL & RELATED EDUCATION

      05/03 - Market Analysis/Highest and Best Use
      12/02 - Standards of Professional Practice (Part C)
      08/01 - Senior Housing and Care Properties
      08/01 - Appraisal Review
      08/01 - Colorado Assessment Process
      12/00 - Appraisal Standards & Ethics Update
      11/00 - Multifamily Accelerated Processing (HUD)
      05/00 - Foreclosure
      04/00 - HUD MAP Training
      04/00 - Property Inspection
      03/99 - Rates, Ratios and Reasonableness
      03/98 - Internet Search Strategies
      10/97 - Standards of Professional Practice (Part C)
      05/97 - Property Management
      04/97 - Real Estate Finance
      03/97 - Standards of Professional Practice (Part A)
      09/96 - Litigation Skills
      10/94 - Appraisal Office Management
      07/94 - Commercial Real Estate Investment and Analysis
      06/94 - Limited Appraisals and Appraisal Reporting Options
      11/93 - DCF Analysis

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JESSIE SALAZAR                                                           ANALYST

EMPLOYMENT HISTORY:

      April 2004 - Present              INTEGRA REALTY RESOURCES - DENVER
                                        Denver, Colorado
                                        Analyst

      July 1998 - May 2003              CoStar Realty Information
                                        Denver, Colorado
                                        Support Consultant/Trainer

      May 1995 - July 1998              Grubb & Ellis - Denver
                                        Denver, Colorado
                                        Analyst

      February 1992 - May 1995          Diversified Real Estate Information
                                        dba DRESCO
                                        Denver, Colorado
                                        Analyst

PROFESSIONAL EXPERIENCE:

Jessie Salazar has over 12 years of experience in all collecting, analyzing commercial real estate, including but not limited to land.

STATE LICENSING

      -     State of Colorado Registered Appraiser #AR1318506

APPRAISAL AND RELATED COURSES

      Colorado Real Estate Law
      Uniform Standards of Professional Appraisal Practice

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                INTEGRA REALTY RESOURCES, INC. CORPORATE PROFILE

Integra Realty Resources, Inc. is the largest property valuation and counseling firm in the United States, with 50 offices in 30 states. Integra was created for the purpose of combining the intimate knowledge of well-established local offices with the powerful resources and capabilities of a national company. Integra's local offices have an average of 20 years of service in the local market. A Managing Director, with an average of 25 years of local market valuation and counseling experience, leads each office.

Integra Realty Resources, Inc. has 130 professionals who hold the Appraisal Institute's MAI designation, of which 26 are CRE members of The Counselors of Real Estate. In addition to having expertise in the standard commercial property types, the firm has an extensive track record in specialty property classes including regional malls, hotels, health care facilities, golf courses, and pipeline rights-of-way. Integra also has a wealth of experience in market and feasibility studies, property tax consulting, litigation support, and machinery and equipment and business valuation.

A listing of Integra's local offices and their Managing Directors follows:

ATLANTA, GAI-J. Carl Schultz, Jr., MAI, SRA, CRE
ATLANTIC COASTI NJ-Anthony S. Graziano, MAI, CRE
AUSTIN, TX-Randy A. Williams, MAI
BALTIMORE, MD-Patrick C. Kerr, MAI, SRA
BOSTON, MA-David L. Gary, MAI, SRA, CRE
CHARLOTTE, NC-Fitzhugh L. Stout, MAI, CRE
CHICAGO, IL-Gary K. DeClark, MAI, CRE
CHICAGO, IL-Jeffrey G. Pelegrin, MAI
CINCINNATI, OH-Gary S. Wright, MAI, SRA
COLUMBIA, SC-Michael B. Dodds, MAI, CCIM
COLUMBUS, OH-Eric E. Belfrage, MAI, CRE, ISHC
DALLAS, TX-Mark R. Lamb, MAI, CPA
DAYTON, OH-Mark L. Middleton, MAI, SRA
DENVER, CO-Brad A. Weiman, MAI
DETROIT, MI-Anthony Sanna, MAI
FORT WORTH, TX-Donald J. Sherwood, MAI
GREENVILLE, SC-Michael B. Dodds, MAI, CCIM
HARTFORD, CT-Mark F. Bates, MAI, CRE
HOUSTON, TX-David R. Dominy, MAI
INDIANAPOLIS, IN-Michael C. Lady, MAI, SRA, CCIM
KANSAS CITY, MO/KS-Kevin K. Nunnink, MAI
LAS VEGAS, NV-Shelli L. Lowe, MAI, SRA
LOS ANGELES, CA-John G. Ellis, MAI
LOUISVILLE, KY-George M. Chapman, MAI, SRA, CRE
MEMPHIS, TN-J. Walter Allen, MAI
MIAMI, FL-Michael Y. Cannon, MAI, SRA, CRE
MILWAUKEE, WI-Sean Reilly, MAI
MINNEAPOLIS, MN-Michael F. Amundson, MAI, CCIM
MORGANTOWN, WV-Thomas A. Motta, MAI, CRE
NAPLES, FL-Julian Stokes, MAI, CRE, CCIM
NASHVILLE, TN-R. Paul Perutelli, MAI, SRA
NEW YORK, NY-Raymond T. Cirz, MAI, CRE,
   Dov E. Goldman, MAI, CRE
NORTHERN NJ-Barry J. Krauser, MAI, CRE
ORANGE COUNTY, CA-Larry D. Webb, MAI
ORLANDO, FL-Charles J. Lentz, MAI
PHILADELPHIA, PA-Joseph D. Pasquarella, MAI, CRE
PHOENIX, AZ-Walter Winius, Jr., MAI, CRE
PITTSBURGH, PA-Paul D. Griffith, MAI
PORTLAND, OR-Brian A. Glanville, MAI, CRE
PROVIDENCE, RI-Gerard H. McDonough, MAI
RICHMOND, VA-Robert E. Coles, MAI, CRE
SACRAMENTO, CA-Scott Beebe, MAI
SAN ANTONIO, TX-Martyn C. Glen, MAI, CRE, FRICS
SAN DIEGO, CA-Lance W. Dore, MAI
SAN FRANCISCO, CA-Jan Kleczewski, MAI
SAVANNAH, GA-J. Carl Schultz, Jr., MAI, SRA, CRE
SEATTLE, WA-Allen N. Safer, MAI
TAMPA, FL-Bradford L. Johnson, MAI
TULSA, OK-Robert E. Gray, MAI
WASHINGTON, DC-Patrick C. Kerr, MAI, SRA

                                CORPORATE OFFICE
                         Kevin K. Nunnink, MAI, Chairman
                      Raymond T. Cirz, MAI, CRE, President
                       George G. Ward, MAI, Vice President
               3 Park Avenue, 39th Floor, New York, NY 10016-5902
          P: (212) 255-7858; F: (646) 424-1869; E-Mail: Integra@irr.com
                           Website: http://www.irr.com